Filed pursuant to Rule 424(b)(3)
                                                Registration File No. 333-126399


Prospectus

                                 [BIONOVO LOGO]


                                51,660,722 Shares

                                  Bionovo, Inc.

                                  Common Stock


      The selling stockholders named in this prospectus are offering an aggregate of up to 51,660,722 shares of our common stock. Of these shares, 4,875,998 are issuable upon the exercise of outstanding warrants. We will not receive any of the proceeds from the sale of shares being sold by the selling stockholders, except upon exercise of the warrants.

      Our common stock is quoted on the OTC Bulletin Board under the symbol BNVI.OB. On November 24, 2006, the high and low bid prices for shares of our common stock were $1.43 and $1.32 per share, respectively.


      The selling stockholders and any broker-dealer executing sell orders on behalf of the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Commissions received by any broker-dealer may be deemed to be underwriting commissions under the Securities Act. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

                                   ----------

                  An investment in these securities involves a
                high degree of risk. Please carefully review the
               section titled "Risk Factors" beginning on page 4.

                                   ----------

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS
       HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------


                 The date of this prospectus is December 15, 2006

In considering the acquisition of the common stock described in this prospectus, you should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell, or a solicitation of an offer to buy, shares of common stock in any jurisdiction where offers and sales would be unlawful. The information contained in this prospectus is complete and accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of common stock.

                                   ----------

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----
SUMMARY..................................................................    1

THE OFFERING.............................................................    3

RISK FACTORS.............................................................    4

ORGANIZATIONAL AND FINANCING BACKGROUND..................................   14

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS........................   19

WHERE YOU CAN FIND MORE INFORMATION......................................   19

USE OF PROCEEDS..........................................................   20

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS..............   20

SELECTED FINANCIAL DATA..................................................   21

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION................   22

BUSINESS.................................................................   32

MANAGEMENT...............................................................   43

STOCK OWNERSHIP..........................................................   52

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...........................   53

PRINCIPAL AND SELLING STOCKHOLDERS.......................................   54

PLAN OF DISTRIBUTION.....................................................   63

DESCRIPTION OF SECURITIES................................................   65

SHARES ELIGIBLE FOR FUTURE SALE..........................................   71

LEGAL MATTERS............................................................   72

EXPERTS..................................................................   72

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
  FINANCIAL DISCLOSURE...................................................   72

INDEX TO CONSOLIDATED FINANCIAL INFORMATION..............................   F-1


                                   ----------

            This prospectus contains service marks, trademarks and trade names of Bionovo, Inc.

                                     SUMMARY


            You should read the following summary together with the more detailed information contained elsewhere in this prospectus, including the section titled "Risk Factors," regarding us and the common stock being sold in this offering. Unless the context otherwise requires, "Bionovo," "we," "our," "us" and similar phrases refer to Bionovo, Inc., and, unless the context otherwise indicates, our wholly-owned subsidiary, Bionovo Biopharmaceuticals, Inc.


Our Business

            We are a drug discovery and development company focusing on cancer and women's health. Our focus is on new drugs from botanical sources, as well as new chemical entity (or NCE) drug development.


            We have one drug, MF101, designed to alleviate the symptoms of menopause, currently in Phase II clinical trials that commenced in January 2006. We completed a Phase I clinical trial of a second drug, BZL101, an anti-cancer agent for breast and ovarian cancer in 2004 and have received approval from the U.S. Food and Drug Administration (or FDA) of an investigational new drug (or
IND) application to conduct a Phase II clinical trial for breast cancer. We plan to start this Phase II trial in January 2007, subject to receipt of sufficient funding. We also are in the process of preparing an IND application for a Phase I/II clinical trial of BZL101 with respect to pancreatic cancer, and are planning to submit IND applications for a Phase I/II trial of a second anti-cancer agent, AA102, and a Phase I trial for another drug, VG101, for the treatment of post-menopausal vulvar and vaginal atrophy (vaginal dryness).


Business Strategy

            Our goal is to achieve a position of sustainable leadership in the biopharmaceutical industry. Our strategy consists of the following key elements:


      o Integrate scientific discoveries with natural substances used in traditional East Asian medicine;

      o     Focus on cancer and women's health;

      o     Develop our existing product portfolio;

      o     Foster academic and industry collaborations; and

      o     Diversify application of drug candidates for extended indications.

Risks Associated with our Business

            Our business is subject to numerous risks, as more fully described in the section entitled "Risk Factors" immediately following this prospectus summary. We may be unable, for many reasons, including those that are beyond our control, to implement our current business strategy. Those reasons include delays in obtaining, or a failure to obtain, regulatory approval for our product candidates; problems that may arise under our licensing agreements and collaborative relationships; and failure to maintain and to protect our proprietary intellectual property assets, among others.


            We have a limited operating history and have incurred nearly $7.9 million in cumulative net losses from our inception in 2002 through September 30, 2006, and we expect losses to continue for at least the next several years. Our net loss for the nine months ended September 30, 2006 was approximately $3.7 million, and for the fiscal year ended December 31, 2005 was approximately $3.6 million.


            We do not anticipate generating significant revenues from sales of our products, if approved, for at least several years, if at all. All of our product candidates are in development and none has been approved by the FDA for commercial sale. We are unable to predict the extent of future losses or when we will become profitable, if at all. Even if we succeed in developing and commercializing one or more of our product candidates, we may never generate sufficient sales revenue to achieve and then sustain profitability.

Corporate History and Recent Financing Transactions

            On April 6, 2005, Bionovo Biopharmaceuticals, Inc., or Bionovo Biopharmaceuticals, completed a reverse merger transaction with Lighten Up Enterprises International, Inc., a Nevada corporation formed on January 29, 1998. Until the merger, Lighten Up Enterprises International, Inc., or Lighten Up, engaged in the development, publishing, marketing and sale of a cook book of recipes. Lighten Up discontinued these activities following the merger. Upon the closing of the merger, the directors and management of Bionovo Biopharmaceuticals became the directors and management of Lighten Up.

            On June 29, 2005, we changed our name from Lighten Up Enterprises International, Inc. to Bionovo, Inc. and changed our state of incorporation to Delaware. Bionovo Biopharmaceuticals continues as our wholly-owned, operating subsidiary.

            Bionovo Biopharmaceuticals was formed and began operation in the state of California in February 2002 and subsequently reincorporated into the state of Delaware in March 2004. Until June 29, 2005, the name of Bionovo Biopharmaceuticals was Bionovo, Inc. It changed its name to Bionovo Biopharmaceuticals, Inc. in order to facilitate our corporate name change from Lighten Up Enterprises International, Inc. to Bionovo, Inc.


            We have raised an aggregate of approximately $12.3 million in debt and equity capital. On September 30, 2004, Bionovo Biopharmaceuticals completed a bridge financing of $500,000 principal amount 6% convertible secured notes and warrants to purchase common stock resulting in gross proceeds of $500,000. On April 6, 2005, immediately prior to the closing of our reverse merger transaction, Bionovo Biopharmaceuticals completed a private placement of common stock and warrants to purchase common stock resulting in gross proceeds of $8.1 million. On May 5, 2005, we completed a private placement of common stock and warrants to purchase common stock resulting in gross proceeds of $2.1 million. During the first three calendar quarters of 2006, we received aggregate proceeds of approximately $2.2 million from the exercise of warrants issued in the April 6, 2005 and May 5, 2005 private placements.

            Since our business after the reverse merger will be that of Bionovo Biopharmaceuticals only, the information in this prospectus is that of Bionovo Biopharmaceuticals as if Bionovo Biopharmaceuticals had been the registrant for all the periods presented in this prospectus. The section entitled "Management's Discussion and Analysis or Plan of Operation" and the financial statements presented in this prospectus include financial information and financial statements of Bionovo Biopharmaceuticals prior to the reverse merger, as these provide the most relevant information for us on a continuing basis.


Corporate Information

            Our principal executive offices are located at 5858 Horton Street, Suite 375, Emeryville, California 94608, and our telephone number is (510) 601-2000. Our website is located at www.bionovo.com. Information on our website is not, and should not be considered, part of this prospectus.

                                  THE OFFERING

Common stock offered by the selling stockholders:


  Presently outstanding number of shares.........   46,784,724 shares

  Maximum number of shares that may be issued
  upon exercise of outstanding warrants..........   4,875,998 shares

  Total shares offered...........................   51,660,722 shares

Common stock outstanding.........................   51,293,474 shares(1)

Use of proceeds..................................   We will receive none of the
                                                    proceeds from the sale of
                                                    the shares by the selling
                                                    stockholders, except upon
                                                    exercise of the
                                                    warrants.

OTC Bulletin Board symbol........................   BNVI.OB


----------

(1) As of November 24, 2006. Does not include shares of our common stock that are reserved for issuance pursuant to outstanding exercisable warrants and stock options, and shares available for future issuance under our Stock Incentive Plan.


            Unless specifically stated otherwise, all information in this prospectus reflects all splits of our common stock effected prior to the date of this prospectus.

                                  RISK FACTORS

            An investment in our common stock involves a high degree of risk. You should carefully consider the following material risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.


            We operate in a rapidly changing environment that involves a number of risks, some of which are beyond our control. This discussion highlights some of the risks which may affect future operating results. These are the risks and uncertainties we believe are most important for you to consider. Additional risks and uncertainties not presently known to us, which we currently deem immaterial or which are similar to those faced by other companies in our industry or business in general, may also impair our business operations. If any of the following risks or uncertainties actually occurs, our business, financial condition and operating results would likely suffer.


                   Risks Related to Our Business and Industry


We have a history of net losses, which we expect to continue for at least several years and, as a result, we are unable to predict the extent of any future losses or when, if ever, we will become profitable or if we will be able to continue as a going concern.

            We have incurred $7.9 million in cumulative net losses from our inception in 2002 through September 30, 2006, and we expect losses to continue for the next several years. Our net loss for the three month period ended September 30, 2006 was $1,330,562. Our net loss for the nine month period ended September 30, 2006 was $3,678,638. Our net loss for the fiscal year ended December 31, 2005 was $3.6 million, and for the fiscal year ended December 31, 2004 was $0.5 million. To date, we have only recognized revenues from a technology license and we do not anticipate generating significant revenues from sales of our products, if approved, for at least several years, if at all. All of our product candidates are in development and none has been approved for commercial sale. We expect to increase our operating expenses over the next several years as we expand clinical trials for our product candidates currently in clinical development, including MF101 and BZL101, advance our other anti-cancer and women's health product candidates into clinical trials, expand our research and development activities, and seek regulatory approvals and eventually engage in commercialization activities in anticipation of potential FDA approval of our product candidates. Because of the numerous risks and uncertainties associated with developing our product candidates and their potential for commercialization, we are unable to predict the extent of any future losses or when we will become profitable, if at all. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. If we are unable to achieve and sustain profitability, the market value of our common stock will likely decline and we may not be able to continue as a going concern.

Our independent public accounting firm included a "going concern" explanatory paragraph in its audit report included in the annual report for the year ended December 31, 2005 raising doubt about our ability to continue as a going concern.

            A "going concern" explanatory paragraph was included by our independent public accounting firm for the year ended December 31, 2005, as a result of the risk surrounding our ability to continue in existence as a development stage company with nominal revenues and recurring net losses. These conditions raise substantial doubt about our ability to continue as a going concern.


We have a limited operating history and are considered a development stage company.

            We are considered a development stage company for accounting purposes because we have not generated any material revenues to date. Accordingly, we have limited relevant operating history upon which an evaluation of our performance and prospects can be made. We are subject to all of the business risks associated with a new enterprise, including, but not limited to, risks of unforeseen capital requirements, failure of market acceptance, failure to establish business relationships and competitive disadvantages as against larger and more established companies.

Our product development and commercialization involves a number of uncertainties, and we may never generate sufficient revenues from the sale of potential products to become profitable.

            We have generated no significant revenues to date. To generate revenue and to achieve profitability, we must successfully develop, clinically test, market and sell our potential products. Even if we generate revenue and successfully achieve profitability, we cannot predict the level of that profitability or whether it will be sustainable. We expect that our operating results will fluctuate from period to period as a result of differences in when we incur expenses and receive revenues from sales of our potential products, collaborative arrangements and other sources. Some of these fluctuations may be significant.

            All of our products in development will require extensive additional development, including preclinical testing and human studies, as well as regulatory approvals, before we can market them. We cannot predict if or when any of the products we are developing or those being co-developed with us will be approved for marketing. There are many reasons that we or our collaborative partners may fail in our efforts to develop our potential products, including the possibility that:

      o preclinical testing or human studies may show that our potential products are ineffective or cause harmful side effects;

      o the products may fail to receive necessary regulatory approvals from the FDA or foreign authorities in a timely manner, or at all;

      o the products, if approved, may not be produced in commercial quantities or at reasonable costs;

      o the potential products, once approved, may not achieve commercial acceptance;

      o regulatory or governmental authorities may apply restrictions to our potential products, which could adversely affect their commercial success; or

      o the proprietary rights of other parties may prevent us or our partners from marketing our potential products.

We intend to build marketing and sales capabilities in the United States and eventually internationally which is an expensive and time-consuming process and may increase our losses.

            Developing the sales force to market and sell our potential products is a difficult, expensive and time-consuming process. In addition to developing a sales force within our company, we will likely rely on third-party distributors to distribute our potential products. The distributors would be responsible for providing many marketing support services, including customer service, order entry, shipping and billing and customer reimbursement assistance. Our anticipated reliance on these third parties means our results may suffer if any of them are unsuccessful or fail to perform as expected. We may not be able to build sales and marketing capabilities sufficient to successfully commercialize our potential products in the territories where they receive marketing approval.

Our drug development programs will require substantial additional future funding which could hurt our operational and financial condition.

            Our drug development programs require substantial additional capital to successfully complete them, arising from costs to:

      o     conduct research, preclinical testing and human studies;

      o establish pilot scale and commercial scale manufacturing processes and facilities; and

      o establish and develop quality control, regulatory, marketing, sales and administrative capabilities to support these programs.

            Our future operating and capital needs will depend on many factors, including:

      o the pace of scientific progress in our research and development programs and the magnitude of these programs;

      o     the scope and results of preclinical testing and human studies;

      o     the time and costs involved in obtaining regulatory approvals;

      o the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims;

      o     competing technological and market developments;

      o     our ability to establish additional collaborations;

      o     changes in our existing collaborations;

      o     the cost of manufacturing scale-up; and

      o     the effectiveness of our commercialization activities.

            We base our outlook regarding the need for funds on many uncertain variables. Such uncertainties include regulatory approvals, the timing of events outside our direct control such as negotiations with potential strategic partners and other factors. Any of these uncertain events can significantly change our cash requirements as they determine such one-time events as the receipt of major milestones and other payments.

            If additional funds are required to support our operations and we are unable to obtain them on favorable terms, we may be required to cease or reduce further development or commercialization of our potential products, to sell some or all of our technology or assets or to merge with another entity.

Our potential products face significant regulatory hurdles prior to marketing which could delay or prevent sales.

            Before we obtain the approvals necessary to sell any of our potential products, we must show through preclinical studies and human testing that each potential product is safe and effective. We have a number of products moving toward or currently in clinical trials. Failure to show any potential product's safety and effectiveness would delay or prevent regulatory approval of the product and could adversely affect our business. The clinical trials process is complex and uncertain. The results of preclinical studies and initial clinical trials may not necessarily predict the results from later large-scale clinical trials. In addition, clinical trials may not demonstrate a potential product's safety and effectiveness to the satisfaction of the regulatory authorities. A number of companies have suffered significant setbacks in advanced clinical trials or in seeking regulatory approvals, despite promising results in earlier trials.

            The rate at which we complete our clinical trials depends on many factors, including our ability to obtain adequate supplies of the potential products to be tested and patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites and the eligibility criteria for the trial. Delays in patient enrollment may result in increased costs and longer development times. In addition, our collaborative partners may have rights to control product development and clinical programs for products developed under the collaborations. As a result, these collaborators may conduct these programs more slowly or in a different manner than we had expected. Even if clinical trials are completed, we or our collaborative partners still may not apply for FDA approval in a timely manner or the FDA still may not grant approval.

            In addition, the manufacturing and marketing of approved potential products is subject to extensive government regulation, including by the FDA, DEA and state and other territorial authorities. The FDA administers processes to assure that marketed products are safe, effective, consistently uniform, of high quality and marketed only for approved indications. Failure to comply with applicable regulatory requirements can result in sanctions up to the suspension of regulatory approval as well as civil and criminal sanctions.

Failure to obtain regulatory approvals in foreign jurisdictions would prevent us from marketing our products internationally.

            We intend to have our product candidates marketed outside the United States. In order to market products in the European Union, Asia and many other non-U.S. jurisdictions, we must obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. We may be unable to file for regulatory approvals and may not receive necessary approvals to commercialize our products in any market. The approval procedure varies among countries and can involve additional and costly clinical testing and data review. The time required to obtain approval may differ from that required to obtain FDA approval. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval, including approval of delivery devices for our product candidates. We may not obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory agencies in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory agencies in other foreign countries or by the FDA. The failure to obtain these approvals could harm our business and result in decreased revenues.

Our products, if and when any of them are approved, could be subject to restrictions or withdrawal from the market and we may be subject to penalties if we fail to comply with regulatory requirements, or if such products exhibit unacceptable problems.

            Any product for which we obtain marketing approval, together with the manufacturing processes, and advertising and promotional activities for such product, will be subject to continued regulation by the FDA and other regulatory agencies. Even if regulatory approval of a product is granted, the approval may be subject to limitations on the uses for which the product may be marketed or to the conditions of approval, or contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product. Any adverse effects observed after the approval and marketing of a product candidate could result in the withdrawal of any approved products from the marketplace. Absence of long-term safety data may also limit the approved uses of our products, if any, to short-term use. Later discovery of previously unknown problems with our products or their manufacture, or failure to comply with regulatory requirements, may result in:

      o     restrictions on such products or manufacturing processes;

      o     withdrawal of the products from the market;

      o     voluntary or mandatory recalls;

      o     fines;

      o     suspension of regulatory approvals;

      o     product seizures; or

      o     injunctions or the imposition of civil or criminal penalties.

            If we are slow to adapt, or unable to adapt, to changes in existing regulatory requirements or adoption of new regulatory requirements or policies, we may lose marketing approval for them when and if any of them are approved, resulting in decreased revenue from milestones, product sales or royalties.

If our competitors develop and market products that are more effective than our existing product candidates or any products that we may develop, or if they obtain marketing approval for their products before we do, our commercial opportunity will be reduced or eliminated.

            The pharmaceutical and biotechnology industry is highly competitive. Pharmaceutical and biotechnology companies are under increasing pressure to develop new products, particularly in view of lengthy product development and regulatory timelines, expiration of patent protection and recent setbacks experienced by several products previously approved for marketing. We compete with many companies that are developing therapies for the treatment of cancer and the symptoms of menopause. Several companies are developing products with technologies that are similar to ours. We also face competition in the field of cancer treatment and therapies for the symptoms of menopause from academic institutions and governmental agencies. Many of our competitors may have greater financial and human resources or more experience in research and development than we have, or both, and they may have established sales, marketing and distribution capabilities. If we or our collaborators receive regulatory approvals for our product candidates, some of our products will compete with well-established, FDA-approved therapies that have generated substantial sales over a number of years. In addition, we will face competition based on many different factors, including:

      o     the safety and effectiveness of our products;

      o     the timing and scope of regulatory approvals for these products;

      o the availability and cost of manufacturing, marketing and sales capabilities;

      o     the effectiveness of our marketing and sales capabilities;

      o     the price of our products;

      o     the availability and amount of third-party reimbursement; and

      o     the strength of our patent position.

            We also anticipate that we will face increased competition in the future as new companies enter our target markets and scientific developments surrounding cancer therapies and drugs for menopause continue to accelerate. Competitors may develop more effective or more affordable products, or may achieve patent protection or commercialize products before us or our collaborators. In addition, the health care industry is characterized by rapid technological change. New product introductions, technological advancements, or changes in the standard of care for our target diseases could make some or all of our products obsolete.

            Our lead product candidate for metastatic breast cancer, BZL101, may be used for patients with either hormone receptor positive or negative tumors, and is designed for use in both premenopausal and postmenopausal patients and patients who are both HER2 positive and negative. "HER2" is a gene that codes for an epidermal growth factor receptor that is over expressed in a significant portion of women diagnosed with breast cancer and the over expression of this gene is associated with a poorer medical prognosis, such as lower survival rates and increased recurrence of breast cancer. Those patients where the HER2 gene is over expressed are HER2 positive and those where the gene is not over expressed are HER2 negative. Accordingly, it can be expected to compete with most forms of current therapies for metastatic breast cancer, including hormonal therapy, chemotherapy or biologic therapy. Below is a summary of commonly used drug therapies for the treatment of metastatic breast cancer and the pharmaceutical companies that distribute them. Each of these companies would compete directly with us relative to BZL101.

       Therapy            Drug        Pharmaceutical Company
----------------------   ----------   ----------------------
Hormonal Therapy         Nolvadex     AstraZeneca
                         Faslodex     AstraZeneca
                         Arimidex     AstraZeneca
                         Femara       Novartis
                         Aromasin     Pfizer

Chemotherapy             Abraxane     Abraxis
                         Adriamycin   Pharmacia
                         Adrucil      SP Pharmaceuticals
                         Cytoxan      Baxter
                         Ellence      Pfizer
                         Gemzar       Eli Lilly
                         Maxtrex      Pharmacia
                         Mutamycin    Faulding DBL
                         Navelbine    Pierre Fabre
                         Taxol        Bristol-Myers Squibb
                         Taxotere     Aventis
                         Velban       Eli Lilly

Biologic Agent Therapy   Herceptin    Genentech

            While we are developing BZL101 to minimize many of the adverse side effects associated with the above breast cancer treatments and further clinical testing has yet to be completed, certain of the above drug therapies may have advantages relative to BZL101. These advantages include: lower pricing, greater efficacy and reduced toxicity.

            Our lead product candidate for the treatment of menopausal symptoms, MF101, would be expected to compete with postmenopausal hormone replacement therapy which has been the primary treatment of menopausal symptoms such as hot flashes. Leading hormonal agents include Premarin and Prempro by Wyeth Pharmaceuticals, Cenestin, Estradiol (generic) and Medroxy-Progesterone Acetate by Barr Pharmaceuticals, and Ogen, Provera and Estring by Pfizer. In addition, MF101 may be expected to compete with newer generation anti-depressants used to treat hot flash frequency, such as venlafaxine by Wyeth, fluoxetine by Eli Lilly and paroxetine by Glaxo Smith Kline. The makers of these hormonal agents would compete directly with us relative to MF101.

            While we are developing MF101 to minimize many of the risks associated with long-term use of HRT indicated in recent studies and further clinical testing has yet to be completed, certain hormone replacement therapies may have advantages relative to MF 101. These advantages include: lower pricing, greater efficacy and reduced toxicity.

We will face uncertainty in any commercialization of our product candidates relating to coverage, pricing and reimbursement due to health care reform and heightened scrutiny from third-party payers, which may make it difficult or impossible to sell our product candidates on commercially reasonable terms.

         Sales of prescription drugs depend significantly on access to the formularies, or lists of approved prescription drugs, of third-party payers such as government and private insurance plans, as well as the availability of reimbursement to the consumer from these third party payers. These third party payers frequently require drug companies to provide predetermined discounts from list prices, and they are increasingly challenging the prices charged for medical products and services. Our potential products may not be considered cost-effective, may not be added to formularies and reimbursement to the consumer may not be available or sufficient to allow us to sell our potential products on a competitive basis.

         In addition, the efforts of governments and third-party payers to contain or reduce the cost of health care will continue to affect the business and financial condition of drug companies such as us. A number of legislative and regulatory proposals to change the health care system have been discussed in recent years, including price caps and controls for pharmaceuticals. These proposals could reduce and/or cap the prices for our potential products or reduce government reimbursement rates for such products. In addition, an increasing emphasis on managed care in the United States has and will continue to increase pressure on drug pricing. We cannot predict whether legislative or regulatory proposals will be adopted or what effect those proposals or managed care efforts may have on our business. The announcement and/or adoption of such proposals or efforts could adversely affect our business.

We expect to rely heavily on collaborative relationships and termination of any of these programs could reduce the financial resources available to us, including research funding and milestone payments.

            Our strategy for developing and commercializing many of our potential products, including products aimed at larger markets, includes entering into collaborations with corporate partners, licensors, licensees and others. These collaborations will provide us with funding and research and development resources for potential products. These agreements also will give our collaborative partners significant discretion when deciding whether or not to pursue any development program. Our collaborations may not be successful.

            In addition, our collaborators may develop drugs, either alone or with others, that compete with the types of drugs they currently are developing with us. This would result in less support and increased competition for our programs. If any of our collaborative partners breach or terminate their agreements with us or otherwise fail to conduct their collaborative activities successfully, our product development under these agreements will be delayed or terminated.

            We may have disputes in the future with our collaborators, including disputes concerning who owns the rights to any technology developed. These and other possible disagreements between us and our collaborators could delay our ability and the ability of our collaborators to achieve milestones or our receipt of other payments. In addition, any disagreements could delay, interrupt or terminate the collaborative research, development and commercialization of certain potential products, or could result in litigation or arbitration. The occurrence of any of these problems could be time-consuming and expensive and could adversely affect our business.

            Currently, we have a collaborative relationship with United Biotech Corporation (or UBC), an affiliate company of Maywufa Enterprise Group, under a Licensing & Technology Transfer Agreement. We have licensed to UBC the right to seek investigational new drug licenses and conduct clinical trials of MF101 and BZL101, and to market either such product in Taiwan if approved by the Taiwan Department of Health (or DOH). The licensing agreement may be terminated if the Taiwan DOH or other applicable Taiwan governmental authority rejects the application to sell either product candidate, and for breach by or winding up of a party. Because UBC bears the material expenses to develop these product candidates in Taiwan, termination of the licensing agreement would require us to either fund development activities in Taiwan directly and thus incur significant expense, or seek another collaborative relationship where development expenses of MF101 and BZL101 in Taiwan would be borne by a third party in exchange for marketing rights in that territory. There is no assurance that a suitable alternative third party would be identified, and even if identified, there is no assurance that the terms of any new relationship would be commercially acceptable to us.

Failure to secure patents and other proprietary rights or challenges to those patents and rights may significantly hurt our business.

            Our success will depend on our ability to obtain and maintain patents and proprietary rights for our potential products and to avoid infringing the proprietary rights of others, both in the United States and in foreign countries. Patents may not be issued from any of these applications currently on file, or, if issued, may not provide sufficient protection.


            To date, we have filed four patent applications with the United States Patent and Trademark Office and one patent application with the Taiwan Intellectual Property Office. Our patent position, like that of many pharmaceutical companies, is uncertain and involves complex legal and technical questions for which important legal principles are unresolved. We may not develop or obtain rights to products or processes that are patentable. Even if we do obtain patents, they may not adequately protect the technology we own or have licensed. In addition, others may challenge, seek to invalidate, infringe or circumvent any patents we own or license, and rights we receive under those patents may not provide competitive advantages to us.


            Several drug companies and research and academic institutions have developed technologies, filed patent applications or received patents for technologies that may be related to our business. In addition, we may not be aware of all patents or patent applications that may impact our ability to make, use or sell any of our potential products. For example, US patent applications may be kept confidential while pending in the Patent and Trademark Office and patent applications filed in foreign countries are often first published six months or more after filing. Any conflicts resulting from the patent rights of others could limit our ability to obtain meaningful patent protection. If other companies obtain patents with conflicting claims, we may be required to obtain licenses to those patents or to develop or obtain alternative technology. We may not be able to obtain any such licenses on acceptable terms, or at all. Any failure to obtain such licenses could delay or prevent us from pursuing the development or commercialization of our potential products.

            We may also need to initiate litigation, which could be time-consuming and expensive, to enforce our proprietary rights or to determine the scope and validity of others' rights. If any of our competitors have filed patent applications in the United States which claim technology we also have invented, the Patent and Trademark Office may require us to participate in expensive interference proceedings to determine who has the right to a patent for the technology.

If third parties successfully assert that we have infringed their patents and proprietary rights or challenge the validity of our patents and proprietary rights, we may become involved in intellectual property disputes and litigation that would be costly, time consuming, and delay or prevent the development of our product candidates.

            The manufacture, use or sale of our potential products may infringe the patent rights of others. Any litigation to determine the scope and validity of such third party patent rights would be time consuming and expensive. If we are found to infringe on the patent or intellectual property rights of others, we may be required to pay damages, stop the infringing activity or obtain licenses covering the patents or other intellectual property in order to use, manufacture or sell our products. Any required license may not be available to us on acceptable terms or at all. If we succeed in obtaining these licenses, payments under these licenses would reduce any earnings from our products. In addition, some licenses may be non-exclusive and, accordingly, our competitors may have access to the same technology as that which is licensed to us. If we fail to obtain a required license or are unable to alter the design of our product candidates to make the licenses unnecessary, we may be unable to commercialize one or more of them, which could significantly affect our ability to achieve, sustain or grow our commercial business.

If we are unable to protect our trade secrets, we may be unable to protect our interests in proprietary know-how that is not patentable or for which we have elected not to seek patent protection.

            In an effort to protect our unpatented proprietary technology, processes and know-how, we require our employees, consultants, collaborators and advisors to execute confidentiality agreements. These agreements, however, may not provide us with adequate protection against improper use or disclosure of confidential information. These agreements may be breached, and we may not become aware of, or have adequate remedies in the event of, any such breach. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants, collaborators or advisors have previous employment or consulting relationships. Also, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets.

There is a substantial risk of product liability claims in our business. If we are unable to obtain sufficient insurance, a product liability claim against us could adversely affect our business.

            We face an inherent risk of product liability exposure related to the testing of our product candidates in human clinical trials and will face even greater risks upon any commercialization by us of our product candidates. We have product liability insurance covering our clinical trials in the amount of $5 million, which we currently believe is adequate to cover any product liability exposure we may have. Clinical trial and product liability insurance is becoming increasingly expensive. As a result, we may be unable to obtain sufficient insurance or increase our existing coverage at a reasonable cost to protect us against losses that could have a material adverse effect on our business. An individual may bring a product liability claim against us if one of our products or product candidates causes, or is claimed to have caused, an injury or is found to be unsuitable for consumer use. Any product liability claim brought against us, with or without merit, could result in:

      o liabilities that substantially exceed our product liability insurance, which we would then be required to pay from other sources, if available;

      o an increase of our product liability insurance rates or the inability to maintain insurance coverage in the future on acceptable terms, or at all;

      o     withdrawal of clinical trial volunteers or patients;

      o damage to our reputation and the reputation of our products, resulting in lower sales;

      o regulatory investigations that could require costly recalls or product modifications;

      o     litigation costs; and

      o     the diversion of management's attention from managing our business.

Our product candidates may have difficulties with market acceptance even after FDA approval.

            To date, there are no botanical drugs that have received FDA approval and therefore it is difficult to speculate how drugs derived from botanical extracts will be accepted by physicians, patients, third party payers and members of formulary committees who compile the list of medications included in health plans and hospital formularies. Moreover, physicians rely on peer reviewed medical journals as a primary source of information for evidence based medicine. If results of our clinical trials are not published in widely distributed, peer reviewed medical journals, our products may not be widely accepted by the medical community.

            Even if we receive regulatory approvals for the commercial sale of our product candidates, the commercial success of these products will depend on, among other things, their acceptance by physicians, patients, third-party payers and other members of the medical community as a therapeutic and cost-effective alternative to competing products and treatments. If our product candidates fail to gain market acceptance, we may be unable to earn sufficient revenue to continue our business. Market acceptance of, and demand for, any product candidate that we may develop and commercialize will depend on many factors, including:

      o     our ability to provide acceptable evidence of safety and efficacy;

      o     the prevalence and severity of side effects or other reactions;

      o     the convenience and ease of use;

      o availability, relative cost and relative efficacy of alternative and competing products and treatments;

      o     the effectiveness of our marketing and distribution strategy;

      o the publicity concerning our products or competing products and treatments; and

      o our ability to obtain third-party insurance coverage and adequate payment levels.

            If our product candidates do not become widely accepted by physicians, patients, third-party payers and other members of the medical community, it is unlikely that we will ever become profitable.

Claims relating to any improper handling, storage or disposal of biological and hazardous materials by us could be time-consuming and costly.

            Our research and development activities in our Denver, Colorado and Emeryville, California facilities involve the controlled storage, use and disposal of hazardous materials. We are subject to government regulations relating to the use, manufacture, storage, handling and disposal of hazardous materials and waste products. Although we believe that our safety procedures for handling and disposing of these hazardous materials comply with the standards prescribed by applicable laws and regulations, the risk of accidental contamination or injury from hazardous materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages that result or we could be penalized with fines, and any liability could exceed the limits of or fall outside our insurance coverage. We may not be able to maintain insurance on acceptable terms, or at all. Further, we could be required to incur significant costs to comply with current or future environmental laws and regulations.

Because we have limited manufacturing experience, we depend on third-party manufacturers to manufacture product candidates for us. If we cannot rely on third-party manufacturers, we will be required to incur significant costs and devote significant efforts to establish our own manufacturing facilities and capabilities.

            We do not have any manufacturing experience, nor do we have any manufacturing facilities. We currently rely upon third-party manufacturers to manufacture all clinical quantities of our product candidates. We depend on these third-party manufacturers to perform their obligations in a timely manner and in accordance with applicable governmental regulations. Our third-party manufacturers may encounter difficulties with meeting our requirements, including problems involving:

      o     inconsistent production yields;

      o     poor quality control and assurance or inadequate process controls;
            and

      o lack of compliance with regulations set forth by the FDA or other foreign regulatory agencies.

            These contract manufacturers may not be able to manufacture our product candidates at a cost or in quantities necessary to make them commercially viable. We also have no control over whether third-party manufacturers breach their agreements with us or whether they may terminate or decline to renew agreements with us. To date, our third party manufacturers have met our manufacturing requirements, but we cannot assure you that they will continue to do so. Furthermore, changes in the manufacturing process or procedure, including a change in the location where the drug is manufactured or a change of a third-party manufacturer, may require prior FDA review and approval in accordance with the FDA's current Good Manufacturing Practices, or cGMPs. There are comparable foreign requirements. This review may be costly and time-consuming and could delay or prevent the launch of a product. The FDA or similar foreign regulatory agencies at any time may also implement new standards, or change their interpretation and enforcement of existing standards for manufacture, packaging or testing of products. If we or our contract manufacturers are unable to comply, we or they may be subject to regulatory action, civil actions or penalties.

            If we are unable to enter into agreements with additional manufacturers on commercially reasonable terms, or if there is poor manufacturing performance on the part of our third party manufacturers, we may not be able to complete development of, or market, our product candidates.

If we lose the services of our co-founders who serve as directors and officers of our company, our operations could be disrupted and our business could be harmed.

            Our business plan relies significantly on the continued services of our co-founders, Isaac Cohen and Mary Tagliaferri. If we were to lose the services of one or both of them, our ability to continue to execute our business plan could be materially impaired. In addition, while we have employment agreements with Mr. Cohen and Dr. Tagliaferri, the agreements would not prevent either of them from terminating their employment with us. Neither Mr. Cohen nor Dr. Tagliaferri have indicated they intend to leave our company, and we are not aware of any facts or circumstances that suggest either of them might leave us.

                        Risks Related to Our Common Stock


Volatility of our stock price could adversely affect stockholders.

            The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control, including the following:


            o the results of research or development testing of our or our competitors' products;

            o     technological innovations related to diseases we are studying;

            o     new commercial products introduced by our competitors;

            o     government regulation of our industry;

            o     receipt of regulatory approvals by our competitors;

            o our failure to receive regulatory approvals for products under development;

            o     developments concerning proprietary rights; or

            o     litigation or public concern about the safety of our products.

            The stock market in general has recently experienced extreme price and volume fluctuations. In particular, market prices of securities of drug development companies have experienced fluctuations that often have been unrelated or disproportionate to the operating results of these companies. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. Price volatility might be worse if the trading volume of our common stock is low.

Our common stock is considered "a penny stock" and may be difficult to sell.

            The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. As the market price of our common stock has been less than $5.00 per share, our common stock is considered a "penny stock" according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares. In addition, since our common stock is currently traded on the NASDAQ's OTC Bulletin Board, investors may find it difficult to obtain accurate quotations for our common stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

Our principal stockholders have significant voting power and may take actions that may not be in the best interest of other stockholders.


            Our officers, directors and principal stockholders control approximately 40% of our currently outstanding common stock. If these stockholders act together, they may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our stockholders.


Provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

            Provisions of our certificate of incorporation, bylaws and provisions of applicable Delaware law may discourage, delay or prevent a merger or other change in control that a stockholder may consider favorable. Pursuant to our certificate of incorporation, our board of directors may issue additional shares of common or preferred stock. Any additional issuance of common stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management. Specifically, if in the due exercise of his/her or its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, shares could be issued by our board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

      o diluting the voting or other rights of the proposed acquirer or insurgent stockholder group,

      o putting a substantial voting block in institutional or other hands that might undertake to support the incumbent board of directors, or

      o effecting an acquisition that might complicate or preclude the takeover.

            Our certificate of incorporation also allows our board of directors to fix the number of directors in the by-laws. Cumulative voting in the election of directors is specifically denied in our certificate of incorporation. The effect of these provisions may be to delay or prevent a tender offer or takeover attempt that a stockholder may determine to be in his, her or its best interest, including attempts that might result in a premium over the market price for the shares held by the stockholders.

            We also are subject to Section 203 of the Delaware General Corporation Law. In general, these provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless the transaction in which the person became an interested stockholder is approved in a manner presented in Section 203 of the Delaware General Corporation Law. Generally, a "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years, did own, 15% or more of a corporation's voting stock. This statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

We do not anticipate paying cash dividends for the foreseeable future, and therefore investors should not buy our stock if they wish to receive cash dividends.

            We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

A significant number of our shares will be eligible for sale and their sale or potential sale may depress the market price of our common stock.


            Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. This prospectus covers 46,784,724 issued and outstanding shares of our common stock, which represents approximately 92% of our currently outstanding shares of our common stock. As additional shares of our common stock become available for resale in the public market pursuant to this offering, and otherwise, the supply of our common stock will increase, which could decrease its price. Some or all of the shares of common stock may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for our shares of common stock. In general, a person who has held restricted shares for a period of one year may, upon filing with the SEC a notification on Form 144, sell into the market common stock in an amount equal to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once each three months, and any of the restricted shares may be sold by a non-affiliate after they have been held two years.

We are exposed to the impact of interest rate changes and changes in the market values of our investments.

            Our exposure to market rate risk for changes in interest rates relates primarily to our investment portfolio. We have not used derivative financial instruments in our investment portfolio. We invest our excess cash in debt instruments of the United States Government and its agencies, and in high-quality corporate issuers that, by policy, limit the amount of credit exposure to any one issuer. We protect and preserve our invested funds by limiting default, market and reinvestment risk. Investments in both fixed rate and floating rate interest earning instruments carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall. Due in part to these factors, our future investment income may fall short of expectations due to changes in interest rates, or we may suffer losses in principal if forced to sell securities that have declined in market value due to changes in interest rates.


                     ORGANIZATIONAL AND FINANCING BACKGROUND

Merger with Lighten Up Enterprises International

            On April 6, 2005, we completed the merger of LTUP Acquisition Corp., a Delaware corporation and our newly-created, wholly-owned subsidiary, with and into Bionovo Biopharmaceuticals, Inc., with Bionovo Biopharmaceuticals surviving as our wholly-owned subsidiary. The merger was consummated under Delaware law and pursuant to an agreement of merger and plan of reorganization, or Merger Agreement, dated April 6, 2005.


            In connection with the merger, 19,975,000 and 1,065,000 shares of Lighten Up's common stock owned, respectively, by Mary E. Ross, our sole director and executive officer immediately prior to the merger, and Gary Lewis, a former director and executive officer, were repurchased by Lighten Up in consideration of the sale by Lighten Up of its historical cook book business to Ms. Ross. These stockholders' shares were cancelled and as a result, there were 4,000,000 shares of Lighten Up's common stock remaining outstanding prior to the merger. We determined that such 21,040,000 shares of common stock had nominal value based on their restricted share status, the historical market price and trading volume of the common stock and the nominal value of the cook book asset, and accordingly did not recognize any gain or loss on the disposition of the cook book business.


            Pursuant to the Merger Agreement, stockholders of Bionovo Biopharmaceuticals received one share of Lighten Up common stock for each share of Bionovo Biopharmaceuticals common stock in the merger. At closing of the merger, we issued 37,842,448 shares of our common stock to the former stockholders of Bionovo Biopharmaceuticals, which included the investors in Bionovo Biopharmaceuticals' private placement consummated immediately prior to the merger, representing approximately 90.4% of the issued and outstanding shares of our common stock following the merger, in exchange for 100% of the outstanding capital stock of Bionovo Biopharmaceuticals. The consideration issued in the merger was determined as a result of arm's-length negotiations between the parties.

            In connection with the merger, all warrants issued by Bionovo Biopharmaceuticals to purchase shares of Bionovo Biopharmaceuticals common stock outstanding immediately prior to the merger were amended to become warrants to purchase our common stock on the same terms and conditions as those warrants issued by Bionovo Biopharmaceuticals, including the number of shares issuable upon the exercise of the warrants. Immediately prior to the closing of the merger, all outstanding Bionovo Biopharmaceuticals warrants were exercisable for 6,445,394 shares of Bionovo Biopharmaceuticals common stock, which included the warrants issued in Bionovo Biopharmaceuticals' private offering. Further, all stock options issued by Bionovo Biopharmaceuticals under its Stock Incentive Plan and otherwise to purchase shares of Bionovo Biopharmaceuticals common stock outstanding immediately prior to the merger were amended to become stock options to purchase our common stock on the same terms and conditions as those stock options issued by Bionovo Biopharmaceuticals, including the number of shares issuable upon the exercise of such stock options. Immediately prior to the closing of the merger, all outstanding Bionovo stock options were exercisable for 1,740,466 shares of Bionovo common stock. Also as part of the merger, we assumed Bionovo Biopharmaceuticals' Stock Incentive Plan which is intended to promote our success and the interests of our stockholders by attracting, motivating, retaining and rewarding certain officers, employees, directors and other eligible persons with awards and incentives for high levels of individual performance and improved financial performance of our company. Under the plan, the assumption of which was authorized following the closing of the merger by stockholders holding a majority of our common stock, 1,859,534 unissued shares of common stock are reserved for issuance upon the exercise of stock options granted and available to be granted and restricted stock awards available to be granted.

            Immediately after the closing of the merger, we had outstanding 41,842,448 shares of common stock, warrants to purchase 8,425,024 shares of common stock, inclusive of the warrants issued to advisors immediately after the merger in connection with the merger, and stock options to purchase 1,740,466 shares of common stock.

            Under Nevada law, we did not need the approval of our stockholders to consummate the merger, as the constituent corporations in the merger were LTUP Acquisition Corp. and Bionovo Biopharmaceuticals, Inc., each of which was then a Delaware corporation. We were not a constituent corporation in the merger.

            Pursuant to the Merger Agreement, at the closing of the merger, our board of directors was increased from one to four directors. In accordance with our then by-laws for filling newly-created board vacancies, Mary E. Ross, our then existing sole director, appointed Isaac Cohen, a director of Bionovo Biopharmaceuticals, to serve as an additional director of our company effective at the closing of the merger. In connection with the appointment of Mr. Cohen to the board of directors on April 6, 2005, Ms. Ross additionally proposed David Naveh and Mary Tagliaferri to serve as directors of our company, to take effect upon compliance with the provisions of Section 14(f) of the Securities Exchange Act of 1934 and Rule 14f-1 under that Act. Ms. Ross also resigned as a director following the closing, with her resignation also to take effect only upon compliance with the foregoing provisions of Section 14(f) and Rule 14f-1. On May 22, 2005, the eleventh day following the mailing of an Information Statement in accordance with Section 14(f) and Rule 14f-1, Drs. Tagliaferri and Naveh became members of our board of directors and Ms. Ross' resignation from the board of directors became effective.

            On April 6, 2005, Mr. Cohen was named Chairman, President, Chief Executive Officer and Chief Scientific Officer and Dr. Tagliaferri was named Vice President, Chief Regulatory Officer, Secretary and Treasurer. At the same time, Ms. Ross resigned as an officer.

            For accounting purposes, the merger was accounted for as a reverse merger, since the stockholders of Bionovo Biopharmaceuticals owned a majority of the issued and outstanding shares of our common stock immediately following the merger. Due to the issuance of the 37,842,448 shares of our common stock to the stockholders of Bionovo Biopharmaceuticals (which was comprised of 20,400,000 shares held by the initial stockholders of Bionovo Biopharmaceuticals and 1, 251, 448 shares issued upon conversion of notes payable and 16,191,000 shares issued to investors in the April 2005 private placement of Bionovo Biopharmaceuticals, discussed below, in each case immediately prior to the merger) and the change in the majority of our directors, a change in control of our company occurred on the date of the consummation of the merger. Except as described in this prospectus, no arrangements or understandings exist among present or former controlling stockholders with respect to the election of members of our board of directors and, to our knowledge, no other arrangements exist that might result in a change of control of our company.

Private Placements

            September 2004 Bridge Financing

            On September 30, 2004, Bionovo Biopharmaceuticals completed a bridge financing to accredited investors of $500,000 principal amount 6% convertible secured notes, and warrants to purchase 556,123 shares of Bionovo Biopharmaceuticals common stock at $0.539416667 per share. On April 6, 2005, immediately prior to the closing of our reverse merger transaction, $450,000 aggregate principal amount of the convertible secured notes was converted into a total of 1,251,448 shares of Bionovo Biopharmaceuticals common stock. The remaining $50,000 principal amount of the notes were repaid from the proceeds of the April 6, 2005 private placement described below. Upon the closing of the reverse merger, the warrants issued in the bridge financing and the common stock issued upon conversion of the notes, were amended to become warrants to purchase common stock of our company and were exchanged for shares of our common stock, respectively.

            In connection with the bridge financing, the placement agent received an aggregate cash payment of $50,000 and five year warrants to purchase 132,421 shares of Bionovo Biopharmaceuticals common stock at an exercise price of $0.359583333, which were amended to become warrants to purchase an equal number of our common stock in the reverse merger transaction. The placement agent also received cash compensation in connection with the April 6, 2005 conversion of the $450,000 aggregate principal amount of the convertible secured notes, as discussed below in "April 2004 Bionovo Biopharmaceuticals Private Placement."

            The private placement was made solely to "accredited investors," as that term is defined in Regulation D under the Securities Act of 1933. Each investor in the private placement made certain representations and warranties to Bionovo Biopharmaceuticals as to their status as an "accredited investor." The convertible secured notes and warrants to purchase common stock were not registered under the Securities Act of 1933, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933 and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering. No form of general solicitation or general advertising was used to offer or sell the above securities, and each note and warrant sold in the bridge financing contains a legend to the effect that the securities represented by such instruments are restricted and may not be resold without registration under the Securities Act of 1933 or an exemption from that Act.

            Bionovo Biopharmaceuticals granted registration rights with respect to shares of common stock into which the convertible secured notes are converted and into which the warrants may be exercised in the event of a merger of Bionovo Biopharmaceuticals with a company required to file reports with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act. Filing of the registration statement is required to be made not later than 90 days following the merger. If the registration statement is not declared effective within 120 days after the merger, Bionovo Biopharmaceuticals would be required to pay an amount equal to one percent per 30-day period of the purchase price paid for the convertible secured notes. We have assumed Bionovo Biopharmaceuticals' obligations to register the shares of common stock underlying the bridge warrants.

            April 2005 Bionovo Biopharmaceuticals Private Placement

            Immediately prior to the closing of the reverse merger, Bionovo Biopharmaceuticals completed a private offering of Units to accredited investors at a price of $100,000 per Unit. Each Unit was comprised of 200,000 shares of Bionovo Biopharmaceuticals common stock and warrants to purchase 25,000 shares of Bionovo Biopharmaceuticals common stock for $0.75 per share and 25,000 shares of Bionovo Biopharmaceuticals common stock for $1.00 per share exercisable for a period of five years. Bionovo Biopharmaceuticals sold 80.955 Units and received gross proceeds of $8,095,500 at the closing of the private offering.

            The aggregate number and type of securities issued in the private placement, excluding securities issued to the placement agents for the offering, was 16,191,000 shares of Bionovo Biopharmaceuticals common stock and warrants to purchase 2,023,875 shares of Bionovo Biopharmaceuticals common stock at an exercise price of $0.75 per share and warrants to purchase 2,023,875 shares of Bionovo Biopharmaceuticals common stock at an exercise price of $1.00 per share. Upon the closing of the reverse merger, the common stock and warrants issued in the private placement, were exchanged for shares of our common stock and amended to become warrants to purchase common stock of our company, respectively.

            In connection with the Bionovo Biopharmaceuticals private offering, placement agents received an aggregate cash payment of $854,550 and five year warrants to purchase 1,709,100 shares of Bionovo Biopharmaceuticals common stock at $.50 per share, which were amended to become warrants to purchase an equal number of our common stock in the reverse merger transaction. Of such cash payment, $45,000 was paid in connection with the conversion of $450,000 aggregate principal amount secured promissory notes of Bionovo Biopharmaceuticals into a total of 1,251,448 shares of Bionovo Biopharmaceuticals common stock. In connection with the reverse merger, advisors received an aggregate cash payment of $100,000 and five year warrants to purchase 1,979,630 shares of our common stock at $0.01 per share.

            The private placement was made solely to "accredited investors," as that term is defined in Regulation D under the Securities Act of 1933. Each investor in the private placement submitted a subscription agreement and investor questionnaire in which the investor made certain representations and warranties as to their status as an "accredited investor." The shares of common stock and warrants to purchase common stock were not registered under the Securities Act of 1933, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933 and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering. No form of general solicitation or general advertising was used to offer or sell the above securities, and each certificate representing shares of common stock and each warrant sold in the private placement contains a legend to the effect that the securities represented by such instruments are restricted and may not be resold without registration under the Securities Act of 1933 or an exemption from that Act.

            May 2005 Private Placement

            On May 5, 2005, we completed a private placement of Units to "accredited investors" upon terms similar to those provided in Bionovo Biopharmaceuticals' April 2005 private placement discussed above. We privately offered Units at $100,000, where each Unit was comprised of 200,000 shares of our common stock, and five year warrants to purchase 25,000 shares of our common stock at an exercise price of $0.75 per share and 25,000 shares of our common stock at $1.00 per share. We sold 21.35 Units on May 5, 2005 for total gross proceeds of $2,135,000.

            The aggregate number and type of securities issued in the private placement, excluding securities issued to the placement agents for the offering, was 4,270,000 shares of common stock and warrants to purchase 533,750 shares of common stock at an exercise price of $0.75 per share and warrants to purchase 533,750 shares of common stock at an exercise price of $1.00 per share.

            Placement agents in the private placement received an aggregate cash payment equal to 10% of the gross proceeds of the offering, or $213,500, and five year warrants to purchase 427,000 shares of Bionovo, Inc. common stock at an exercise price of $0.50 per share.

            The private placement was made solely to "accredited investors," as that term is defined in Regulation D under the Securities Act of 1933. Each investor in the private placement submitted a subscription agreement and investor questionnaire in which the investor made certain representations and warranties as to their status as an "accredited investor." The shares of common stock and warrants to purchase common stock were not registered under the Securities Act of 1933, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933 and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering. No form of general solicitation or general advertising was used to offer or sell the above securities, and each certificate representing shares of common stock and each warrant sold in the private placement contains a legend to the effect that the securities represented by such instruments are restricted and may not be resold without registration under the Securities Act of 1933 or an exemption from that Act.

            Registration Rights


            Under the terms of Registration Rights Agreements entered into in connection with the April and May 2005 private placements, we agreed to file a "resale" registration statement with the SEC on or before July 5, 2005 covering the shares of common stock issued, or issuable pursuant to the exercise of the warrants issued, to investors in the private placements. Under the Registration Rights Agreements, we were to use our best efforts to have such "resale" registration statement declared effective by the SEC as soon as possible and, in any event, within 180 days (or 210 days if the registration statement is reviewed by the SEC) after April 6, 2005. Such resale registration statement, of which this prospectus forms a part, initially was declared effective by the SEC on November 2, 2005. The Registration Rights Agreement also provided that if the registration statement was not declared effective within the foregoing time periods, we would have been obligated to pay liquidated damages to the investors in the private placements. We were obligated to maintain the effectiveness of the resale registration statement until the date when all securities registered under the registration statement (i) had been sold pursuant to the registration statements or an exemption from the registration requirements of the Securities Act of 1933 or (ii) could have been sold without any volume or other restrictions pursuant to Rule 144(k) under the Securities Act of 1933.

            In March 2006, we entered into amendments to the Registration Rights Agreements, effective as of December 31, 2005, with the investors in the April 6, 2005 and May 5, 2005 private placements. The amendments amended the respective Registration Rights Agreements as follows:

            o to delete our mandatory obligation to register for resale the shares of common stock;

            o to delete the investors' rights to receive liquidated damages upon our failure to timely file a registration statement to register the common stock for resale, to have such registration statement declared effective by the SEC by a specified date and to maintain the effectiveness of such registration statement; and

            o to grant the investors the right to include their shares of common stock on any registration statement we file regarding the sale of our securities to the public for cash.

            In addition, we agreed in the amendments to use our commercially reasonable best efforts to maintain the resale registration statement registering, in part, such shares of common stock and declared effective by the SEC on November 2, 2005, for the period of time originally required by the Registration Rights Agreements.


            The placement agents in the above bridge financing and private placements also received registration rights with respect to the shares of common stock underlying the placement agent warrants. The registration rights permit the holders of the placement agent warrants to request that we register the shares of common stock into which the warrants have been or may be exercised, or the registrable securities, for resale on a registration statement filed with the SEC. The holders of the registrable securities may demand up to two demand registrations. The holders of registrable securities also have the right to cause us to add their registrable securities to any registration statement we file regarding the sale of our securities to the public for cash, including a registration statement for selling stockholders. The registration rights for these placement agent warrants terminate on September 30, 2009 or, in the case of a specific holder of registrable securities, if such holder may sell all of its registrable securities within any 90 day period under Rule 144 of the Securities Act of 1933.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

            Included in this prospectus are "forward-looking" statements, as well as historical information. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that the expectations reflected in these forward-looking statements will prove to be correct. Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled "Risk Factors." Forward-looking statements include those that use forward-looking terminology, such as the words "anticipate," "believe," "estimate," "expect," "intend," "may," "project," "plan," "will," "shall," "should," and similar expressions, including when used in the negative. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the "Risk Factors" section and elsewhere in this prospectus.

            All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

                       WHERE YOU CAN FIND MORE INFORMATION

            We have filed a registration statement with the U.S. Securities and Exchange Commission, or the SEC, on Form SB-2 to register the shares of our common stock being offered by this prospectus. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. The SEC maintains a website, http://www.sec.gov, that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including us. Our SEC filings are also available to the public from commercial document retrieval services. Information contained on our website is not incorporated by reference, and should not be considered part of, this prospectus.

            You may also request a copy of our filings at no cost by writing or telephoning us at:

                                  Bionovo, Inc.
                          5858 Horton Street, Suite 375
                          Emeryville, California 94608

                          Attention: James P. Stapleton
                             Chief Financial Officer
                                 (510) 601-2000

                                 USE OF PROCEEDS


            The selling stockholders will receive all of the proceeds from the sale of the shares offered for sale by them under this prospectus. We will receive none of the proceeds from the sale of the shares by the selling stockholders, except upon exercise of the warrants currently outstanding. We would expect that proceeds of any such exercise of warrants would be used for working capital. As of November 24, 2006, we have received aggregate proceeds of approximately $2.2 million from the exercise of such warrants, and have warrants to purchase up to 4,875,998 shares of common stock outstanding. Upon the exercise of such outstanding warrants, we could receive a maximum of $3,603,107. We will bear all expenses incident to the registration of the shares of our common stock under federal and state securities laws other than expenses incident to the delivery of the shares to be sold by the selling stockholders. Any transfer taxes payable on these shares and any commissions and discounts payable to underwriters, agents, brokers or dealers will be paid by the selling stockholders.


           MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

            Our shares of common stock are quoted and listed for trading on the OTC Bulletin Board under the symbol "BNVI.OB."


            On November 24, 2006, the closing bid quotation for our common stock was $1.40. The following table sets forth the high and low bid prices for our common stock for the quarterly periods indicated as reported by the OTC Bulletin
Board:



                                                      Years ended December 31,
                                         ----------------------------------------------
                                              2006             2005           2004
                                         --------------   -------------   -------------
                                          High     Low     High    Low     High    Low
                                         -----   ------   -----   -----   -----   -----
First                                    $0.73   $ 1.15   $1.10   $0.11   $0.30   $0.30
Second                                    1.00     1.61                    0.60    0.30
Second (April 1 to 5, 2005)                                1.00    1.00
Second (April 6 to June 30, 2005)                          2.25    0.75
Third                                     1.60     1.18    2.20    1.15    0.60    0.35
Fourth                                                     1.23    0.95    0.35    0.11
Fourth (October 1 to November 24, 2006)   1.43    1.085


            The market information for the quarter ending June 30, 2005 is divided at April 6, 2005, the closing date of our reverse merger transaction. Trading in our shares began in November 12, 2003, at which time it related only to Lighten Up.

            These bid prices represent prices quoted by broker-dealers on the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.


            As of November 24, 2006, there were approximately 231 holders of record of our common stock.

            This prospectus covers 51,660,722 shares of our common stock offered for sale by the selling stockholders. The shares offered by this prospectus include 46,784,724 presently outstanding shares of our common stock and a maximum of 4,875,998 issuable upon exercise of presently outstanding warrants to purchase common stock.


Dividend Policy

            We do not expect to pay a dividend on our common stock in the foreseeable future. The payment of dividends on our common stock is within the discretion of our board of directors, subject to our certificate of incorporation. We intend to retain any earnings for use in our operations and the expansion of our business. Payment of dividends in the future will depend on our future earnings, future capital needs and our operating and financial condition, among other factors.

                             SELECTED FINANCIAL DATA


            The selected financial data as of December 31, 2005 and for the years ended December 31, 2005 and 2004 presented below is derived from, and qualified by reference to, the audited financial statements which are included elsewhere in this prospectus. The selected financial data as of September 30, 2006 and for the nine month periods ended September 30, 2006 and 2005 presented below is derived from, and qualified by reference to, the unaudited financial statements included elsewhere in this prospectus.

            You should be read the following selected financial data together with "Management's Discussion and Analysis or Plan of Operation" and the audited financial statements and the related notes thereto.



                                                  Nine months              For the years
                                              ended September 30,        ended December 31,
                                          -------------------------   -----------------------
                                             2006           2005          2005         2004
                                          -----------   -----------   -----------   ---------
                                                      (Unaudited)
Statements of operations data:
Revenues...............................   $    11,250   $    11,250   $    15,000   $  45,240
Operating expenses.....................   $ 3,845,717   $ 3,614,932   $ 4,555,497   $ 553,533
Loss from operations...................   $(3,834,467)  $(3,603,682)  $(4,540,497)  $(508,293)
Net loss...............................   $(3,678,638)  $(5,830,018)  $(3,637,537)  $(537,948)
Basic and diluted net loss per share...   $     (0.07)  $     (0.15)  $     (0.09)  $   (0.03)



                                                 As of                As of
                                          September 30, 2006   December 31, 2005
                                          ------------------   -----------------
                                              (Unaudited)
Balance sheet data:
Working capital........................       $4,681,209           $6,448,054
Cash and cash equivalents..............       $4,681,209           $6,448,054
Total assets...........................       $6,510,311           $7,094,029
Total stockholders' equity.............       $5,235,798           $6,201,307

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

            You should read the following description of our financial condition and results of operations in conjunction with the financial statements and accompanying notes included in this prospectus beginning on page F-1.


            We completed a reverse merger transaction on April 6, 2005 with Lighten Up Enterprises International, Inc., or Lighten Up, a Nevada corporation initially formed on January 29, 1998. Until the merger, Lighten Up engaged in the development, publishing, marketing and sale of a cook book of recipes, which we discontinued following the merger and succeeded to the business of Bionovo Biopharmaceuticals, Inc. The directors and management of Bionovo Biopharmaceuticals thereupon became the directors and management of Lighten Up. Bionovo Biopharmaceuticals has been considered the acquirer in this transaction, frequently referred to as a "reverse merger" of a shell company, and accounted for as a recapitalization. Accordingly, no goodwill or other adjustment in basis of assets is recorded, the shares of the shell, the legal surviving entity, are treated as issued as of the date of the transaction, and the shares held by the controlling shareholders after the transaction, are treated as outstanding for the entirety of the reporting periods. On June 29, 2005, we changed our corporate name from Lighten Up Enterprises International, Inc. to Bionovo, Inc. and changed our state of incorporation from Nevada to Delaware. Bionovo Biopharmaceuticals currently remains a wholly-owned subsidiary of Bionovo, Inc.


            Bionovo Biopharmaceuticals, Inc. was incorporated and began operations in the State of California in February 2002 and subsequently reincorporated into the State of Delaware in March 2004. Until June 28, 2005, the name of Bionovo Biopharmaceuticals was Bionovo, Inc. It changed its name to Bionovo Biopharmaceuticals in order to facilitate our corporate name change from Lighten Up Enterprises International, Inc. to Bionovo, Inc.


            Since our current and future business will be that of Bionovo Biopharmaceuticals only, the historical information in this prospectus is that of Bionovo Biopharmaceuticals as if Bionovo Biopharmaceuticals had been the registrant for all the periods presented in this prospectus. The historical information in the Management's Discussion and Analysis or Plan of Operation and the audited consolidated financial statements presented in this prospectus include those of Bionovo Biopharmaceuticals prior to the reverse merger, as these provide the most relevant information for us on a continuing basis.


Overview

            We are a drug discovery and development company focusing on cancer and women's health. Our focus is on new drugs from botanical sources, as well as new chemical entity (or NCE) drug development. Our goal is to achieve a position of sustainable leadership in the biopharmaceutical industry.


            The first steps in attaining this goal are to receive FDA approval for our menopausal drug (MF101) which is intended to alleviate the symptoms of menopause, including hot flashes and night sweats, and our anti-cancer drug (BZL101) intended to treat breast, ovarian, and pancreatic cancers as well as other solid tumors. Both of these product candidates have advanced to clinical trials and are under current development. Our current drug pipeline also includes two drugs that have not yet entered human clinical trials, but for which IND applications are being prepared.

            The biopharmaceutical industry is attempting to develop more specific and targeted therapies in the attempt to treat conditions and diseases. This effort has led to various trends in the industry that received large infrastructure as well as research and development capital investments in the past 15 years. These trends include rational drug design, combinatorial chemistry, structural drug design, antisense drugs, protein drugs, monoclonal antibodies among others. Although some successes can be named, most trends failed to produce significant numbers of drugs and more so, drugs that are very safe and very effective.


            In recent years, many pharmaceutical companies returned to search for small molecule drugs, that to date, account for the largest number of ethical drugs in human use. This trend resulted in renewed interest by some companies and many universities in natural products, and the discovery of new compounds and new drug classes from natural products.

            Another trend that has surfaced in the practice of medicine, rather than in the pharmaceutical industry itself, is the use of polytherapy in the treatment of diseases and disorders. Rarely are chronic medical conditions treated with a single drug. The attempt to develop drugs with multiple targets is not as common.

            Since our inception, we have funded our operations primarily through proceeds of $500,000 from the private placement of convertible debt in September 2004, aggregate proceeds of $10.2 million from private placements of common stock and warrants in April and May 2005, $864,484 from warrants exercised in the first quarter of 2006, $1,258,024 from warrants exercised in the second quarter of 2006, and $87,500 from warrants exercised in the third quarter of 2006.

            Most of our efforts to date have been to discover and develop our pipeline of product candidates, to develop our product platform and to seek or obtain patents for our intellectual property. Research and development expenditures through September 30, 2006 were related primarily to the development of our lead product candidates MF101 and BZL101, and to filing patent applications on our inventions.


            We have generated insignificant revenues to date, and therefore can draw no conclusions regarding the seasonality of our business.


            Our financial statements included elsewhere in this prospectus have been prepared assuming that we will continue as a going concern. We are currently a development-stage enterprise and, as such, our continued existence is dependent upon debt and equity financing from outside investors. We have yet to generate a positive internal cash flow and until meaningful sales of our products begin, we are totally dependent upon debt and equity funding. So far we have been able to raise the capital necessary to reach this stage of product development and have been able to obtain funding for operating requirements, but there can be no assurance that we will be able to continue to do so. Moreover, there is no assurance that if and when FDA premarket approval is obtained for one or more of our drug candidates, that the drugs will achieve market acceptance or that we will achieve a profitable level of operations. Our financial statements included elsewhere in this prospectus do not include any adjustments that might be necessary should we be unable to continue as a going concern.


Research and Development Activities


            Included in research and development expenses are the following activities and related expenses: basic research and preclinical expenses, clinical trials and drug development expenses. During the nine months ended September 30, 2006, we incurred research and development expenses of $2,617,599. During the fiscal years ended December 31, 2005 and December 31, 2004, we incurred research and development expenses of $1,535,534 and $275,600, respectively. We further expect that research and development expenses will increase over the coming months as we continue development of our drugs.


            Basic research and preclinical expense includes discovery research, chemical development, pharmacology, product development, regulatory expenses relating to all applications for FDA Investigational New Drug licenses, and patent related legal costs related to our internal research programs.

            Clinical trials and drug development expense includes external costs of manufacturing study medications and of conducting clinical trials, as well as internal costs for clinical development, regulatory compliance, and pharmaceutical development.

            Most of our product development programs are at an early stage. Accordingly, the successful development of our product candidates is highly uncertain and may not result in approved products. Completion dates and completion costs can vary significantly for each product candidate and are difficult to predict. Product candidates that may appear promising at early stages of development may not reach the market for a number of reasons. Product candidates may be found ineffective or cause harmful side effects during clinical trials, may take longer to progress through clinical trials than anticipated, may fail to receive necessary regulatory approvals and may prove impracticable to manufacture in commercial quantities at a reasonable cost and with acceptable quality. The lengthy process of seeking FDA approvals requires the expenditure of substantial resources. Any failure by us to obtain, or any delay in obtaining regulatory approvals could materially adversely affect our product development efforts. Because of these risks and uncertainties, we cannot predict when or whether we will successfully complete the development of our product candidates or the ultimate product development cost or whether we will obtain any approval required by the FDA on a timely basis, if at all.

Clinical Development Strategy and Ongoing Clinical Programs


            Our research and development costs from 2002 to September 30, 2006 have principally related to our pre-clinical and clinical development of MF101, BZL101, and to a lesser degree AA102, and VG101.

            During 2004, we completed a Phase I trial of MF101. In the trial, we observed no grade III or IV adverse events (as categorized by the National Institutes of Health, National Cancer Institute, Common Toxicity Criteria). Further, we observed that short term use of MF101 showed no adverse effect on hematology, liver and renal function or hormonal status. The most common adverse events observed in the trial were anticipated minor gastrointestinal disturbances. We have entered into commitments with six clinical sites for a Phase II clinical trial under the directorship of Dr. Deborah Grady at the University of California, San Francisco. The Phase II trial commenced in January of 2006. On October 18, 2006, we announced that we achieved our enrollment goal of 180 patients for the MF101 trial.

            During 2004, we also completed a Phase I clinical trial of BZL101 for metastatic breast cancer. We recently received FDA approval for a Phase II trial of BZL101 for metastatic breast cancer, project to begin such trial in January 2007, provided we secure sufficient funding for this next phase of clinical testing.

            Based on preclinical testing, Bionovo is seeking FDA approval for a Phase I/II clinical trial of BZL101 with respect to pancreatic cancer. Subject to FDA approval of our IND application once filed and receipt of sufficient funding, we expect to commence the Phase I/II trial in the next 12 months.

            AA102, is an anticancer agent and VG101, is an intra-vaginal cream for the treatment of postmenopausal vulvar and vaginal atrophy (vaginal dryness). Assuming approval of the IND submissions for these drugs, the Phase I/II clinical trial of AA102 is expected to commence in March 2007, and the Phase I trial of VG101 is expected to commence in February 2007, provided we secure sufficient funding for the trials.

            The decision to advance each of our four lead product candidates through clinical testing will be based on the results of completed preclinical and clinical studies. A summary of the anticipated dates and estimated expenses associated with the development of these product candidates is shown below. Commencement of the Phase II clinical trial for BZL101 for breast cancer, Phase I/II clinical trial for AA102, and Phase I clinical trial for VG101 are subject to the receipt of sufficient funding for such trials. We do not anticipate any revenue from any of our lead product candidates until 2009 at the earliest.



Drug                       Phase I                        Phase II                         Phase III
-------------   -----------------------------   -----------------------------   --------------------------------
                          # of                            # of                          # of
                Cost    Patients     Timing     Cost    Patients     Timing     Cost   Patients       Timing
                -----   --------   ----------   -----   --------   ----------   ----   --------   --------------
MF101               0       0      Completed    $3.5M     180         Q1 2006   $40M      1,000   Q4 2007 to Q3
                                                                   to Q2 2007                              2009
BZL101 -            0       0      Completed    $5.5M     100         Q1 2007   $17M        480   Q1 2009 to Q4
Metastatic                                                         to Q3 2008                              2010
Breast Cancer
BZL101          $2.0M      25      Q2 2007 to   Advancing BZL101 to Phase III trials for pancreatic cancer will
-Pancreatic                           Q4 2008   be based on the results of the Phase I/II trial and receipt of
Cancer                                          necessary funding.
AA102           $3.5M      60      Q1 2007 to   Advancing AA102 to Phase III trials will be based on the results
                                      Q3 2008   of the Phase I/II trial and receipt of necessary funding.
VG101           $1.5M      25      Q1 2007 to   Advancing VG101 to Phase II trials will be based on the results
                                      Q2 2008   of the Phase I trial and receipt of necessary funding.


Research and Development Cost Allocations

            We have many research projects ongoing at any one time. We have the ability to utilize our financial and human resources across several research projects. Our internal resources, employees and infrastructure, are not directly tied to any individual research project and are typically deployed across multiple projects. Our clinical development programs are developing each of our product candidates in parallel for multiple disease indications, while our basic research activities are seeking to discover potential drug candidates for multiple new disease indications. We do not record or maintain information regarding the costs incurred for our research and development programs on a program specific basis. In addition, we believe that allocating costs on the basis of time incurred by our employees does not accurately reflect the actual costs of a project.

            Prior to September 30, 2006, we did not specifically identify all external clinical trial and drug development expenses by program. By December 2006, we plan to report external clinical trial and drug development expenses by program.


Critical Accounting Policies and Estimates

            An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements. Management believes the following critical accounting policies reflect its more significant estimates and assumptions used in the preparation of the financial statements. We review the accounting policies used in our financial statements on a regular basis. In addition, management has reviewed these critical accounting policies and related disclosures with our audit committee.

            Our discussion and analysis of our financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses, and related disclosures. On an ongoing basis, we evaluate these estimates, including those related to clinical trial accruals, income taxes (including the valuation allowance for deferred tax assets), restructuring costs and stock-based compensation. Estimates are based on historical experience, information received from third parties and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could therefore differ materially from those estimates under different assumptions or conditions.


Changes in 2006

            On January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment," ("SFAS 123(R)") which requires the measurement and recognition of compensation expense for all share-based awards made to employees and directors, including employee stock options and employee stock purchases, based on estimated fair values. Prior to the adoption of SFAS 123(R), we accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Under the intrinsic value method, which had been allowed under the original provisions of Statement 123, no stock compensation expense had been recognized in our statement of operations as the exercise price of our stock options granted to employees and directors equaled the fair market value of the underlying stock at the date of grant.


            Revenue. Revenue is generated from collaborative research and development arrangements, technology licenses, and government grants. To date, only revenue from technology licenses has been received.

            Revenue is recognized when the four basic criteria of revenue recognition are met: (i) a contractual agreement exists; (ii) transfer of technology has been completed or services have been rendered; (iii) the fee is fixed or determinable, and (iv) collectibility is reasonably assured.

            Technology license agreements are for a term of ten years and consist of nonrefundable upfront license fees and royalty payments. In accordance with Staff Accounting Bulletin 104, nonrefundable upfront license fees are recognized over the license term using the straight-line method of accounting when the technology is transferred or accessed, provided that the technology transferred or accessed is not dependent on the outcome of our continuing research and development efforts.

            Stock-Based Compensation. Stock-based compensation to outside consultants is recorded at fair market value in general and administrative expense. We do not record expense relating to stock options granted to employees with an exercise price greater than or equal to market price at the time of grant. Pro-forma net loss and loss per share is reported in accordance with the requirements of SFAS 123 and 148. This disclosure shows net loss and loss per share as if we had accounted for our employee stock options under the fair value method of those statements. Pro-forma information is calculated using the Black-Scholes pricing method on the date of grant. This option valuation model requires input of highly subjective assumptions. Because employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in our management's opinion, the existing model does not necessarily provide a reliable single measure of fair value of our employee stock options.

            In order to determine the fair value of our stock for periods prior to the date of our reverse merger transaction, we estimated the fair value per share by reviewing values of other development stage biopharmaceutical organizations, comparing products in development, status of clinical trails, and capital received from government and private organizations. Once a total value was determined, we then factored the number of shares outstanding, or possibly outstanding, resulting in an estimated value per share. Once we completed our reverse merger transaction on April 6, 2005, the trading price of our common stock was used.

            For periods prior to our reverse merger transaction, we chose not to obtain contemporaneous valuations of our stock by any unrelated valuation specialist after realizing the cost of services would be substantial and that the benefit derived would not be substantially different from our estimate as we had used a multi-tiered approach to estimate the value of our stock.

            Commitments and Contingencies. Commitments and Contingencies are disclosed in the footnotes of the financial statements according to generally accepted accounting principles. If a contingency becomes probable, and is estimatable by management, a liability is recorded per FAS 5.

Off-Balance Sheet Arrangements


            We had no off-balance sheet arrangements to report for the nine months ended September 30, 2006 or the nine months ended September 30, 2005. We have not entered into any transactions with unconsolidated entities whereby we have financial guarantees, subordinated retained interests, derivative instruments or other contingent arrangements that expose us to material continuing risks, contingent liabilities, or any other obligations under a variable interest in an unconsolidated entity that provides us with financing, liquidity, market risk or credit risk support.


Results of Operations


Comparison of three months ended September 30, 2006 and September 30, 2005

            Revenues

            Revenue of $3,750 for the three months ended September 30, 2006, was the same as compared to revenue of $3,750 for the three months ended September 30, 2005. Revenue for both periods is the result of the licensing and technology transfer agreement with a Taiwanese biotech corporation. We do not expect our revenues to have a material impact on our financial results during the remainder of 2006.

            Research and Development

            Research and development expenses were $970,791 and $510,364 for the three months ended September 30, 2006 and 2005, respectively, an increase of $460,427 or 90%.The increase is directly related to advancing the development of our drug candidates. All costs currently incurred in the research and development of drugs for cancer and women's health were expensed as incurred.

            Effective January 1, 2006, we adopted SFAS No. 123(R), which is discussed further below. SFAS No. 123(R) required that we recognize the fair value of equity awards granted to our employees as compensation expense in the income statement over the requisite service period. For the three months ended September 30, 2006, we recognized $42,732 in stock-based compensation expense as a result of the adoption of SFAS No. 123(R), which is included in research and development expenses.

            General and Administrative

            General and administrative expenses, which include personnel costs for finance, administration, information systems, and general management, as well as facilities expenses, professional fees, legal expenses, and other administrative costs, were $336,894 and $222,042 for the three months ended September 30, 2006 and 2005, respectively, a increase of $114,852 or 52%. The increase for the current year was primarily due to an increase in facility rental and legal expenses, in addition to an increase in business activities related to supporting the development of our Company.

            Effective January 1, 2006, we adopted SFAS No. 123(R), which is discussed further below. SFAS No. 123(R) required that we recognize the fair value of equity awards granted to our employees as compensation expense in the income statement over the requisite service period. For the three months ended September 30, 2006, we recognized $43,684 in stock-based compensation expense as a result of the adoption of SFAS No. 123(R), which is included in general and administrative expenses.

            Sales and Marketing

            Sales and marketing expenses include public relations related to our drug development and clinical trials, participation in conventions and tradeshows, and website related expenses. Sales and marketing expenses were $66,550 and $9,567 for the three months ended September 30, 2006 and 2005, respectively, an increase of $56,983 or 596%. The increase relates to improving our public relations, website improvements, and attendance at a variety of industry tradeshows and conventions. We expect to have limited sales and marketing expenses for the foreseeable future.

            Other Income (Expense)

            Other income and expense includes interest income and interest expense. Interest income is primarily derived from short-term interest-bearing securities and money market accounts. Net interest income was $58,566 and $44,660 for the three months ended September 30, 2006 and 2005, respectively, an increase of $13,906 or 31%. The increase relates to an increase in the average balance of invested cash and short-term investments. Interest expense was $17,843 and $13,500 for the three months ended September 30, 2006 and 2005, respectively, an increase of $4,343 or 32%. For the three months ended September 30, 2006, interest expense is directly related to equipment lease agreements.

            Stock compensation expense

            On January 1, 2006, we adopted Statement of Financial Accounting Standards No.123 (revised 2004), "Share-Based Payment," (SFAS 123(R)) which requires the measurement and recognition of compensation expense for all share-based awards made to our employees and directors including employee stock options and employee stock purchases based on estimated fair values.

            We use the Black-Scholes pricing model in our determination of the compensation expense associated with share-based awards. Our determination of estimated fair value of share-based awards is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to our expected stock price volatility over the expected term of the awards, and actual and projected employee stock option exercise behaviors. The use of an option pricing model requires the use of a number of complex assumptions including expected volatility, risk-free interest rate, expected dividends, forfeitures and expected life of options.

            Our computation of expected volatility is based on a combination of historical and estimated stock price volatility consistent with SFAS 123(R) and SAB 107. Prior to the first quarter of fiscal 2006, we had determined our expected stock price volatility in accordance with SFAS 123 for purposes of our pro forma information. The selection of our volatility approach was based upon our assessment that a mix of historical and expected volatility is more representative of future stock price trends than historical volatility.

            The risk-free interest rate assumption is based upon U.S. Treasury bond rates appropriate for the term of our employee stock options. The dividend yield assumption is based on management's expectation of no dividend payouts in the near future.

            The expected term of employee stock options represents the weighted-average period the stock options are expected to remain outstanding and is based on the average of the vesting term and the full term of the options.

            If factors change and we employ different assumptions in the application of SFAS 123(R) in future periods, the compensation expense that we record under SFAS 123(R) may differ significantly from what we have recorded in the current period.

            We are a development stage enterprise and none of our products have received FDA approval. Accordingly, we will have limited revenue for at least the next 18 months, except for the current licensing arrangement with a Taiwanese biotech company, and any others that we enter into. We expect to increase research and development expenses as we conduct FDA type clinical trials for our drug product candidates. Associated with these clinical trials, general and administrative support expenses will increase. Sales and marketing expenses will be minimal until our drug products clinical trials are completed, and approval from the FDA has been received.

Comparison of nine months ended September 30, 2006 and September 30, 2005

Revenues

            Revenue of $11,250 for the nine months ended September 30, 2006, was the same as compared to revenue of $11,250 for the nine months ended September 30, 2005. Revenue for both periods is the result of the licensing and technology transfer agreement with a Taiwanese biotech corporation. We do not expect our revenues to have a material impact on our financial results during the remainder of 2006.

Research and Development

            Research and development expenses were $2,617,599 and $867,018 for the nine months ended September 30, 2006 and 2005, respectively, an increase of $1,750,581 or 202%. The increase is directly related to advancing the development of our drug candidates. All costs currently incurred in the research and development of drugs for cancer and women's health were expensed as incurred.

            Effective January 1, 2006, we adopted SFAS No. 123(R), which is discussed further below. SFAS No. 123(R) required that we recognize the fair value of equity awards granted to our employees as compensation expense in the income statement over the requisite service period. For the nine months ended September 30, 2006, we recognized $185,807 in stock-based compensation expense as a result of the adoption of SFAS No. 123(R), which is included in research and development expenses.

General and Administrative

            General and administrative expenses, which include personnel costs for finance, administration, information systems, and general management, as well as facilities expenses, professional fees, legal expenses, and other administrative costs, were $995,101 and $770,242 for the nine months ended September 30, 2006 and 2005, respectively, an increase of $224,859 or 29%. The increase for the current year was primarily due to an increase in legal expenses, in addition to an increase in business activities related to supporting the development of our company, such as increased rent and payroll expenses.

            Effective January 1, 2006, we adopted SFAS No. 123(R). SFAS No. 123(R) required that we recognize the fair value of equity awards granted to our employees as compensation expense in the income statement over the requisite service period. For the nine months ended September 30, 2006, we recognized $186,135 in stock-based compensation expense as a result of the adoption of SFAS No. 123(R), which is included in general and administrative expenses.

            Merger cost

            Merger cost is directly related to the reverse merger that was completed in 2005, and warrants issued to an advisor for services rendered in connection with the reverse merger. Payment was made via a grant of warrants. The cost associated is related to warrants issued for services performed by the advisor relating to the merger that took place in March 2005. Merger cost were $0 and $1,964,065 for the nine months ended September 30, 2006 and 2005, respectively, a decrease of $1,964,065 or 100%.

            Sales and Marketing

            Sales and marketing expenses include public relations related to our drug development and clinical trials, participation in conventions and tradeshows, and website related expenses. Sales and marketing expenses were $233,017 and $13,607 for the nine months ended September 30, 2006 and 2005, respectively, an increase of $219,410 or 1,612%. The increase relates to improving our public relations, website improvements, and attendance at a variety of industry tradeshows and conventions. We expect to have limited sales and marketing expenses for the foreseeable future.

            Other Income (Expense)

            Other income and expense includes interest income and interest expense. Interest income is primarily derived from short-term interest-bearing securities and money market accounts. Net interest income was $189,655 and $82,451 for the nine months ended September 30, 2006 and 2005, respectively, an increase of $107,204 or 130%. The increase relates to an increase in the average balance of invested cash and short-term investments. Interest expense on convertible notes was $0 and $116,193 for the nine months ended September 30, 2006 and 2005, respectively, a decrease of $116,193 or 100%. Interest expense recorded as amortization on convertible notes is directly related to convertible notes payable issued on September 30, 2004, the majority of which were converted to equity on April 6, 2005. Interest expense was $31,426 and $28,007 for the nine months ended September 30, 2006 and 2005, respectively, an increase of $3,419 or 12%. For the nine months ended September 30, 2006, interest expense is directly related to equipment lease agreements.

            Stock compensation expense

            On January 1, 2006, we adopted Statement of Financial Accounting Standards No.123 (revised 2004), "Share-Based Payment," (SFAS 123(R)) which requires the measurement and recognition of compensation expense for all share-based awards made to our employees and directors including employee stock options and employee stock purchases based on estimated fair values.

            We use the Black-Scholes pricing model in our determination of the compensation expense associated with share-based awards. Our determination of estimated fair value of share-based awards is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to our expected stock price volatility over the expected term of the awards, and actual and projected employee stock option exercise behaviors. The use of an option pricing model requires the use of a number of complex assumptions including expected volatility, risk-free interest rate, expected dividends, forfeitures and expected life of options.

            Our computation of expected volatility is based on a combination of historical and estimated stock price volatility consistent with SFAS 123(R) and SAB 107. Prior to the first quarter of fiscal 2006, we had determined our expected stock price volatility in accordance with SFAS 123 for purposes of our pro forma information. The selection of our volatility approach was based upon our assessment that a mix of historical and expected volatility is more representative of future stock price trends than historical volatility.

            The risk-free interest rate assumption is based upon U.S. Treasury bond rates appropriate for the term of our employee stock options. The dividend yield assumption is based on management's expectation of no dividend payouts in the near future.

            The expected term of employee stock options represents the weighted-average period the stock options are expected to remain outstanding and is based on the average of the vesting term and the full term of the options.

            If factors change and we employ different assumptions in the application of SFAS 123(R) in future periods, the compensation expense that we record under SFAS 123(R) may differ significantly from what we have recorded in the current period.

            We are a development stage enterprise and none of our products have received FDA approval. Accordingly, we will have limited revenue for at least the next 18 months, except for the current licensing arrangement with a Taiwanese biotech company, and any others that we enter into. We expect to increase research and development expenses as we conduct FDA type clinical trials for our drug product candidates. Associated with these clinical trials, general and administrative support expenses will increase. Sales and marketing expenses will be minimal until our drug products clinical trials are completed, and approval from the FDA has been received.

Comparison of the fiscal years ended December 31, 2005 and December 31, 2004.

            Revenue, Costs of Revenue and Gross Margins. A comparison of revenue, costs of revenue, and gross margins for the years ended December 31, 2005 and 2004 are as follows:



                            Fiscal Year Ended December 31,
                         ------------------------------------
                          2005     2004     Change   % Change
                         ------   ------   -------   --------
Revenue
License                  15,000   45,240   (30,240)   -201.6%
Total Revenue            15,000   45,240   (30,240)   -201.6%
Costs of Revenue
License                       0        0         0         0%
Total Costs of Revenue        0        0         0         0%
Gross Margin
License                  15,000   45,240   (30,240)   -201.6%
                         100.00%  100.00%
Total Gross Margin       15,000   45,240   (30,240)   -201.6%
                         100.00%  100.00%



            Revenue decreased $30,240 to $15,000 for the twelve months ended December 31, 2005, as compared to revenue of $45,240 for the twelve months ended December 31, 2004. Revenue for both periods is the result of the licensing and technology transfer agreement with a Taiwan biotech corporation. In the 2004 period additional services were provided to the Taiwan biotech corporation. We do not expect our revenues to have a material impact on our financial results during the remainder of 2006.

            Operating Expenses. A comparison of operating expenses for the years ended December 31, 2005 and 2004 are as follows:



                                  Fiscal Year Ended December 31,
                           ------------------------------------------
                             2005       2004       Change    % Change
                           ---------   -------   ---------   --------
Research and Development   1,535,534   275,600   1,259,934      455.1%
General & Administrative     982,162   277,433     704,729      254.0%
Merger Cost                1,964,065         0   1,964,065   19,640.0%
Sales and Marketing           73,736       500      73,236   14,647.2%
                           ---------   -------   ---------   --------
Total Operating Expenses   4,555,497   553,533   4,001,964      722.9%



            Research and development expenses increased $1,259,934 to $1,535,534 for the year ended December 31, 2005, as compared to expenses of $275,600 for the same period in 2004. The increase is directly related to advancing the development of our drug candidates. All costs currently incurred in 2005 and 2004, in the research and development of drugs for cancer and women's health were expensed as incurred.

            General and administrative expenses, which include personnel costs for finance, administration, information systems, and general management, as well as facilities expenses, professional fees, legal expenses, and other administrative costs, increased by $704,729 to $982,162, for the year ended December 31, 2005, as compared to $277,433 for the same period in 2004. The increase for the current year was primarily due to the increase in business activities related to supporting the development of our company.

            Merger cost is directly related to the most recent reverse merger and warrants issued to an advisor for services rendered in connection with the reverse merger. Payment was made via a grant of warrants. The cost associated is related to warrants issued for services performed by the advisor relating to the merger that took place in April 2005. We incurred an aggregate of $1,964,065 in merger related expenses during 2005. The primary expense being the fair value of warrants granted to consultants and advisors. There were no such merger related costs in 2004.

            Sales and marketing expenses include salaries, commissions and expenses of sales and marketing personnel, travel and entertainment, and other selling and marketing costs. Sales and marketing expenses increased by $73,236 to $73,736 for the year ended December 31, 2005, as compared to $500 for the same period in 2004. The increase relates to improving the Company's website and attendance at a variety of industry tradeshows and conventions. We expect to have limited sales and marketing expenses for the foreseeable future.

                                    BUSINESS

Overview

            We are a drug discovery and development company focusing on cancer and women's health. Our focus is on new drugs from botanical sources, as well as new chemical entity (or NCE) drug development.

            Many of the top 35 worldwide selling prescription drugs are derived from natural products (SOURCE: (i) Butler MS. Natural products to drugs: natural product derived compounds in clinical trials. Nat Prod Rep. 2005 Apr;22(2):
162-95. E pub 2005 Mar 8. Review; and (ii) Butler MS. The role of natural product chemistry in drug discovery. J Nat Prod. 2004 Dec;67(12): 2141-53. Review.). Moreover, approximately 62% of all chemotherapeutic agents are derived from natural or botanical products (SOURCE: (i) Newman DJ, Cragg GM, Snader KM. Natural products as sources of new drugs over the period 1981-2002. J Nat Prod. 2003 Jul;66(7): 1022-37. Review; and (ii) Cragg GM, Newman DJ. Plants as a source of anti-cancer agents. J. Ethnopharmacol. 2005 Aug 22;100(1-2). 72-9.). There were 15 new natural product-derived drugs launched from 2000 to 2003, as well as 15 natural product-derived compounds in Phase III clinical trials or registration at the end of 2003 (SOURCE: Butler MS. The role of natural product chemistry in drug discovery. J Nat Prod. 2004 Dec;67(12): 2141-53. Review.). Some of the new drugs were new drug types such as the antimalarial arteether, echinocandin- derived antifungal caspofungin and the anti-Alzheimer's drug galantamine.

            Although as many as 120 of the drugs used by physicians today are still produced from botanical fractions and are not synthesized, like atropine, codeine, quinine, morphine, steroids, taxanes and vinca derivatives (SOURCE:
Kinghorn AD. The role of pharmacognosy in modern medicine. Expert Opin Pharmacother. 2002 Feb;3(2):77-9. Review.), we are aware of only a handful of companies attempting to create new drugs from botanical sources. We believe opportunities to discover and develop important new drugs from botanical extracts remain largely untapped.


            We have one drug, MF101, designed to alleviate the symptoms of menopause, currently in Phase II clinical trials that commenced in January 2006. We completed a Phase I clinical trial of a second drug, BZL101, an anti-cancer agent for breast and ovarian cancer in 2004 and have recently received approval from the U.S. Food and Drug Administration (or FDA) of an investigational new drug (or IND) application to conduct a Phase II clinical trial for breast cancer. We also are in the process of preparing an IND application for a Phase I/II clinical trial of BZL101 with respect to pancreatic cancer, and are planning to submit IND applications for a Phase I/II trial of a second anti-cancer agent, AA102, and a Phase I trial for another drug, VG101, an intra-vaginal suppository (VG101) for the treatment of postmenopausal vulvar and vaginal atrophy (vaginal dryness).


            We select plant extracts to screen against well-understood therapeutic targets. Biological assays developed by us or others are used to screen and validate a substantial pipeline of botanical extracts we believe have therapeutic applications.

Market Overview

            Menopause. Menopause refers to the period after a woman ceases menstruating. It is estimated that approximately 75% of the 36 million menopausal women in the U.S. experience unpleasant, menopause-related side effects including hot flashes, depression and vaginal dryness (SOURCE:
Kronenberg F., Hot flashes: epidemiology and physiology. Ann N Y Acad Sci 1990; 592:52-86; discussion 123-33). Moreover, menopause is associated with difficulties concentrating, mood swings, vaginal dryness, frequent urination, weight gain, vaginal and urethral infections, depression and migraine headaches, as well as life-threatening conditions such as heart disease, osteoporosis, cognitive decline and breast cancer.

            For decades, administration of estrogen and progesterone through hormone replacement therapy (or HRT) has been the primary treatment for the symptoms of menopause such as hot flashes. Recent studies, however, have found the risks associated with long-term use of HRT outweigh the benefits (SOURCE:
(i) Rossouw JE, Anderson GL, Prentice RL, et al. Risks and benefits of estrogen plus progestin in healthy postmenopausal women: principal results From the Women's Health Initiative randomized controlled trial. Jama 2002; 288:321-33;
(ii) Shumaker SA, Legault C, Rapp SR, et al. Estrogen plus progestin and the incidence of dementia and mild cognitive impairment in postmenopausal women: the Women's Health Initiative Memory Study: a randomized controlled trial. Jama 2003; 289:2651-62; (iii)Women's Health Initiative Steering Committee. Effects of conjugated equine estrogen in postmenopausal women with hysterectomy: the Women's Health Initiative randomized controlled trial. JAMA 2004; 291:1701-12; and (iv) Hays J, Ockene JK, Brunner RL, et al. Effects of estrogen plus progestin on health-related quality of life. N Engl J Med 2003; 348:1839-54.). MF101 is intended to be used in lieu of HRT and to control climacteric symptoms in patients.

            Breast and Ovarian Cancer. According to the American Cancer Society
(ACS) 2005 Cancer Facts And Figures, breast cancer is the second leading cause of cancer death in women, with more than 200,000 newly diagnosed cases each year and over 2 million survivors in the U.S. Cancer is characterized by uncontrolled cell division resulting in the growth of a mass of cells commonly known as a tumor. Breast cancer, like other forms of cancer, if not eradicated, can spread or metastasize throughout the body. To date, there is no cure for women with advanced metastatic breast cancer. Ovarian cancer is a silent disease that has no specific symptoms until late in its course. According to the American Cancer Society (Estimated New Cancer Cases and Deaths by Sex for All Sites, US, 2005), it is the leading cause of death among gynecological malignancies, and claims more women's lives each year than all other gynecological tumors combined. Also, according to Current Medical Diagnosis and Treatment (Tierney et al., 2002), greater than 75% of cases are diagnosed in the advanced stages of the disease (Stages III and IV). Among patients with disease in Stages III and IV, the five-year overall survival rate is 17% with distinct metastasis and 36% with local spread (SOURCE: Current Medical Diagnosis and Treatment (Tierney et al.,
2002)).

            Breast cancer patients are treated with chemotherapy, hormonal therapy or monoclonal antibody drugs. BZL101 is a capase independent apoptotic inducer designed to kill cancer cells and increase survival rates.

            The standard treatment for Stage III ovarian cancer includes surgery followed by chemotherapy. The majority of patients diagnosed with Stage III disease receive chemotherapy (SOURCE: (i) Berkenblit A, Cannistra SA. Advances in the management of epithelial ovarian cancer. J Reprod Med. 2005 Jun;50(6):426-38; (ii) Cannistra SA. Medical Progree: Cancer of the Ovary. M Engl J Med 2004; 351:2519-2529, Dec 9, 2004.). Women diagnosed with Stage IV ovarian cancer are treated in the same manner as Stage III, but the estimated percentage of those treated with chemotherapy drops to 90% because chemotherapy is no longer considered effective for some patients. We believe BZL101 can potentially be used to lower tumor burden and improve survival.

Business Strategy

Our goal is to achieve a position of sustainable leadership in the biopharmaceutical industry. Our strategy consists of the following key elements:

            Integrate Scientific Discoveries with Natural Substances Used in Traditional East Asian Medicine


            For more than 4,000 years, Chinese people have used traditional East Asian medicine, for the prevention and treatment of disease. Advances in science and technology and analytical methodology for natural products, can be harnessed for the discovery and development of new drugs from the botanicals used in traditional East Asian medicine. We intend to continue to integrate cutting edge scientific discoveries and modern medicine with our expertise in natural substances used in traditional East Asian medicine to discover and screen novel formulations derived from botanicals.


            Focus on Cancer and Women's Health

            We have intentionally directed our focus on initial medical applications with urgent needs and very large potential markets. With this strategy, even a small market penetration should result in relatively substantial revenue streams. Under this strategy, we have initially directed our attention to the design of drugs to target cancer and women's health.

            According to the American Cancer Society (ACS) 2005 Cancer Facts and Figures, cancer is the leading cause of death in the U.S., yet there remain unmet needs, and current treatments remain ineffective and inadequate for some populations. In the current propitious health care regulatory environment, the FDA regulatory requirements for approval of cancer drugs has been modified because of the immediacy for treatment of this disease. There are approximately 27 million women suffering menopausal symptoms such as hot flashes and vaginal dryness (SOURCE: Kronenberg F., Hot flashes: epidemiology and physiology. Ann N Y Acad Sci 1990; 592:52-86; discussion 123-33). To date, pharmaceutical interventions offered for women suffering menopausal symptoms are either partially unsatisfactory, or they have significant undesirable side-effects. Relying in part on what we believe to be our novel system for the assessment of selective estrogen receptors (('a') and ('b')) modulators, or SERMs, their downstream co-regulatory proteins and their transcriptional outcome as well as pro-apoptotic agents, we intend to continue to target this significant market opportunity for drugs targeting cancer and women's health.

            Develop Our Existing Product Portfolio


            We currently have a portfolio of two drugs, one menopausal (MF101) and one anti-cancer (BZL101), which have advanced to clinical trials and are under current development. We are planning to submit IND applications for Phase I trials for a second anti-cancer drug (AA102) and for a intra-vaginal suppository (VG101) for the treatment of postmenopausal vulvar and vaginal atrophy (vaginal dryness). We intend to further develop these drugs both by expanding our internal resources and by collaborating with leading governmental and educational institutions as well as other companies.


            Foster Academic and Industry Collaborations

            We have developed research and development relationships with faculty members at the University of California at San Francisco (UCSF), the University of California at Berkeley (UCB), the University of California at Davis (UCD), University of Texas, Southwestern (UTS) and the University of Colorado Health Sciences College (UCHSC). These collaborations provide access to leading intellectual and physical resources, and we believe should augment funding for academic development and accelerate technology transfer of promising innovations. We intend to continue our collaboration with UCSF, UCB, UCD, UTS and UCHSC. We also intend to leverage the intellectual resources of other major research centers by seeking additional academic collaborations.


            We will also seek strategic scientific collaborations with other biotechnology and pharmaceutical companies in order to expand and accelerate the process to product development. We believe this will augment our research and development capabilities as well as provide potential sales channels for our products. We plan to target specific biotech and pharmaceutical companies in need of our proprietary technology or potential products in the endeavor to reach licensing and development agreements.


            Diversify Application of Drug Candidates for Extended Indications

            Many of our initial products under development are not specific for women's health, although the initial clinical trials will focus on this application. Anticancer therapeutics, for example, will apply to a wide range of oncological applications. Similarly, hormonally-active drugs could potentially be used to treat prostate cancer or osteoporosis. Accordingly, we intend to pursue alternative applications for our drug candidates when deemed appropriate, to increase our chances of commercial success.

Product and Drug Pipeline

            We currently focus on developing drug products designed to treat cancer and women's health through multiple targets via well-defined physiological regulatory mechanisms. Over forty promising substances have already been identified and are ready to be taken through the FDA approval process.

            We currently have the following drug candidates in human trials in the U.S.:


      o MF101, a selective estrogen receptor beta (ER('b')) agonist, is designed to alleviate the symptoms of menopause, including hot flashes, night sweats, and bone mineral loss. In our Phase I clinical trial of MF101 during 2004, we observed no grade III or IV adverse events (as categorized by the National Institutes of Health, National Cancer Institute, Common Toxicity Criteria). Further, we observed that short term use of MF101 showed no adverse effect on hematology, liver and renal or hormonal status. The most common adverse events observed in the trial were anticipated gastrointestinal disturbances. We also observed that MF101 did not adversely alter serum reproductive hormones. A multicenter, Phase II double-blind, placebo-controlled, randomized clinical trial under the directorship of Dr. Deborah Grady at the University of California, San Francisco commenced in January 2006. On October 18, 2006 we announced that we achieved our enrollment goal of 180 patients for the MF101 trial.

      o BZL101, an apoptosis inducing factor (AIF) translocator/activator, is an anticancer agent for breast and ovarian cancers that also may be effective in the treatment of other solid tumors. We have completed a Phase I clinical trial in women with advanced breast cancer in 2004. We recently received approval for a Phase II trial of BZL101 for metastatic breast cancer and, assuming FDA approval, project to begin such trial in January 2007, provided we secure sufficient funding for this next phase of clinical testing.

            Based on preclinical testing, we are preparing an IND application for a multi-center, Phase I/II, open-label, non-randomized, dose escalation trial to assess safety, feasibility, optimal dosing and preliminary efficacy of BZL101 for the treatment of pancreatic cancer. Subject to FDA approval of our IND application once filed and receipt of sufficient funding, we expect to commence the Phase I/II trial in the next 12 months. The primary outcome measure will be response to therapy evaluated by the Response Evaluation Criteria in Solid Tumors (RECIST). Secondary measures of efficacy will include: duration of overall objective response, progression free survival, overall survival, and patient reported quality of life measures. Recruitment for the clinical trial is anticipated to take place at two academic clinical sites in the United States.

            Our drug pipeline also includes the following drugs that have not yet entered human clinical trials, but for which we are planning to submit IND applications:

      o AA102, an apoptosis inducer, is an anticancer agent that attenuates mitochodrial membrane potential to cause a cytochrome c release and caspase activation to induce apoptosis. Assuming approval of the IND, a Phase I clinical trial is expected to commence in February 2007, provided we secure funding for the trial.

      o VG101, a combination of selective ER('b')agonist, vasodilator and an antimicrobial agent, is an intra-vaginal suppository for the treatment of postmenopausal vulvar and vaginal atrophy (vaginal dryness). Assuming approval of the IND, a Phase I clinical trial is expected to commence in January 2007, provided we secure funding for the trial.


Scientific Discovery Platforms

            Screening Philosophy

            A useful strategy for the discovery of biologically active compounds from plants utilizes information about the traditional medicinal use of these botanical agents. An advantage to this strategy over random screening is that the extensive clinical tradition and literature may allow for some rationalization with respect to the biological potential for their reputed use. Since most organisms living today evolved under similar adaptation pressures, it is plausible that plants can interact with mammalian organic processes, along similar lines as nutrition from food, and therefore, can be utilized to regulate pathological conditions as they do normal physiological functioning.


            As an example, experimental antineoplastic (inhibiting or preventing the growth or development of malignant cells) agents derived from botanicals have been under study in China since the mid-1950's. Agents discovered through this effort include: campothecin (CPT) and hydroxycampothecin (OPT) from CAMPOTHECA ACUMINATA Decne, Harringtonine and homoheringtonine from several species of CEPHALOTAXUS, Indirubin from BAPHICACANTHES CUSIA Bremek and INDIGOFERA TINCTORIA L. and Kanglaite from COIX LACHRYMA- JOBI L.


            Our strategic advantage for drug development is our extensive clinical knowledge and experience with natural compounds coupled with definitive knowledge of the proper scientific tools for screening. Instead of creating massive screens, we select the most likely candidate compounds and test them for efficacy and toxicity with state of the art screening models such as estrogen receptor regulation or induction of apoptosis. To date, our positive hit rate has varied between 25% to 40%.

            Our clinical knowledge also accelerates the preclinical testing due to the longstanding anecdotal knowledge regarding the toxicities of these agents. The shorter time to clinic provides an opportunity to exercise major savings and prolong the exploitation of the patent.

            Scientific Discovery Platform I: Anticancer Drugs

            A substantial number of Chinese medicinal herbs have traditionally been used to prevent and treat cancer. These herbal preparations are purported to have many biological effects including direct anti-proliferative effects on cancer cells, anti-mutagenic activity, and stimulatory or suppressive effects on immune responses.

            Aqueous and ethanol extracts from seventy-one Chinese medicinal herbs historically used for cancer treatment were evaluated for antiproliferative activity on five breast cancer cell lines. Twenty-six percent (19/71) of the extracts demonstrated greater than 50% growth inhibition on 80% of the cancer cell lines tested while five more herbs showed the same activity on fewer cell lines. These results, as well as our data from dose-response curves, DNA fragmentation and flow cytometric analyses, indicate that many of the herbs have significant growth inhibitory effects on breast cancer cells in vitro. Furthermore, in vivo tests of some of the extracts in a mouse xenograph model show a significant inhibition of tumor formation with oral administration, with no toxicity or compromise to the mice activity including fluid and food intake.

            Scientific Discovery Platform II: Hormone Replacement Therapy and Selective Estrogen Receptor Modulators

            Over 300 plants synthesize compounds that interact with estrogen receptors (ER), known as phytoestrogens. Elucidating how phytoestrogens regulate ER transcriptional and cell proliferation pathways could have a profound impact on women. For example, phytoestrogens may prevent some cancers that are common in postmenopausal women. In fact, the lowest rates of breast, endometrial and colon cancers are observed in countries that have a high consumption of phytoestrogens in their diet.


            Our goal is to identify herbs that may be effective at preventing or treating breast cancer as well as potential compounds for hormone replacement therapy (HRT). We have tested 71 herbs that are used in traditional East Asian medicine for their ability to regulate transcriptional activity in the presence of ER('a') or ER('b'). Over forty five percent (46.4%) of the herbs show selective activity on the two ERs. In these studies, we identified the herbs that selectively regulate ER('a') or ER('b') and recruit coregulatory proteins to ER'b').


            These studies have the potential to identify natural selective estrogen receptor modifiers (SERMs), such as the drug tamoxifen, that may be used, with FDA approval, to prevent and treat breast cancer. In addition, we anticipate these studies will provide leads for HRT that do not increase the risk of breast cancer. Other indications for estrogenic compounds or SERMs are osteoporosis, cardiovascular disease prevention, arthritis and menopausal symptomatic management (such as hot flashes, insomnia, vaginal dryness and decreased libido).

            Pharmacology

            After assessing the functional activity of whole herb extracts in our established assay systems, we aim to isolate anticancer and estrogenic compounds from herbal extracts to identify their structure and to evaluate their pharmacodynamic and pharmacokinetic properties. The following studies will be conducted for all extracts in order to comply with FDA regulatory demands:

            o Fractionation of Whole Herb Extracts. These studies will be done in order to discover the active components as well as for production markers.

            o Evaluation of the Pharmacokinetic and Metabolism of Isolated Compounds. Since the drugs are designed to have greater selectivity and less toxicity, these studies will allow us to further determine the potential effects.

            o Botanical Drug Consistency Measures. Bionovo has developed methods for simultaneous intra batch and inter batch consistency measures using state of the art technology.

            o Biological Measures. Specific biochemical assays will be employed to measure biological specificity and effect.

            We will also repeat all quantifiable biological measures, pertaining to the drug, available through our proposed drug platforms. This will ensure qualitative efficacy control of proposed drugs. By identifying compounds both biologically, as well as pharmacologically, we believe we will be able to overcome any FDA hurdles regarding drug consistency.

            Clinical Trials Design

            Many companies with good science suffer from a lack of sufficient clinical knowledge, poor clinical trials design expertise or limited access to reputable clinical facilities to conduct their early trials. Since our approach to drug design relies heavily on clinical experience and expertise, in our respective fields, we emphasize sound clinical trial design as one of our strengths.

            All of our drug trials follow traditional methods for assessment as well as auxiliary clinical and objective measures in order to strengthen our primary and secondary claims.


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

            Scientific Consultants


            We use consultants to provide us with expert advice and consultation on our scientific programs and strategies. They also serve as contacts for us throughout the broader scientific community. We have consulting agreements with a number of academic scientists and clinicians, who collectively serve as our Scientific Advisory Board. These individuals serve as key consultants with respect to our product development programs and strategies. They possess expertise in numerous scientific fields, including pharmacology, cancer, estrogen receptor biology and clinical drug testing.


            We retain each consultant according to the terms of a consulting agreement. Under such agreements, we pay them a consulting fee. In addition, some consultants hold options to purchase our common stock, subject to the vesting requirements contained in the consulting agreements. Our consultants are employed by institutions other than ours, and therefore may have commitments to, or consulting or advisory agreements with, other entities or academic institutions that may limit their availability to us.


            Research and Development

            Our pre-clinical research is conducted at UCSF, UCB and UCHSC. We employ thirteen full-time individuals and one part-time individual who are active in our research and development activities. We collaborate through academic grants with four separate laboratories in our drug development.

            During the nine months ended September 30, 2006, we incurred research and development expenses of $2,617,599. During the fiscal years ended December 31, 2005 and December 31, 2004, we incurred research and development expenses of $1,535,534 and $275,600, respectively. We further expect that research and development expenses will increase over the coming months as we continue development of our drugs.


Intellectual Property


            Patent protection is important to our business. The patent position of companies in the pharmaceutical field generally is highly uncertain, involves complex legal and factual questions, and has recently been the subject of much litigation. Therefore, we cannot assure you that any patent applications relating to our products or processes will result in patents being issued, or that the resulting patents, if any, will provide protection against competitors who successfully challenge our patents, obtain patents that may have an adverse effect on our ability to conduct business, or are able to circumvent our patent position. It is possible that other parties have conducted or are conducting research and could make discoveries of compounds or processes that would precede any of our discoveries. Finally, there can be no assurance that others will not independently develop similar pharmaceutical products which will compete against ours, or cause our drug product candidates and compounds to become obsolete. We have filed four patent applications with the United States Patent and Trademark Office and one patent application with the Taiwan Intellectual Property Office related to our drug candidates, but we cannot be certain that they will issue as patents.


            Our competitive position is also dependent upon unpatented trade secrets. We intend to implement a policy of requiring our employees, consultants and advisors to execute proprietary information and invention assignment agreements upon commencement of employment or consulting relationships with us. These agreements will provide that all confidential information developed or made known to the individual during the course of their relationship with us must be kept confidential, except in specified circumstances. However, we cannot assure you that these agreements will provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure of confidential information. Further, invention assignment agreements executed by consultants and advisors may conflict with, or be subject to, the rights of third parties with whom such individuals have employment or consulting relationships. In addition, we cannot assure you that others will not independently develop equivalent proprietary information and techniques or otherwise gain access to our trade secrets, that such trade secrets will not be disclosed, or that we can effectively protect our rights to unpatented trade secrets.

            We may be required to obtain licenses to patents or proprietary rights of others. We cannot assure you that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to us or at all. If we do not obtain such licenses, we could encounter delays in product market introductions while we attempt to design around such patents, or could find that the development, manufacture, or sale of products requiring such licenses could be foreclosed. Litigation may be necessary to defend against or assert claims of infringement to enforce patents issued to us or exclusively licensed to us, to protect trade secrets or know-how owned by us, or to determine the scope and validity of the proprietary rights of others. In addition, we may become involved in oppositions in foreign jurisdictions or interference proceedings declared by the United States Patent and Trademark Office to determine the priority of inventions with respect to our patent applications or those of our licensors. Litigation, opposition, or interference proceedings could result in substantial costs to and diversion of effort by, and may have a material adverse impact on, us. In addition, we cannot assure you that our efforts will be successful. See "Risk Factors."


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

Collaborations

            United Biotech Corporation

            In November 2003, we granted an exclusive license of our product candidates MF101 and BZL101 to United Biotech Corporation (or UBC), an affiliate of Maywufa Enterprise Group, for Taiwan. The intellectual property in MF101 and BZL101 licensed to UBC was developed by us. The license is non-transferable except to a member of Maywufa Enterprise Group. Under this collaboration, UBC will seek approval from the Taiwan DOH for clinical trials of the product candidates and following approval will conduct such trials, all at UBC's expense. We will supply MF101 and BZL101 to UBC for the trials at cost, and, generally at our expense, we will also conduct independent quality assurance studies of the product candidates to ensure compliance with U.S. and Taiwan good manufacturing practices and complete Chemistry, Manufacturing and Control (CMC) and absorption, distribution, metabolism, elimination and toxicology (ADMET) studies to satisfy Taiwan DOH guidelines.

            UBC paid us a licensing fee of $150,000 upon the execution of the licensing agreement and, following approval to commercially market the product candidates, will pay us royalty fees for its sales of MF101 and BZL101. The royalty fee rate, however, will be reduced after five years from the time a product candidate was launched in the event no patent is granted in Taiwan for the product. UBC is prohibited from competing with itself in Taiwan with respect to MF101 and BZL101 directly or through a related party. We will remain the owner of all patents, continuations, improvements and all other intellectual property relating to the product candidates.

            The licensing agreement with UBC has an initial term of 10 years and will automatically renew for successive 3 year periods unless either party gives 12 months notice of its intention not to renew. The agreement may also be terminated if the applications for necessary approval by Taiwan governmental authorities for the sale of either product candidate are rejected, and upon breach by or winding up of a party.

            Other collaborations

            We have entered into a number of collaborative relationships with various universities and scientists and clinicians primarily serving on our Scientific Advisory Board. These collaborations do not provide us any revenue but assist us in the pre-clinical and clinical development of our product candidates, by allowing us to investigate certain of their mechanisms, processes and implications.


Government Regulation and Environmental Issues


            Regulation by governmental authorities in the United States and foreign countries is a significant factor in the development, manufacture, and expected marketing of our drug product candidates and in our ongoing research and development activities. The nature and extent to which such regulation will apply to us will vary depending on the nature of any products developed. We anticipate that all of our drug product candidates will require regulatory approval by governmental agencies prior to commercialization. In particular, human therapeutic products are subject to rigorous preclinical and clinical testing and other approval procedures of the FDA and similar regulatory authorities in foreign countries. Various federal statutes and regulations also govern or influence testing, manufacturing, safety, labeling, storage, and record-keeping related to such products and their marketing. The process of obtaining these approvals and the subsequent compliance with the appropriate federal statutes and regulations requires substantial time and financial resources. Any failure by us or our collaborators to obtain, or any delay in obtaining, regulatory approval could adversely affect the marketing of any products developed by us, our ability to receive product revenues, and our liquidity and capital resources.

            The development, manufacture, marketing, and distribution of drug products are extensively regulated by the FDA in the U.S. and similar regulatory agencies in other countries. The steps ordinarily required before a new drug may be marketed in the U.S., which are similar to steps required in most other countries, include:

            o preclinical laboratory tests, preclinical studies in animals, formulation studies and the submission to the FDA of an investigational new drug application;


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

            o adequate and well-controlled clinical trials to establish the safety and efficacy of the drug;

            o     the submission of a new drug application to the FDA; and

            o FDA review and approval of the new drug application (NDA) or biologics license application (BLA).


            Preclinical tests include laboratory evaluation of product chemistry, formulation and toxicity, as well as animal studies. The results of preclinical testing are submitted to the FDA as part of an investigational new drug (IND) application. A 30-day waiting period after the filing of each IND application is required prior to commencement of clinical testing in humans. At any time during the 30-day period or at any time thereafter, the FDA may halt proposed or ongoing clinical trials until the FDA authorizes trials under specified terms. The IND application process may be extremely costly and substantially delay development of our drug product candidates. Moreover, positive results of preclinical tests will not necessarily indicate positive results in subsequent clinical trials. The FDA may require additional animal testing after an initial IND is approved and prior to Phase III trials. These additional studies are customary for drugs intended for use by healthy populations. All of our potential drugs maybe subjected to such studies, which may delay or damage our ability to complete trials and obtain a marketing license.


            Clinical trials to support new drug applications are typically conducted in three sequential phases, although the phases may overlap. During Phase I, clinical trials are conducted with a small number of subjects to assess metabolism, pharmacokinetics, and pharmacological actions and safety, including side effects associated with increasing doses. Phase II usually involves studies in a limited patient population to:

            o assess the efficacy of the drug in specific, targeted indications;

            o     assess dosage tolerance and optimal dosage; and

            o     identify possible adverse effects and safety risks.

            If a compound is found to be potentially effective and to have an acceptable safety profile in Phase II evaluations, Phase III trials are undertaken to further demonstrate clinical efficacy and to further test for safety within an expanded patient population at geographically dispersed clinical trial sites.

            After successful completion of the required clinical trials, a new drug application (NDA) is generally submitted. The FDA may request additional information before accepting the NDA for filing, in which case the NDA must be resubmitted with the additional information. Once the submission has been accepted for filing, the FDA reviews the NDA and responds to the applicant. FDA requests for additional information or clarification often significantly extend the review process. The FDA may refer the NDA to an appropriate advisory committee for review, evaluation, and recommendation as to whether the NDA should be approved, although the FDA is not bound by the recommendation of an advisory committee.

            If the FDA evaluations of the application and the manufacturing facilities are favorable, the FDA may issue an approval letter or an "approvable" letter. An approvable letter will usually contain a number of conditions that must be met in order to secure final approval of the NDA and authorization of commercial marketing of the drug for certain indications. The FDA may also refuse to approve the NDA or issue a "not approvable" letter outlining the deficiencies in the submission and often requiring additional testing or information.

            The Food and Drug Administration's Modernization Act codified the FDA's policy of granting "fast track" approval of cancer therapies and other therapies intended to treat severe or life threatening diseases and having potential to address unmet medical needs. Previously, the FDA approved cancer therapies primarily based on patient survival rates or data on improved quality of life. The FDA considered evidence of partial tumor shrinkage, while often part of the data relied on for approval, insufficient by itself to warrant approval of a cancer therapy, except in limited situations. Under the FDA's revised policy, which became effective in 1998, the FDA has broadened authority to consider evidence of partial tumor shrinkage or other clinical outcomes for approval. This revised policy is intended to facilitate the study of cancer therapies and shorten the total time for marketing approvals. We intend to take advantage of this policy; however, it is too early to tell what effect, if any, these provisions may have on the approval of our drug product candidates.

            Sales outside the United States of products we develop will also be subject to regulatory requirements governing human clinical trials and marketing for drugs. The requirements vary widely from country to country, but typically the registration and approval process takes several years and requires significant resources. In most cases, if the FDA has not approved a product for sale in the United States, the product may be exported for sale outside of the United States, only if it has been approved in any one of the following: the European Union, Canada, Australia, New Zealand, Japan, Israel, Switzerland and South Africa. There are specific FDA regulations that govern this process.


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

            We are also subject to various Federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with our research work. We cannot accurately predict the extent of government regulation that might result from future legislation or administrative action.

Manufacturing

            We currently have no manufacturing capabilities. To date, we have engaged an overseas manufacturer experienced in FDA Good Manufacturing Practices (or GMP) for drug production, for the supply of our product candidates and other compounds solely for our pre-clinical research and development activities. We have not entered into a formal written agreement with this manufacturer, and submit purchase orders on an as needed basis. We believe that numerous alternative manufacturers exist that would be capable of fulfilling our current product supply needs in the event we were unable to obtain product from our current manufacturer.

            In order to successfully commercialize our drug product candidates, we, or third parties with whom we contract, must be able to manufacture products in commercial quantities in compliance with the FDA's current GMP (or cGMP) at acceptable costs and in a timely manner. As we do not own a cGMP manufacturing facility, we expect to contract with third parties to provide us with cGMP production capacity when appropriate.


Marketing and Sales

            We currently have no sales activities, and no employee is engaged in selling any of our products, as we have not received FDA approval to do so. Marketing activities are related to website design, and attendance at tradeshows and conferences where we promote the results of our research activities.


Competition

            Competition in the pharmaceutical and biotechnology industries is intense. Our competitors include pharmaceuticals companies and biotechnology companies, as well as universities and public and private research institutions. In addition, companies that are active in different but related fields represent substantial competition for us. Many of our competitors have significantly greater capital resources, larger research and development staffs and facilities and greater experience in drug development, regulation, manufacturing and marketing than we do. These organizations also compete with us to recruit qualified personnel, attract partners for joint ventures or other collaborations, and license technologies that are competitive with ours. To compete successfully in this industry we must identify novel and unique drugs or methods of treatment and then complete the development of those drugs as treatments in advance of our competitors.

            The drugs that we are attempting to develop will have to compete with existing therapies. In addition, a large number of companies are pursuing the development of pharmaceuticals that target the same diseases and conditions that we are targeting. Other companies have products or drug candidates in various stages of pre-clinical or clinical development to treat diseases for which we are also seeking to discover and develop drug candidates. Some of these potential competing drugs are further advanced in development than our drug candidates and may be commercialized earlier.

            In particular, there are numerous companies attempting to discover and develop drugs to treat cancer. Many of them are targeting pathways similar to those targeted by us. However, we believe few of the companies are attempting to develop drugs derived from natural products and fewer companies are trying to discover drugs from botanical extracts. Moreover, we are not aware of many companies attempting to discover and develop more selective estrogen receptor modulators.


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            Our lead product candidate for metastatic breast cancer, BZL101, may be used for patients with either hormone receptor positive of negative tumors, and is designed for use in both premenopausal and postmenopausal patients and patients who are both HER2 positive and negative. Accordingly, it can be expected to compete with most forms of current therapies for metastatic breast cancer, including hormonal therapy, chemotherapy or biologic therapy. Below is a summary of commonly used drug therapies for the treatment of metastatic breast cancer and the pharmaceutical companies that distribute them. Each of these companies would compete directly with us relative to BZL101.

Therapy                     Drug      Pharmaceutical Company
----------------------   ----------   ----------------------
Hormonal Therapy         Nolvadex     AstraZeneca
                         Faslodex     AstraZeneca
                         Arimidex     AstraZeneca
                         Femara       Novartis
                         Aromasin     Pfizer

Chemotherapy             Abraxane     Abraxis
                         Adriamycin   Pharmacia
                         Adrucil      SP Parmaceuticals
                         Cytoxan      Baxter
                         Ellence      Pfizer
                         Gemzar       Eli Lilly
                         Maxtrex      Pharmacia
                         Mutamycin    Faulding DBL
                         Navelbine    Pierre Fabre
                         Taxol        Bristol-Myers Squibb
                         Taxotere     Aventis
                         Velban       Eli Lilly

Biologic Agent Therapy   Herceptin    Genentech

            While we are developing BZL101 to minimize many of the adverse side effects associated with the above breast cancer treatments and further clinical testing has yet to be completed, certain of the above drug therapies may have advantages relative to BZL101. These advantages include: lower pricing, greater efficacy and reduced toxicity.

            Our lead product candidate for the treatment of menopausal symptoms, MF101, would be expected to compete with postmenopausal hormone replacement therapy which has been the primary treatment of menopausal symptoms such as hot flashes. Leading hormonal agents include Premarin and Prempro by Wyeth Pharmaceuticals, Cenestin, Estradiol (generic) and Medroxy-Progesterone Acetate by Barr Pharmaceuticals, and Ogen, Provera and Estring by Pfizer. In addition, MF101 may be expected to compete with newer generation anti-depressants used to treat hot flash frequency, such as venlafaxine by Wyeth, fluoxetine by Eli Lilly and paroxetine by Glaxo Smith Kline. The makers of these hormonal agents would compete directly with us relative to MF101.

            While we are developing MF101 to minimize many of the risks associated with long-term use of HRT indicated in recent studies and further clinical testing has yet to be completed, certain hormone replacement therapies may have advantages relative to MF 101. These advantages include: lower pricing, greater efficacy and reduced toxicity.

            We believe we posses the competitive advantage of using unique techniques with extracts that are considered to be safe and tolerable in humans. We also believe that finding lead drugs that are orally tolerable and potentially safe from the start of the discovery process provides an advantage in the pharmaceutical industry.

Employees


            As of November 24, 2006, we had sixteen full time employees and one part time employee, none of whom are represented by a collective bargaining agreement, and we have never experienced a work stoppage. We believe our employee relations are good.


Facilities


            Our principal office housing our research and development and administrative functions is located in Emeryville, California. This estimated 6,135-square-foot facility is under a long-term lease through November 2010. The property is in satisfactory condition for the purpose for which it is used. We also lease 2,750 square feet of laboratory space in Aurora, Colorado, which terminates in November 2009.



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            We expect that our current leased premises will be satisfactory until the future growth of our business operations necessitates an increase in office space. There is an ample supply of office and laboratory space in the Emeryville, California area and we do not anticipate any problem in securing additional space if, and when, necessary.

Legal Proceedings

            In the ordinary course of business, we may become a party to legal or regulatory proceedings resulting from litigation, claims, or other disputes. There can be no assurance that one or more future actions, if they occur, would not have a material adverse effect on our business. Currently, we are not a party to any pending or threatened legal proceedings.


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                                   MANAGEMENT

Executive Officers and Directors


            The following table shows the positions held by our board of directors and executive officers, and their ages as of November 24, 2006:



Name                    Age   Position
----                    ---   ---------
Isaac Cohen              43   Chairman, President, Chief Executive Officer,
                              Chief Scientific Officer and Director

Mary Tagliaferri         40   Vice President, Chief Regulatory Officer,
                              Secretary, Treasurer and  Director

Brooks Corbin            46   Director

David Naveh              54   Director

Frances W. Preston       77   Director

Michael D. Vanderhoof    46   Director

James P. Stapleton       43   Chief Financial Officer



            Isaac Cohen, L.Ac., O.M.D., Director, Chairman, President, Chief Executive Officer and Chief Scientific Officer. Mr. Cohen is a co-founder of Bionovo Biopharmaceuticals, and has served as its Chairman, President, Chief Executive Officer and Chief Scientific Officer and a Director since February 2002. He became our Chairman, President, Chief Executive Officer and Chief Scientific Officer and a director in April 2005. Mr. Cohen has been a Guest Scientist at the University of California, San Francisco (UCSF) Cancer Research Center and UCSF Center for Reproductive Endocrinology since 1995. Mr. Cohen has been in private practice at The American Acupuncture Center, located in Berkeley, California since 1989.

            Mary Tagliaferri, M.D., L.Ac., Vice President, Chief Regulatory Officer, Secretary and Treasurer and Director. Dr. Tagliaferri is a co-founder of Bionovo Biopharmaceuticals, and has served as its Chief Regulatory Officer, Secretary and Treasurer and a Director since February 2002. She became Vice President, Chief Regulatory Officer, Secretary and Treasurer of our company in April 2005, and a director effective in May 2005. Dr. Tagliaferri manages and directs all clinical research projects that have been outsourced to academic medical centers in the United States and in Taiwan. In addition to her services to and work for us, Dr. Tagliaferri has conducted translational research with the University of California, San Francisco since 1996.

            Brooks Corbin, C.P.A., C.F.A., M.B.A., Director. Mr. Corbin has served as a director of our company since April 2006. Since 2004, Mr. Corbin has served as the CFO of Dynamic Healthcare Systems, a privately-held company which provides services and products that help healthcare plans and organizations who provide Medicare services solve their operational, compliance and revenue management challenges. From 2001 to 2003, Mr. Corbin served as Chief Financial Officer and Senior Vice President of Business Development and Finance. Mr. Corbin is a member of the audit and compensation committees of our board of directors.

            David Naveh, Ph.D., M.B.A., Director. Dr. Naveh has served as a director of Bionovo Biopharmaceuticals since August 2003. He became a director of our company effective in May 2005. Dr. Naveh has worked for Bayer Corporation since 1992 and currently serves as Chief Technical Officer of Bayer Biological Products, Worldwide. Prior to Bayer Corporation, Dr. Naveh served in the capacity of Process Development and Plant Management at Schering Plough from 1984 to 1988 and Director of Operations at Centocor from 1988 to 1992. Dr. Naveh is a member of the compensation and nominations and corporate governance committees of our board of directors.

            Frances W. Preston, Director. Ms. Preston has served as a director of our company since March 2006. From 1986 through 2004, Ms. Preston served as CEO and President of Broadcast Music, Inc. (BMI). Ms. Preston currently is the non-salaried president of the T.J. Martell Foundation for Leukemia, Cancer and AIDS Research. Ms. Preston is a member of the audit and compensation committees of our board of directors.

            Michael D. Vanderhoof, Director. Mr. Vanderhoof became a member of our board of directors in June 2005. For the past seven years, Mr. Vanderhoof has been a private investor in early stage private and public companies. He is currently Chairman of Cambria Asset Management LLC, a financial advisory and management firm. For the past five years, he has also served on the Board of Directors of Auxilio, Inc. (OTC BB: AUXO.OB), a provider of outsourced services for print image management in healthcare facilities. Mr. Vanderhoof is a member of the compensation and nominations and corporate governance committees of our board of directors.

            James P. Stapleton, Chief Financial Officer. Mr. Stapleton became our Chief Financial Officer on June 28, 2005. From January 2003 to April 2005, Mr. Stapleton was employed at Auxilio, Inc. (OTC BB: AUXO.OB), where he was the CFO from January 2003 through December 2004. From 1996 through 2002, Mr. Stapleton was employed in a variety of positions for ProsoftTraining (NasdaqSC:
POSO), including Corporate Secretary, Vice President Investor Relations, Chief Financial Officer, and other positions. Mr. Stapleton was Chief Financial Officer of BioTek Solutions, Inc. from 1995 through February 1996. From 1987 to 1995, Mr. Stapleton was the Chief Financial Officer for Advantage Life Products, Inc.


            Each director holds office until our next annual meeting of stockholders or until his death, resignation or removal, if earlier.


Information Relating to Committees of the Board of Directors

            Our by-laws authorize our board of directors to appoint among its members one or more committees, each consisting of one or more directors. The board of directors has established three standing committees: an audit committee, a compensation committee and a nominations and corporate governance committee.

            The board of directors has adopted charters for the audit, compensation and nominations and corporate governance committees describing the authority and responsibilities delegated to each committee by our board of directors. These charters are posted on our website, at www.bionovo.com. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices located at 5858 Horton Street, Suite 375, Emeryville, California 94608.

            Compensation Committee. The compensation committee of our board of directors is presently composed of Michael Vanderhoof, who serves as chairperson of the committee, and Dr. David Naveh, Mr. Corbin, and Ms. Preston. No member of the compensation committee is an employee or officer of our company or our sole subsidiary. The principal functions of this committee are to review and approve our organizational structure, review the performance of our officers and establish overall employee compensation policies. This committee also reviews and approves compensation of directors and our officers, including salary, bonus, and stock option grants, and administers our stock plans.

            Audit Committee. The audit committee of our board of directors is presently composed of Mr. Corbin, who serves as chairperson, and Ms. Preston. No member of the audit committee is an employee or officer of our company or sole subsidiary. The functions of the audit committee include, among other things, reviewing our annual and quarterly financial statements, reviewing the results of each audit and quarterly review by our independent public accountants, reviewing our internal audit activities and discussing the adequacy of our accounting and control systems.

            The audit committee charter provides that the audit committee will consist of no fewer than three members, each of whom is independent under the rules of the American Stock Exchange or the Nasdaq Stock Market to the extent any of our securities are traded or quoted on such markets. Mr. Corbin and Ms. Preston are both "independent" directors, as defined in the Securities Exchange Act of 1934, and each are qualified to be an "audit committee financial expert" as that term is defined by Regulation S-B of the Securities Exchange Act of 1934.

            Nominations and Corporate Governance Committee. The nominations and corporate governance committee currently consists of Mr. Vanderhoof, who serves as chairperson, and Dr. Naveh. Pursuant to the nominations and corporate governance committee charter, the nominations and corporate governance committee is responsible for board member qualification and nomination to the full board as well as matters relating to corporate governance.

            The nominations and corporate governance committee charter provides that the nominations and corporate governance committee reviews the qualities and skills in prospective members of the board of directors and generally requires that director candidates be qualified individuals who, if added to the board of directors, would provide the mix of director characteristics, experience, perspectives and skills appropriate for our company. Criteria for selection of candidates include, but are not limited to: (i) business and financial acumen, as determined by the independent directors in their discretion, (ii) qualities reflecting a proven record of accomplishment and ability to work with others, (iii) knowledge of our industry, (iv) relevant experience and knowledge of corporate governance practices, and (v) expertise in an area relevant to our company. Such persons should not have commitments that would conflict with the time commitments of a member of our board of directors.

            Security holders can recommend a prospective nominee for the board of directors by writing to the committee chairperson at our corporate headquarters and providing the information required by our by-laws, along with any additional supporting materials the security holder considers appropriate.


Section 16(a) Beneficial Ownership Reporting Compliance

            Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.


            Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during the year ended December 31, 2005, all filing requirements applicable to our executive officers and directors and greater than 10% shareholders were complied with.


Executive Compensation


            The following table sets forth, for the years indicated, all cash compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered to us by our Chief Executive Officer and all other executive officers in such years (as a group, the "named executive officers") who received or are entitled to receive remuneration in excess of $100,000 during the stated periods.


                           SUMMARY COMPENSATION TABLE


                                                                          Long-term
                                                                        Compensation
                                                                    --------------------
                                                                      Awards     Payouts
                                                      Annual        ----------   -------
                                                 Compensation (1)   Securities             All Other
                                                 ----------------   Underlying     LTIP     Compen-
                                        Fiscal    Salary    Bonus    Options/    Payouts     sation
Name and Principal Position              Year      ($)       ($)     SARs (#)      ($)        ($)
-------------------------------------   ------   -------   ------   ----------   -------   ---------
Isaac Cohen, L.Ac., O.M.D                2005    178,846   42,883       --          --     48,240(2)
Chairman, President, Chief Executive     2004     90,000       --       --          --     27,120(3)
Officer, Chief Scientific Officer and    2003         --       --       --          --         --
Director

Mary Tagliaferri, M.D., L.Ac             2005    178,846   42,833       --          --     48,240(4)
Vice President, Chief Regulatory         2004    118,000       --       --          --     34,120(5)
Officer, Secretary, Treasurer and        2003         --       --       --          --         --
Director

James P. Stapleton (6)                   2005     57,519       --       --          --         --
Chief Financial Officer


----------

(1) Does not include the aggregate amount of perquisites or other personal benefits, which was less than 10% of the total annual salary and bonus reported.

(2) Amount comprised of $42,000 contributed by Bionovo pursuant to its Simplified Employee Pension Program, or SEPP, and $6,240 in annual automobile allowance.

(3) Amount comprised of $22,500 contributed by Bionovo Biopharmaceuticals pursuant to its SEPP and $4,620 in annual automobile allowance.

(4) Amount comprised of $42,000 contributed by Bionovo pursuant to its SEPP and $6,240 in annual automobile allowance.

(5) Amount comprised of $29,500 contributed by Bionovo Biopharmaceuticals pursuant to its SEPP and $4,620 in annual automobile allowance.

(6) Mr. Stapleton became Bionovo's chief financial officer in June 2005.


Compensation of Directors


            Beginning in June 2005, each non-employee director is entitled to receive a stock option grant for 2,500 shares of our common stock for each board meeting attended. Each non-employee director is entitled to receive a stock option grant to purchase 25,000 shares of our common stock upon joining our board of directors. The option grants vest over a period of two years with a per share exercise price which is equal to the per share price of our common stock as quoted on the OTC Bulletin Board as of the date of the grant. Directors are reimbursed for expenses incurred in connection with attendance at board and committee meetings.


            Dr. Naveh previously received a stock option to purchase 816,000 shares of common stock of Bionovo Biopharmaceuticals which was assumed by us in our reverse merger transaction. The stock option now represents the option to purchase the same number of shares of our common stock. Prior to June 28, 2005, Dr. Naveh was paid $2,000 per month for his services on the board of directors which arrangement has been supplanted by the stock option awards discussed in the preceding paragraph.

Options/SAR Grants and Fiscal Year End Option Exercises and Values


            The following table sets forth information concerning options to purchase shares of our common stock granted to the named executive officers in the fiscal year ended December 31, 2005. No other options were granted to our named executive officers in the fiscal year ended December 31, 2005.



                                                       % of Total
                        Number of Securities       Options Granted to
                     Underlying Options Granted    Bionovo Employees in  Exercise Price   Expiration
 Executive Officer              (1)                    Fiscal Year        Per Share (2)      Date
------------------   --------------------------   --------------------   --------------   ----------
James P. Stapleton            600,000                    52.9%               $0.90        12/31/15


----------

(1) The options were granted under our Stock Incentive Plan for a term of no more than ten years, subject to earlier termination in certain events related to termination of employment. The options begin to vest on the first anniversary from the grant date. To the extent not already exercisable, the options generally become exercisable upon our merger or consolidation with or into another corporation, or upon the acquisition by another corporation or person of all or substantially all of our assets.

(2) All options were granted at fair market value (the last price for our common stock as reported by NASDAQ on the day previous to the date of grant).

            The following table sets forth information regarding the exercisable and unexercisable options to acquire our common stock granted to our named executive officers as of December 31, 2005. None of the named executive officers exercised options during 2005.



                                                            Value of Unexercised
                             Number of Unexercised        In-the-Money Options at
                         Options at December 31, 2005      December 31, 2005 (1)
                         ----------------------------   ---------------------------
         Name             Exercisable   Unexercisable   Exercisable   Unexercisable
----------------------    -----------   -------------   -----------   -------------
Isaac Cohen                    --              --            --              --
James P. Stapleton (2)         --         600,000            --           $0.00
Mary Tagliaferri               --              --            --              --


----------

(1) Represents the difference between the fair market value of the shares underlying such options at fiscal year-end ($0.90) and the exercise price of such options

(2)   Mr. Stapleton joined us in June 2005 as our chief financial officer.

Employment and Separation Agreements and Change in Control Arrangements

            Isaac Cohen, our chief executive officer, has an employment agreement with us that provides for an annual salary of $196,000, subject to annual review and potential increase by our board of directors. Mr. Cohen is eligible to receive annual bonuses in cash or stock options as awarded by our board of directors in its discretion. Mr. Cohen also is entitled to an automobile allowance of $520 per month and we have agreed to indemnify him in his capacity as an officer or director. Mr. Cohen will receive a severance payment equal to six month's salary in the event we terminate his employment without cause. The agreement is for a term of three years, which commenced June 23, 2004.

            Mary Tagliaferri, our chief regulatory officer, has an employment agreement with us that provides for an annual salary of $196,000, subject to annual review and potential increase by our board of directors. Dr. Tagliaferri is eligible to receive annual bonuses in cash or stock options as awarded by our board of directors in its discretion. Dr. Tagliaferri also is entitled to an automobile allowance of $520 per month and we have agreed to indemnify her in her capacity as an officer or director. Dr. Tagliaferri will receive a severance payment equal to six month's salary in the event we terminate her employment without cause. The agreement is for a term of three years, which commenced June 23, 2004.

            James Stapleton became our chief financial officer on June 28, 2005. We intend to negotiate and enter into an employment agreement with Mr. Stapleton.


Stock Incentive Plan


            Background and Purpose. On April 6, 2005, in connection with the completion of the reverse merger, our board of directors assumed and adopted the Stock Incentive Plan, as amended, of Bionovo Biopharmaceuticals which we refer to as the Plan, and recommended that it be submitted to our stockholders for their approval.

            The purpose of the Plan is to promote our success and the interests of our stockholders by attracting, motivating, retaining and rewarding certain officers, employees, directors and certain other eligible persons with stock based awards and incentives for high levels of individual performance and improved financial performance of our company. The Plan provides us the ability to issue stock options and restricted stock awards. Stock options may be either incentive stock options, as defined in Section 422A of the Internal Revenue Code of 1986 (which we refer to as the Code), or non-qualified stock options.

            As of November 24, 2006, stock options to purchase a total of approximately 2,952,254 shares of our common stock had been granted under the Plan. These options, which expire ten years from the date of grant, were granted at exercise prices ranging from $0.29167 to $1.61 per share. The following is a summary of certain principal features of the Plan. This summary is qualified in its entirety by reference to the complete text of the Plan.

            Shares Available for Awards. Under the Plan, the total number of shares of our common stock that may be subject to the granting of awards under the Plan shall be equal to 6,561,588 shares, plus the number of shares that are subject to or underlie awards that expire or for any reason are not paid or delivered under the Plan. A committee of our board of directors, which we refer to as the Committee, is to administer the Plan. See "Administration." The Committee is authorized to adjust outstanding awards (including adjustments to exercise prices of options and other affected terms of awards) in the event that an extraordinary dividend or other distribution (whether in cash, shares of our common stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, or other similar corporate transaction or event affects our common stock to such extent (if any) and at such time as it deems appropriate and equitable in the circumstances.


            Eligibility. The persons eligible to receive awards under the Plan are our officers (whether or not directors) and employees, and any director of, or any individual consultant or advisory who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of our company in a capital raising transaction or as a market maker or promoter of our company's securities) to, our company and who is selected to participate in the Plan by the Committee described below.


            Administration. Pursuant to the Plan, our board of directors has selected a Committee to administer the Plan. All Committee members must be "non-employee directors" as defined by Rule 16b-3 of the Exchange Act, and independent as defined by Nasdaq or any other national securities exchange on which any securities of our company may be listed for trading in the future. However, except as otherwise required to comply with Rule 16b-3 of the Exchange Act, our board of directors may exercise any power or authority granted to the Committee. Subject to the terms of the Plan, the Committee is authorized to select eligible persons to receive awards, determine the type and number of awards to be granted and the number of shares of our company common stock to which awards will relate, specify times at which awards will be exercisable or settleable, set other terms and conditions of awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the Plan and make all other determinations that may be necessary or advisable for the administration of the Plan.

            Stock Options. The Committee is authorized to grant stock options, including both incentive stock options or ISOs, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. The exercise price per share subject to an option are determined by the Committee, but in the case of an ISO must not be less than the fair market value of a share of our company common stock on the date of grant. For purposes of the Plan, the term "fair market value" means, as of any given date, the closing sales price per share of our company common stock as reported on the principal stock exchange or market on which our company common stock is traded on the date as of which such value is being determined or, if there is no sale on that date, the last previous day on which a sale was reported. If our company common stock is not listed to trade on a national securities exchange and is not reported on the Nasdaq National Market Reporting System, "fair market value" means the mean between the bid and asked price for our company's common stock on such date, as furnished by the National Association of Securities Dealers, Inc. In the absence of the foregoing, "fair market value" of our common stock is as established by the Committee. The maximum term of each option, the times at which each option will be exercisable, and provisions requiring forfeiture of unexercised options at or following termination of employment or service generally are fixed by the Committee except that no option may have a term exceeding 10 years. Options may be exercised by payment of the exercise price in cash, check, shares that have been held for at least six months (provided the Committee in its sole discretion may limit the use of shares as payment), if authorized by the Committee or specified in an applicable award agreement, by a promissory note subject to the terms of the Plan, and by notice and third party payment in such manner as may be authorized by the Committee.

            Restricted Stock. The Committee is authorized to grant restricted stock. Restricted stock is a grant of shares of our common stock, subject to payment of such consideration and such conditions on vesting (which may include, among others, the passage of time, specified performance objectives or other factors), which may not be sold or disposed of, and which may be forfeited in the event of certain terminations of employment or service, prior to the end of a restricted period specified by the Committee. A participant granted restricted stock generally has all of the rights of a stockholder of our company, unless otherwise determined by the Committee.


            Acceleration of Vesting; Change in Control. The Committee may, in its discretion, accelerate the vesting and exercisability, or the expiration of exercisability period of any award in the event of termination of employment or service with our company for any reason other than cause, and unless otherwise provided in the award agreement, vesting shall occur immediately in the case of a "change in control" of our company, as defined in the Plan.

            Amendment and Termination. Our board of directors may amend, alter, suspend, discontinue or terminate the Plan or the Committee's authority to grant awards without further stockholder approval, except stockholder approval must be obtained for any amendment or alteration if such approval is required by sections 422 or 424 of the Code or any other applicable law, or deemed necessary or advisable by our board of directors. Thus, stockholder approval may not necessarily be required for every amendment to the Plan which might increase the cost of the Plan or alter the eligibility of persons to receive awards. However, the board of directors and the Committee may not, without the written consent of the Plan participant affected thereby, terminate or suspend the Plan in any manner materially adverse to the Plan participant's rights or benefits under an outstanding award, or amend the Plan participant's award in any manner materially adverse to the Plan participant. Unless earlier terminated by our board of directors, the Plan will terminate at the close of business on the day before the 10th anniversary of its effective date.


            Federal Income Tax Consequences of Awards

            The Plan is not qualified under the provisions of section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

            Nonqualified Stock Options. On exercise of a nonqualified stock option granted under the Plan an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the shares of stock acquired on exercise of the option over the exercise price. If the optionee is an employee of our, that income will be subject to the withholding of Federal income tax. The optionee's tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and his holding period for those shares will begin on that date.

            If an optionee pays for shares of stock on exercise of an option by delivering shares of our common stock, the optionee will not recognize gain or loss on the shares delivered, even if their fair market value at the time of exercise differs from the optionee's tax basis in them. The optionee, however, otherwise will be taxed on the exercise of the option in the manner described above as if he had paid the exercise price in cash. If a separate identifiable stock certificate is issued for that number of shares equal to the number of shares delivered on exercise of the option, the optionee's tax basis in the shares represented by that certificate will be equal to his tax basis in the shares delivered, and his holding period for those shares will include his holding period for the shares delivered. The optionee's tax basis and holding period for the additional shares received on exercise of the option will be the same as if the optionee had exercised the option solely in exchange for cash.

            We will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the optionee, provided that amount constitutes an ordinary and necessary business expense of ours and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

            Incentive Stock Options. The Plan provides for the grant of stock options that qualify as "incentive stock options" as defined in section 422 of the Code, which we refer to as ISOs. Under the Code, an optionee generally is not subject to tax upon the grant or exercise of an ISO. In addition, if the optionee holds a share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised, which we refer to as the Required Holding Period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder's tax basis in that share will be long-term capital gain or loss.

            If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the Required Holding Period, which we refer to as a Disqualifying Disposition, the optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. If, however, the Disqualifying Disposition is a sale or exchange on which a loss, if realized, would be recognized for Federal income tax purposes, and if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

            An optionee who exercises an ISO by delivering shares of stock acquired previously pursuant to the exercise of an ISO before the expiration of the Required Holding Period for those shares is treated as making a Disqualifying Disposition of those shares. This rule prevents "pyramiding" or the exercise of an ISO (that is, exercising an ISO for one share and using that share, and others so acquired, to exercise successive ISOs) without the imposition of current income tax.

            For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee's alternative minimum taxable income for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the share in the year in which the option is exercised, there will be no adjustment with respect to that share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the optionee's alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

            We are not allowed an income tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired on exercise of an incentive stock option after the Required Holding Period. However, if there is a Disqualifying Disposition of a share, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, provided that amount constitutes an ordinary and necessary business expense of ours and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

            Restricted Stock Awards. Generally, the recipient of a restricted stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is non-vested when it is received under the Plan (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the restricted stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

            The recipient's basis for the determination of gain or loss upon the subsequent disposition of shares acquired as stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested. Upon the disposition of any stock received as a restricted stock award under the Plan the difference between the sale price and the recipient's basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more the one year from the date as of which he or she would be required to recognize any compensation income.

            Section 409A. Section 409A of the Code, enacted as part of the American Jobs Creation Act of 2004, imposes certain new requirements applicable to "nonqualified deferred compensation plans," including new rules relating to the timing of deferral elections and elections with regard to the form and timing of benefit distributions, prohibitions against the acceleration of the timing of distributions, and the times when distributions may be made, as well as rules that generally prohibit the funding of nonqualified deferred compensation plans in offshore trusts or upon the occurrence of a change in the employer's financial health. These new rules generally apply with respect to deferred compensation that becomes earned and vested on or after January 1, 2005. If a nonqualified deferred compensation plan subject to Section 409A fails to meet, or is not operated in accordance with, these new requirements, then all compensation deferred under the plan is or becomes immediately taxable to the extent that it is not subject to a substantial risk of forfeiture and was not previously taxable. The tax imposed as a result of these new rules would be increased by interest at a rate equal to the rate imposed upon tax underpayments plus one percentage point, and an additional tax equal to 20% of the compensation required to be included in income. Some of the awards to be granted under this Plan may constitute deferred compensation subject to the Section 409A requirements, including, without limitation, discounted stock options. It is our intention that any award agreement that will govern awards subject to Section 409A will comply with these new rules.

            Section 162 Limitations. The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Code, which generally disallows a public company's tax deduction for compensation to covered employees in excess of $1 million in any tax year beginning on or after January 1, 1994. Compensation that qualifies as "performance-based compensation" is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the company that pays it. We intend that options granted to employees whom the Committee expects to be covered employees at the time a deduction arises in connection with such options, will qualify as such "performance-based compensation," so that such options will not be subject to the Section 162(m) deductibility cap of $1 million. Future changes in Section 162(m) or the regulations thereunder may adversely affect our ability to ensure that options under the Plan will qualify as "performance-based compensation" that is fully deductible by us under Section 162(m).

            Importance of Consulting Tax Adviser. The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon current Federal income tax rules and therefore is subject to change when those rules change. Moreover, because the tax consequences to any recipient may depend on his particular situation, each recipient should consult his tax adviser as to the Federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award.

                                 STOCK OWNERSHIP


            The following table sets forth information regarding the number of shares of our common stock beneficially owned on November 24, 2006 by:


            o each person who is known by us to beneficially own 5% or more of our common stock;

            o     each of our directors and executive officers; and

            o     all of our directors and executive officers as a group.

            Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days after the date indicated in the table are deemed beneficially owned by the optionees. Subject to any applicable community property laws, the persons or entities named in the table above have sole voting and investment power with respect to all shares indicated as beneficially owned by them.

            Except as otherwise set forth below, the address of each of the persons listed is c/o Bionovo, Inc., 5858 Horton Street, Suite 375 Emeryville, California 94608.


        Name and Address Of              Number of Shares       Percentage of Shares
         Beneficial Owner             Beneficially Owned (1)   Beneficially Owned (2)
-----------------------------------   ----------------------   ----------------------
Isaac Cohen                                 9,866,094                  19.23%
Mary Tagliaferri                            9,866,094                  19.23%
Brooks Corbin                                      --                     --
David Naveh                                   771,250(3)                1.48%
Frances Preston                                    --                     --
James P. Stapleton                            362,500(4)                   *
Michael D. Vanderhoof                         946,250(5)                1.81%
Directors and executive officers as
  a group (7 persons)                      21,812,188(6)               42.46%


----------
*     Less than 1% of outstanding shares.


(1) Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person. Also includes shares if the named person has the right to acquire those shares within 60 days after November 24, 2006, by the exercise of any warrant, stock option or other right. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(2) Based upon 51,293,474 shares of common stock outstanding on November 24, 2006.

(3) Represents 771,250 shares of common stock that may be acquired within 60 days of November 24, 2006 pursuant to stock options held by Dr. Naveh.

(4) Includes 306,250 shares of common stock that may be acquired within 60 days of November 24, 2006 pursuant to stock option and warrants held by Mr. Stapleton.

(5) Includes 383,750 shares of common stock that may be acquired within 60 days of November 24, 2006 pursuant to stock option and warrants held by Mr. Vanderhoof. See "Certain Relationships and Related Transactions."

(6)   Includes the shares of common stock referenced in footnotes (3) through
      (5) above.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

            Effective upon the reverse merger on April 6, 2005, we purchased and subsequently cancelled 19,975,000 and 1,065,000 shares of our common stock from Mary E. Ross and Gary Lewis, each a former director and officer, in exchange for our sale to Ms. Ross of our historical cook book business prior to the reverse merger. Ms. Ross' acquisition of our prior business occurred on April 6, 2005.


            As of April 6, 2005, Mary Ross forgave amounts we owed her. The amounts were comprised of a promissory note dated December 31, 2004 in the face amount of $130,382, bearing interest at the rate of 7% per annum which was due and payable on May 31, 2006, and for additional sums representing expenses paid by her on our behalf in the sum of $7,800.

            As of April 6, 2005, Gary Lewis forgave amounts we owed him. The amounts were comprised of a series of promissory notes which were aggregated into a single note dated December 31, 2004 in the face amount of $41,152, bearing interest at the rate of 7% per annum which was due and payable on May 31, 2006.

            Michael D. Vanderhoof, one of our directors, is the Chairman of Cambria Asset Management, LLC, a financial consulting firm. In connection with our April 2006 reverse merger transaction and April and May 2005 private placements, Cambria Asset Management indirectly provided certain financial advisory and consulting services to us. As result, Cambria Asset Management was assigned five year warrants to purchase 1,082,000 shares of our common stock at an exercise price of $0.50 per share. We have been advised that Cambria Asset Management has agreed in principal with its officers and owners to assign the foregoing warrants to such persons, with Mr. Vanderhoof to receive warrants to purchase 300,000 shares of common stock in such assignment.

                       PRINCIPAL AND SELLING STOCKHOLDERS

            The following table sets forth:

            o     the name of the selling stockholders,


            o the number of shares of common stock beneficially owned by the selling stockholders as of November 24, 2006,


            o the maximum number of shares of common stock that may be offered for the account of the selling stockholders under this prospectus, and

            o the amount and percentage of common stock that would be owned by the selling stockholders after completion of the offering, assuming a sale of all of the common stock that may be offered by this prospectus.

            Except as noted below and elsewhere in this prospectus, the selling stockholders have not, within the past three years, had any position, office or other material relationship with us. Except as noted below, none of the selling stockholders are members of the National Association of Securities Dealers, Inc.


            Beneficial ownership is determined under the rules of the U.S. Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of common stock underlying warrants, stock options and other derivative securities to acquire our common stock held by that person that are currently exercisable or convertible within 60 days after November 24, 2006. The shares issuable under these securities are treated as outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person.



                                                                                     Beneficial Ownership
                                                      Beneficial       Shares      After this Offering (3)
                                                      Ownership      Registered    -----------------------
                                                    Prior to this      in this       Number
Name                                                 Offering (1)   Offering (2)   of Shares   Percent (4)
-------------------------------------------------   -------------   ------------   ---------   -----------
Jason P. Alpin (56)                                    125,000         125,000         --           *
Alpine Securities Corporation (5) (56)                 212,500         212,500         --           *
Peter K. Aman (56)                                     750,000         750,000         --           *
Asia Orient Enterprises Limited (6)                    187,500         187,500         --           *
Asset Managers International Ltd. (7)                  237,500         237,500         --           *
Atlas Capital SA (8)                                   500,000         500,000         --           *
Atwood-Rasely Family Trust DTD March 29, 2005 (9)       25,000          25,000         --           *
Banyan Investment Co. (10) (56)                        375,000         375,000         --           *
Eslie Olsen Barlow                                      25,000          25,000         --           *
Lance R. Bateman                                        62,500          62,500         --           *
BBK Enterprises LLC (11)                                62,500          62,500         --           *
William H. Bennett IRA                                  62,500          62,500         --           *
Kirk A. Benson                                         125,000         125,000         --           *
Barry Bickmore                                         220,000         220,000         --           *
Brandon S. Bickmore                                    750,000         750,000         --           *
Teresa Bickmore IRA                                     62,500          62,500         --           *
Blackhawk Properties LLC (12) (56)                     175,000         175,000         --           *
Bridges & PIPEs, LLC (13)                              973,312         973,312         --           *
Andrea Brown & Frances von Lukanovic                   250,000         250,000         --           *
Mark Brunelle Roth IRA                                  62,500          62,500         --           *
Jeff L. Buffington                                      31,250          31,250         --           *

                                                                                     Beneficial Ownership
                                                      Beneficial       Shares      After this Offering (3)
                                                      Ownership      Registered    -----------------------
                                                    Prior to this      in this       Number
Name                                                 Offering (1)   Offering (2)   of Shares   Percent (4)
-------------------------------------------------   -------------   ------------   ---------   -----------
Bushido Capital Master Fund, LP (14)                    428,750         428,750          --         *
Lynn M. Bushman                                          77,500          77,500          --         *
Jeffrey Butler                                           50,000          50,000          --         *
Timothy J. Callahan and Michelle D. Callahan             62,500          62,500          --         *
Cambria Asset Management, LLC (15)                    1,082,000       1,082,000          --         *
CAMOFI Master LDC (16)                                2,028,648       2,028,648          --         *
Jason Carter (17)(57)                                    89,800          87,500       2,300         *
Kathy Carter                                            125,000         125,000          --         *
Enrico D. Cecala                                        500,000         500,000          --         *
Centrecourt Asset Management LLC (7)                     12,500          12,500
Michael H. Chase                                        250,000         250,000          --         *
Isaac Cohen                                           9,866,094       9,866,094          --         *
Robert H. Cohen                                         250,000         250,000          --         *
Allen Conkling                                          125,000         125,000          --         *
William Conkling                                         62,500          62,500          --         *
Byron Conrad and Heidi Conrad                            62,500          62,500          --         *
Gregory D. Cornelius                                     25,000          25,000          --         *
Cornell Capital Partners, LP (18)                       625,000         625,000          --         *
Mark D. Criddle and JoLynn V. Criddle                   462,500         462,500          --         *
Joseph X. Crivelli                                      125,000         125,000          --         *
Christianne D'Ambrosio Individual 401k                   37,500          37,500          --         *
Kara C. D'Ambrosio Trust (19)                            37,500          37,500          --         *
Lou & Christy D'Ambrosio Trust (20)                     250,000         250,000          --         *
Louis J. D'Ambrosio IRA                                 125,000         125,000          --         *
Sue R. D'Ambrosio Trust (21)                             25,000          25,000          --         *
DAM Constructions Superannuation Fund P/L (22)           37,500          37,500          --         *
Don J. De Cristo                                        250,000         250,000          --         *
David Mark Dee                                           87,500          87,500          --         *
Daniel S. Devenport                                      62,500          62,500          --         *
James P. Doolin                                          62,500          62,500          --         *
Avry Dotan and Niva Dotan                                47,500          47,500          --         *
DSAM Fund, LP (23)                                      500,000         500,000          --         *
Zeke Dumke IV                                            62,500          62,500          --         *
Duncan Capital, LLC (24)                              2,693,091       2,693,091          --         *
Charles R. Elliott                                       31,250          31,250          --         *
Jeff Esfeld Roth IRA                                     62,500          62,500          --         *
Eurowest Investments Limited (25)                       125,000         125,000          --         *
Steven B. Evans                                          62,500          62,500          --         *
Max Farbman IRA                                               0               0          --         *
David Filer                                             152,600         152,600          --         *
John Fobain                                              62,500          62,500          --         *
Pamela Forrester                                        125,000         125,000          --         *
David Fuchs (26)                                         27,806          27,806          --         *
Gamma Opportunity Capital Partners, LP (27)             500,000         500,000          --         *
Dale Garnett (56)                                        90,460          90,460          --         *
Rami O. Gellar and Jil J. Gellar                         25,000          25,000          --         *

                                                                                     Beneficial Ownership
                                                      Beneficial       Shares      After this Offering (3)
                                                      Ownership      Registered    -----------------------
                                                    Prior to this      in this       Number
Name                                                 Offering (1)   Offering (2)   of Shares   Percent (4)
-------------------------------------------------   -------------   ------------   ---------   -----------
Ray Gerrity Roth IRA                                     62,500          62,500          --         *
John M. Guynn                                            62,500          62,500          --         *
David D. Hall and Alisa L. Hall                          62,500          62,500          --         *
Edward Hall, Sr.                                        600,000         200,000     400,000         *
Lana R. Hall                                             50,000          50,000          --         *
Dale & Sharen Hamilton Trust (28)                        62,500          62,500          --         *
Gary J. Hannay                                           62,500          62,500          --         *
Mark J. Hansen                                           50,000          50,000          --         *
Robert D. Harrison                                       37,500          37,500          --         *
Robert D. Harrison and Patricia L. Harrison              87,500          87,500          --         *
Charles Hawkins and Brandi Paris                        125,000         125,000          --         *
Jonathan S. Heaton                                       62,500          62,500          --         *
Heather Heim                                            107,534         107,534          --         *
Randy I. Henderson                                      500,000         500,000          --         *
Frank C. Heyman and Sandra J. Heyman                     62,500          62,500          --         *
Rod Hoffman                                              62,500          62,500          --         *
Timothy J. Horrigan (56)                                 92,500          92,500          --         *
Fritz Howser                                             62,500          62,500          --         *
Kurtis D. Hughes                                         25,000          25,000          --         *
Kent S. Ingram                                          125,000         125,000          --         *
R. Todd Inman and Vicki L. Inman                        100,000         100,000          --         *
JB Investing LLC (29)                                    62,500          62,500          --         *
W. Reed Jensen                                          250,000         250,000          --         *
Val Johnson IRA                                          62,500          62,500          --         *
Mark S. Kaila                                           125,000         125,000          --         *
Richard Kasteler                                         62,500          62,500          --         *
James M. King                                            62,500          62,500          --         *
James M. King IRA                                       125,000         125,000          --         *
Richard M. King                                          75,000          75,000          --         *
Mike S. Kirkpatrick                                      62,500          62,500          --         *
V. James Koehler Jr.                                    125,000         125,000          --         *
Jeffrey G. Korn                                          62,500          62,500          --         *
Steve Lang                                               25,000          25,000          --         *
Lasarzig Family Trust (30)                              162,500         162,500          --         *
Lemke Family Trust (31)                                  31,250          31,250          --         *
Brian D. Lemke                                           31,250          31,250          --         *
Dennis D. Leonard and Karen L. Leonard                   62,500          62,500          --         *
Richard A. Levy                                          62,500          62,500          --         *
Gary Lewis (57)                                          52,100          25,000      27,100         *
Liberty Capital LLC (32) (56)                           125,000         125,000          --         *
Arthur Manni                                             31,250          31,250          --         *
Marelko Investments LLC (33)                             62,500          62,500          --         *
W. Brent Maxfield                                        90,000          90,000          --         *
Kirk McFarland                                          375,000         375,000          --         *
MGF Surgery Benefit Pension (34)                        125,000         125,000          --         *
Joe Montesi, Jr.                                         62,500          62,500          --         *
Mooson Inc. (35)                                         62,500          62,500          --         *
James C. Mourlas                                        125,000         125,000          --         *
Michael Murray IRA                                      125,000         125,000          --         *

                                                                                     Beneficial Ownership
                                                      Beneficial       Shares      After this Offering (3)
                                                      Ownership      Registered    -----------------------
                                                    Prior to this      in this       Number
Name                                                 Offering (1)   Offering (2)   of Shares   Percent (4)
-------------------------------------------------   -------------   ------------   ---------   -----------
Kevin Neustadt                                           25,000          25,000          --         *
Kevin Neustadt IRA                                       50,000          50,000          --         *
Gregory R. Norton                                        62,500          62,500          --         *
Laura Ann Olsen                                          25,000          25,000          --         *
Jeanette Osguthorpe                                      37,500          37,500          --         *
Padova Trust DTD June 27, 1991 (36)                     125,000         125,000          --         *
Patro, Inc. Retirement Plan (37)                         62,500          62,500          --         *
John L. Payne                                            87,500          87,500          --         *
Peak & Beach Ltd. (38)                                  125,000         125,000          --         *
Rafael Penunuri                                          75,000          75,000          --         *
Brian Peterson                                           25,000          25,000          --         *
Jeffrey S. Peterson (10) (12) (32) (39) (56)             75,000          75,000          --         *
Jonathan C. Peterson (39) (56)                           50,000          50,000          --         *
Jonathan Peterson Roth IRA                               37,500          37,500          --         *
Melvin D. Peterson and Darlene B. Peterson              125,000         125,000          --         *
Ray Peterson                                             62,500          62,500          --         *
V. Mark Peterson Roth IRA                               250,000         250,000          --         *
V. Mark Peterson (5) (10) (12) (32) (56)                250,000         250,000          --         *
Jay F. Price                                             62,500          62,500          --         *
PTS Investment Co LLC (39) (56)                          62,500          62,500          --         *
Tim Quinn                                                62,500          62,500          --         *
Darin A. Ralph                                          100,000         100,000          --         *
Alessandro Ratti                                        510,278         510,278          --         *
Eric Richardson (40)                                    250,000         250,000          --         *
Grant N. Richins                                         37,500          37,500          --         *
James E. Ripple and JoEllen Ripple                      125,000         125,000          --         *
Rockwood Group LLC (41)                                  27,805          27,805          --         *
Mary Ross                                                50,000          25,000      25,000         *
Rymark Inc. (42)                                        147,500         147,500          --         *
Jeffrey James Sandberg and Mary Joyce
  Sandberg (56)                                          31,250          31,250          --         *
Chester C. Schneider III                                 25,000          25,000          --         *
Schnieders Capital Management LLC (43)                   62,500          62,500          --         *
Rockwell D. Schutjer                                     37,500          37,500          --         *
Jules Scruggs and Stephanie Scruggs                      62,500          62,500          --         *
Chris P. Shepard                                         62,500          62,500          --         *
Richard B. Siegel Trust (44)                            125,000         125,000          --         *
Christina S. Simpson IRA                                 50,000          50,000          --         *
Daniel P. Simpson                                        50,000          50,000          --         *
Hank Simpson                                             62,500          62,500          --         *
Keith Sizemore                                           25,000          25,000          --         *
James P. Stapleton                                       62,500          62,500          --         *
Dennis S. Stoffel                                        25,000          25,000          --         *
Stradtman Family Trust DTD April 29, 1990 (45)           62,500          62,500          --         *
David E. Stringham                                       62,500          62,500          --         *
Allen H. Sweat                                           62,500          62,500          --         *
Mary Tagliaferri                                      9,866,094       9,866,094          --         *
TCMP3 Partners (46)                                      25,000          25,000          --         *

                                                                                     Beneficial Ownership
                                                      Beneficial       Shares      After this Offering (3)
                                                      Ownership      Registered    -----------------------
                                                    Prior to this      in this       Number
Name                                                 Offering (1)   Offering (2)   of Shares   Percent (4)
-------------------------------------------------   -------------   ------------   ---------   -----------
The Potomac Group (47)                                   62,500          62,500          --         *
Steve Thorne                                             62,500          62,500          --         *
Sean W. Trewartha                                        62,500          62,500          --         *
Cory L. Turnbow IRA                                     250,000         250,000          --         *
Cory Turnbow                                             37,500          37,500          --         *
Jamie Turnbow                                            37,500          37,500          --         *
Lynn Turnbow                                            687,500         687,500          --         *
Lynn Turnbow IRA                                        125,000         125,000          --         *
Steven R. Turnbow                                       200,000         200,000          --         *
Stephen B. Utley Sheltered Trust (48)                    62,500          62,500          --         *
Vanderhoof Family Trust (49)                            375,000         375,000          --         *
Daniel A. Vanderhoof                                    100,000         100,000          --         *
Jim D. Vanderhoof                                       125,000         125,000          --         *
Joel Vanderhoof (56)                                    750,000         750,000          --         *
Michael D. Vanderhoof (50)(56)                          625,000         625,000          --         *
Gerard J. Verkuylen                                      31,250          31,250          --         *
Michael Vetere                                          250,000         250,000          --         *
Vicis Capital Master Fund (51)                          625,000         625,000          --         *
Ken Vickers                                              62,500          62,500          --         *
Ken A. Wade                                              62,500          62,500          --         *
Douglas Waring                                           62,500          62,500          --         *
WECO Ls'g & Inv'ts, LLC (52)                            100,000         100,000          --         *
West Wilrick, Inc. Profit Sharing Plan (53)              37,500          37,500          --         *
Richard M. Wexler                                        87,500          87,500          --         *
Whalehaven Capital Fund Limited (54)                    500,000         500,000          --         *
Whisper Investment Co (55)                              250,000         250,000          --         *
Don Ross Wilson                                          37,500          37,500          --         *
Rogers D. Wilson                                         37,500          37,500          --         *
David Adam Wood                                          75,000          75,000          --         *
Kendell Woolstenhulme                                    62,500          62,500          --         *
Christopher T. Wyatt                                    250,000         250,000          --         *


----------
* Represents less than 1% of outstanding shares.


(1)   As of November 24, 2006.

(2) The number of shares in this column includes 51,293,474 presently outstanding shares of our common stock and up to 4,875,998 shares of our common stock issuable upon exercise of outstanding warrants to purchase our common stock.


(3) Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholders are under no obligation known to us to sell any shares of common stock at this time.


(4) Based on 51,293,474 shares of common stock outstanding on November 24, 2006. The shares issuable under stock options, warrants and other derivative securities to acquire our common stock that are currently exercisable or convertible within 60 days after November 24, 2006, are treated as if outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, also includes shares owned by a spouse, minor children, by relatives sharing the same home, and entities owned or controlled by the named person.


(5) V. Mark Peterson is the president and majority owner of Alpine Securities Corporation, which is the registered holder of the shares of common stock. Clark Johnston is Vice President and a shareholder of Alpine Securities Corporation. Todd Groskreutz is the Chief Financial Officer and a shareholder of Alpine Securities Corporation. Messrs. Peterson, Johnston and Groskreutz share voting and disposition power over the shares owned by Alpine Securities Corporation. The share amounts for Mr. Peterson exclude amounts registered in the name of Alpine Securities Corporation.

(6) Adrian John King is the sole director of Asia Orient Enterprises Limited, which is the registered holder of the shares of common stock. Mr. King, as sole director of Asia Orient Enterprises Limited, has voting and disposition power over the shares owned by Asia Orient Enterprises Limited.

(7) Jeffrey M. Haas is the authorized signatory of Asset Managers International Ltd. and Centrecourt Asset Management LLC, each of which is the registered holder of shares of common stock. Mr. Haas, as authorized signatory of Asset Managers International Ltd. And Centrecourt Asset Management LLC has voting and disposition power over the shares owned by Asset Managers International Ltd. and Centrecourt Asset Management LLC.

(8) Maurice Papilloud is the Membre de la Direction of Atlas Capital SA, which is the registered holder of the shares of common stock. Mr. Papilloud, as Membre de la Direction of Atlas Capital SA, has voting and disposition power over the shares owned by Atlas Capital SA.

(9) Teresa Atwood is the trustee of the Atwood-Rasely Family Trust DTD March 29, 2005, which is the registered holder of the shares of common stock. Ms. Atwood, as trustee of the Atwood-Rasely Family Trust DTD March 29, 2005, has voting and disposition power over the shares owned by the Atwood-Rasely Family Trust DTD March 29, 2005.

(10) V. Mark Peterson and Jeffrey S. Peterson are the managers of Banyan Investment Co., which is the registered holder of the shares of common stock. V. Mark Peterson and Jeffrey S. Peterson, as managers of Banyan Investment Co., each share voting and disposition power over the shares owned by Banyan Investment Co. The share amounts for V. Mark Peterson and Jeffrey S. Peterson exclude amounts registered in the name of Banyan Investment Co.

(11) Brandon Lewis is the partner of BBK Enterprises LLC, which is the registered holder of the shares of common stock. Mr. Lewis, as partner of BBK Enterprises LLC, has voting and disposition power over the shares owned by BBK Enterprises LLC.

(12) V. Mark Peterson and Jeffrey S. Peterson are the managers of Blackhawk Properties LLC, which is the registered holder of the shares of common stock. V. Mark Peterson and Jeffrey S. Peterson, as managers of Blackhawk Properties LLC, each share voting and disposition power over the shares owned by Blackhawk Properties LLC. The share amounts for V. Mark Peterson and Jeffrey S. Peterson exclude amounts registered in the name of Blackhawk Properties LLC..

(13) David Fuchs is the managing member of Bridges & PIPEs, LLC, which is the registered holder of the shares of common stock. Mr. Fuchs, as managing member of Bridges & PIPEs, LLC, has voting and disposition power over the shares owned by Bridges & PIPEs, LLC.

(14) Bushido Capital Partners, Ltd., a Cayman Island company, is the general partner of the stockholder, Bushido Capital Master Fund, LP, a Cayman Island registered limited partnership, with the power to vote and dispose of the shares owned by such stockholder. As such, Bushido Capital Partners, Ltd. may be deemed to be the beneficial owner of said shares. Christopher Rossman is the Managing Director of Bushido Capital Partners, Ltd., possessing the power to act on its behalf. Bushido Capital Partners, Ltd. and Christopher Rossman each disclaim beneficial ownership of such shares.

(15) Michael D. Vanderhoof and Eric R. Richardson are the Chairman and President, respectively, and 90% owners of Cambria Asset Management, LLC which is the registered holder of the shares of common stock. As such, they each have voting and dispositive power over the shares owned by Cambria Asset Management, LLC.

(16) Richard Smithline and Jeffrey M. Haas are the authorized signatories of CAMOFI Master LDC, which is the registered holder of the shares of common stock. Mr. Smithline and Mr. Haas, as authorized signatories of CAMOFI Master LDC, have voting and disposition power over the shares owned by CAMOFI Master LDC.

(17) Jason Carter's share ownership amounts excludes 825 shares of common stock owned by the Roth IRA of Mr. Carter's wife.


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

(18) Matt Beckman is the managing partner of Cornell Capital Partners, LP, which is the registered holder of the shares of common stock. Mr. Beckman, as managing partner of Cornell Capital Partners, LP, has voting and disposition power over the shares owned by Cornell Capital Partners, LP.

(19) Kara C. D'Ambrosio is the trustee of the Kara C. D'Ambrosio Trust, which is the registered holder of the shares of common stock. Ms. D'Ambrosio, as trustee of the Kara C. D'Ambrosio Trust, has voting and disposition power over the shares owned by the Kara C. D'Ambrosio Trust.

(20) Louis J. D'Ambrosio is the trustee of the Lou & Christy D'Ambrosio Trust, which is the registered holder of the shares of common stock. Mr. D'Ambrosio, as trustee of the Lou & Christy D'Ambrosio Trust, has voting and disposition power over the shares owned by the Lou & Christy D'Ambrosio Trust.

(21) Sue R. D'Ambrosio is the trustee of the Sue R. D'Ambrosio Trust, which is the registered holder of the shares of common stock. Ms. D'Ambrosio, as trustee of the Sue R. D'Ambrosio Trust, has voting and disposition power over the shares owned by the Sue R. D'Ambrosio Trust.

(22) Dennis Adrian Smith is the director of DAM Constructions Superannuation Fund P/L, which is the registered holder of the shares of common stock. Mr. Smith, as director of DAM Constructions Superannuation Fund P/L, has voting and disposition power over the shares owned by DAM Constructions Superannuation Fund P/L.

(23) Angelica Morrone is the president and investment manager of DSAM Fund, LP, which is the registered holder of the shares of common stock. Ms. Morrone, as president and investment manager of DSAM Fund, LP, has voting and disposition power over the shares owned by DSAM Fund, LP.

(24) David Fuchs is the managing member of Duncan Capital, LLC, which is the registered holder of the shares of common stock. Mr. Fuchs, as managing member of Duncan Capital, LLC, has voting and disposition power over the shares owned by Duncan Capital, LLC.

(25) Adrian John King is the sole director of Eurowest Investments Limited, which is the registered holder of the shares of common stock. Mr. King, as sole director of Eurowest Investments Limited, has voting and disposition power over the shares owned by Eurowest Investments Limited.

(26) David Fuchs is the managing member of Bridges & PIPEs, LLC and the principal of Duncan Capital, LLC and may be deemed to be the beneficial owner of the shares registered in the names of such entities. The share amounts for Mr. Fuchs exclude amounts registered in the names of such entities.

(27) Jonathan P. Knight is the president and director of Gamma Opportunity Capital Partners, LP, which is the registered holder of the shares of common stock. Mr. Knight, as president and director of Gamma Opportunity Capital Partners, LP, has voting and disposition power over the shares owned by Gamma Opportunity Capital Partners, LP.

(28) Dale W. Hamilton and Sharen L. Hamilton are the co-trustees of the Dale & Sharen Hamilton Trust, which is the registered holder of the shares of common stock. Mr. Hamilton and Ms. Hamilton, as co-trustees of the Dale & Sharen Hamilton Trust, have voting and disposition power over the shares owned by the Dale & Sharen Hamilton Trust.

(29) John J. Poelman is the managing member of JB Investing LLC, which is the registered holder of the shares of common stock. Mr. Poelman, as managing member of JB Investing LLC, has voting and disposition power over the shares owned by JB Investing LLC.

(30) William R. Lasarzig is the trustee of the Lasarzig Family Trust, which is the registered holder of the shares of common stock. Mr. Lasarzig, as trustee of the Lasarzig Family Trust, has voting and disposition power over the shares owned by the Lasarzig Family Trust.

(31) William D. Lemke is the co-trustee of the Lemke Family Trust, which is the registered holder of the shares of common stock. Mr. Lemke, as co-trustee of the Lemke Family Trust, has voting and disposition power over the shares owned by the Lemke Family Trust.

(32) V. Mark Peterson and Jeffrey S. Peterson are the managers of Liberty Capital LLC, which is the registered holder of the shares of common stock.
      V. Mark Peterson and Jeffrey S. Peterson, as managers of Liberty Capital LLC, each share voting and disposition power over the shares owned by Liberty Capital LLC. The share amounts for V. Mark Peterson and Jeffrey S. Peterson exclude amounts registered in the name of Liberty Capital LLC.


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

(33) Mark Kohler is the sole member of Marelko Investments LLC, which is the registered holder of the shares of common stock. Mr. Kohler, as sole member of Marelko Investments LLC, has voting and disposition power over the shares owned by Marelko Investments LLC.

(34) Michael Forrester is the trustee of MGF Surgery Benefit Pension, which is the registered holder of the shares of common stock. Mr. Forrester, as trustee of MGF Surgery Benefit Pension, has voting and disposition power over the shares owned by MGF Surgery Benefit Pension.

(35) Kent Ingram is the president of Mooson Inc., which is the registered holder of the shares of common stock. Mr. Ingram, as president of Mooson Inc., has voting and disposition power over the shares owned by Mooson Inc.

(36) James A. Padova and Marilyn Padova are the trustees of the Padova Trust DTD June 27, 1991, which is the registered holder of the shares of common stock. Mr. Padova and Ms. Padova, as trustees of the Padova Trust DTD June 27, 1991, have voting and disposition power over the shares owned by the Padova Trust DTD June 27, 1991.

(37) Robert D. Harrison is the trustee of the Patro, Inc. Retirement Plan, which is the registered holder of the shares of common stock. Mr. Harrison, as trustee of the Patro, Inc. Retirement Plan, has voting and disposition power over the shares owned by the Patro, Inc. Retirement Plan.

(38) Susan P. Adams is the managing partner of Peak & Beach Ltd., which is the registered holder of the shares of common stock. Ms. Adams, as managing partner of Peak & Beach Ltd., has voting and disposition power over the shares owned by Peak & Beach Ltd.

(39) Jeffrey S. Peterson and Jonathan C. Peterson are the managers of PTS Investment Co LLC, which is the registered holder of the shares of common stock. Jeffrey S. Peterson and Jonathan C. Peterson, as managers of PTS Investment Co LLC, each share voting and disposition power over the shares owned by PTS Investment Co LLC. The share amounts for Jeffrey S. Peterson and Jonathan C. Peterson exclude amounts registered in the name of PTS Investment Co LLC.

(40) Eric Richardson is the President and a principal owner of Cambria Asset Management, LLC and may be deemed to be the beneficial owner of the shares registered in the name of such entity. In this regard, we have been advised that Cambria Asset Management has agreed in principal with its officers and directors to assign warrants to purchase 782,000 shares of our common stock to Mr. Richardson. The share amounts for Mr. Richardson exclude amounts registered in the name of Cambria Asset Management.

(41) Dan Purjes is the managing member of Rockwood Group LLC, which is the registered holder of the shares of common stock and/or warrants, as applicable. Mr. Purjes, as managing member has voting and disposition power over the shares owned by Rockwood Group LLC.

(42) Tim Ryan is the president of Rymark, Inc., which is the registered holder of the shares of common stock. Mr. Ryan, as president of Rymark, Inc., has voting and disposition power over the shares owned by Rymark, Inc.

(43) William H. Schnieder is the principal of Schnieders Capital Management LLC, which is the registered holder of the shares of common stock. Mr. Schnieder, as principal of Schnieders Capital Management LLC, has voting and disposition power over the shares owned by Schnieders Capital Management LLC.

(44) Richard B. Siegel is the trustee of the Richard B. Siegel Trust, which is the registered holder of the shares of common stock. Mr. Siegel, as trustee of the Richard B. Siegel Trust, has voting and disposition power over the shares owned by the Richard B. Siegel Trust.

(45) Alan Martin Stradtman is the co-trustee of the Stradtman Family Trust DTD April 29, 1990, which is the registered holder of the shares of common stock. Mr. Stradtman, as co-trustee of the Stradtman Family Trust DTD April 29, 1990, has voting and disposition power over the shares owned by the Stradtman Family Trust DTD April 29, 1990.

(46) Steven E. Slawson and Walter Schenker are the principals of TCMP3 Partners, which is the registered holder of the shares of common stock. Messrs. Slawson and Schenker, as principals of TCMP3 Partners, have voting and disposition power over the shares owned by TCMP3 Partners.

(47) Greg Hopkins is the president of The Potomac Group, which is the registered holder of the shares of common stock. Mr. Hopkins, as president of The Potomac Group, has voting and disposition power over the shares owned by The Potomac Group.


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

(48) Kathie G. Utley is the trustee of the Stephen B. Utley Sheltered Trust, which is the registered holder of the shares of common stock. Ms. Utley, as trustee of the Stephen B. Utley Sheltered Trust, has voting and disposition power over the shares owned by the Stephen B. Utley Sheltered Trust.

(49) Clark D. Vanderhoof is the trustee of the Vanderhoof Family Trust, which is the registered holder of the shares of common stock. Mr. Vanderhoof, as trustee of the Vanderhoof Family Trust, has voting and disposition power over the shares owned by the Vanderhoof Family Trust.

(50) Michael D. Vanderhoof is the Chairman of Cambria Asset Management, LLC and may be deemed to be the beneficial owner of the shares registered in the name of such entity. In this regard, we have been advised that Cambria Asset Management has agreed in principal with its officers and directors to assign warrants to purchase 300,000 shares of our common stock to Mr. Vanderhoof. The share amounts for Mr. Vanderhoof exclude amounts registered in the name of Cambria Asset Management.

(51) John Succo, Sky Lucas and Shad Stastney are the managers of Vicis Capital, LLC, the investment manager of Vicis Capital Master Fund, which is the registered holder of the shares of common stock. Vicis Capital, LLC, as investment manager of Vicis Capital Master Fund, has voting and disposition power over the shares owned by Vicis Capital Master Fund.

(52) Warrant E. Carter, Sr. is the partner of WECO Ls'g & Inv'ts, LLC, which is the registered holder of the shares of common stock. Mr. Carter, as partner of WECO Ls'g & Inv'ts, LLC, has voting and disposition power over the shares owned by WECO Ls'g & Inv'ts, LLC.

(53) William P. Harrison is the trustee of the West Wilrick, Inc. Profit Sharing Plan, which is the registered holder of the shares of common stock. Mr. Harrison, as trustee of the West Wilrick, Inc. Profit Sharing Plan, has voting and disposition power over the shares owned by the West Wilrick, Inc. Profit Sharing Plan.

(54) Evan Schemenauer is the director of Whalehaven Capital Fund Limited, which is the registered holder of the shares of common stock. Mr. Schemenauer, as director of Whalehaven Capital Fund Limited, has voting and disposition power over the shares owned by Whalehaven Capital Fund Limited.

(55) Todd Groskreutz is the manager of Whisper Investment Co, which is the registered holder of the shares of common stock. Mr. Groskreutz, as manager of Whisper Investment Co, has voting and disposition power over the shares owned by Whisper Investment Co.

(56) The selling stockholder has represented to us that such selling stockholder is an affiliate of or a person associated with a broker-dealer, and that the shares of common stock offered by such selling stockholder in this prospectus were purchased in the ordinary course of business of the selling stockholder and that at the time of the purchase, the selling stockholder had no agreements or understandings to distribute such shares of common stock.

(57) Includes 26,600 shares owned by Mr. Lewis' spouse directly or through an entity controlled by her. Also includes 500 shares held by Bruce Miller for the benefit of Mr. Lewis.


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

                              PLAN OF DISTRIBUTION

Distribution by Selling Stockholders

            We are registering the shares of our common stock covered by this prospectus for the selling stockholders. As used in this prospectus, "selling stockholders" includes the donees, transferees or others who may later hold the selling stockholders' interests. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may, from time to time, sell all or a portion of their shares of common stock on the OTC Bulletin Board or on any national securities exchange or automated inter-dealer quotation system on which our common stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the current market price or at negotiated prices. One or more underwriters on a firm commitment or best efforts basis may sell the shares of common stock directly or through brokers or dealers or in a distribution. The methods by which the shares of common stock may be sold include:

            o a block trade (which may involve crosses) in which the broker or dealer engaged will attempt to sell the shares of common stock as agent, but may position and resell a portion of the block, as principal, to facilitate the transaction,

            o purchases by a broker or dealer, as principal, and resales by such broker or dealer for its account pursuant to this prospectus,

            o ordinary brokerage transactions and transactions in which the broker solicits purchasers or through market-makers,

            o transactions in put or call options or other rights (whether exchange-listed or otherwise) established after the effectiveness of the registration statement of which this prospectus is a part, and

            o     privately-negotiated transactions.

            In addition, any of the shares of common stock that qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933 may be sold in transactions complying with that Rule, rather than pursuant to this prospectus.

            For sales to or through broker-dealers, these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares, or both. We have advised the selling stockholders that the anti-manipulative provisions of Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market and have informed them that they must deliver copies of this prospectus. We are not aware, as of the date of this prospectus, of any agreements between any of the selling stockholders and any broker-dealers with respect to the sale of the shares of common stock covered by this prospectus.

            The selling stockholders and any broker-dealers or agents participating in the distribution of our shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by any broker-dealer or agent and profit on any resale of shares of common stock may be deemed to be underwriting commissions under the Securities Act of 1933. The commissions received by a broker-dealer or agent may be in excess of customary compensation. If a selling stockholder is deemed to be an "underwriter," the selling stockholder may have liability for the accuracy of the contents of this prospectus under the Securities Act of 1933.

            At a time a particular offer of shares is made by a selling stockholder, a prospectus supplement, if required, will be distributed that will set forth the names of any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the selling stockholders and any other required information.

            In connection with distributions of the selling stockholders' shares, or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or others prior to or after the effective time of the arrangement. These broker-dealers may engage in short sales of shares or other transactions in the course of hedging the positions assumed by them or otherwise. The selling stockholders may also:

            o sell shares short and redeliver shares to close out short positions,

            o enter into option or other transactions with broker-dealers or others that may involve the delivery to those persons the shares, and broker-dealers may resell those shares pursuant to this prospectus, and


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

            o pledge the shares to a broker-dealer or others and, upon a default, these persons may effect sales of the shares pursuant to this prospectus.

            In order to comply with securities laws of some states, if applicable, the shares of our common stock may be sold only through registered or licensed broker-dealers.

            The selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and its rules and regulations, including without limitation, Rule 102 under Regulation M. These provisions may limit the timing of purchases and sales of our common stock by the selling stockholders. Rule 102 under Regulation M provides, with limited exceptions, that it is unlawful for the selling stockholders or their affiliated purchasers to, directly or indirectly, bid for or purchase or attempt to induce any person to bid for or purchase, for an account in which the selling stockholders or affiliated purchasers have a beneficial interest in any securities that are the subject of the distribution during the applicable restricted period under Regulation M. All of the above may affect the marketability of our common stock.

            The selling stockholders may offer all of the shares of our common stock for sale immediately. Because it is possible that a significant number of shares could be sold at the same time under this prospectus, these sales, or that possibility, may have a depressive effect on the market price of our common stock.

            We will receive none of the proceeds from the sale of the shares of common stock by the selling stockholders, except upon exercise of warrants presently outstanding.

            We will pay all costs and expenses incurred in connection with the registration under the Securities Act of 1933 of the shares of common stock offered by the selling stockholders, including all registration and filing fees, listing fees, printing expenses, and our legal and accounting fees. We estimate that these fees and expenses will total approximately $50,000. The selling stockholders will pay all of their own brokerage fees and commissions, if any, incurred in connection with the sale of their shares of common stock. In addition, we have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933.

            We cannot assure you, however, that any of the selling stockholders will sell any or all of the shares of common stock they may offer.


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

                            DESCRIPTION OF SECURITIES


            Our authorized capital stock consists of 100,000,000 shares, of which 90,000,000 shares are designated common stock and 10,000,000 shares are designated preferred stock. As of November 24, 2006, there were issued and outstanding 51,293,474 shares of common stock, held by approximately 231 record holders. No shares of preferred stock currently are outstanding.


            The following summary of the material provisions of our common stock, warrants, certificate of incorporation and by-laws is qualified by reference to the provisions of our certificate of incorporation and by-laws and the forms of warrants included as exhibits to the registration statement of which this prospectus is a part.

Common Stock

            Holders of shares of our common stock are entitled to dividends as and when declared by our board of directors from funds legally available therefor, and upon our liquidation, dissolution or winding-up are entitled to share ratably in all assets remaining after payment of liabilities. We have not paid any dividends and do not anticipate paying any dividends on our common stock in the foreseeable future. It is our present policy to retain earnings, if any, for use in the development of our business. The holders of shares of our common stock do not have preemptive rights, are entitled to one vote for each share of common stock held of record by them, and do not have the right to cumulate their votes for election of directors.

September 2004 Bridge Financing Warrants

            In connection with Bionovo Biopharmaceuticals' $500,000 principal amount of 6% convertible secured notes bridge financing completed on September 30, 2004, Bionovo Biopharmaceuticals issued to investors in the bridge financing warrants, or bridge warrants, exercisable for 556,123 shares of Bionovo Biopharmaceuticals common stock at an exercise price of $0.539416667 per share. The bridge warrants were exercisable until the earlier of September 30, 2011 and the fifth anniversary of Bionovo Biopharmaceuticals' merger with a company required to file reports pursuant to Section 13(a) or 15(d) of the Exchange Act. Upon the closing of our reverse merger transaction, the bridge warrants were amended to become bridge warrants to purchase shares of our common stock upon the same terms and conditions as the bridge warrants issued by Bionovo Biopharmaceuticals. The bridge warrants expire on April 6, 2010.

            The bridge warrants contain provisions that protect the holders thereof against dilution by adjustment of the purchase price in certain events, such as stock splits or reverse stock splits, stock dividends, recapitalizations or similar events. The bridge warrants also include a "purchase price reset provision" where certain issuances of common stock or securities which may be converted into or exercised for common stock at a per share price less than the exercise price (or purchase price) of the bridge warrants, would cause such exercise price to be adjusted to the lower per share price. The bridge warrants provide, however, that until the net effect of adjustments in the exercise price require a change by at least ten cents, we will not be required to give effect to the change.

            The holders of bridge warrants will not possess any rights as stockholders unless and until they exercise their warrants. The bridge warrants do not confer upon holders any voting or any other rights as stockholders.

            The bridge warrant holders were granted registration rights with respect to the shares of common stock into which the bridge warrants may be exercised. We are required to file a registration statement registering such shares of common stock not later than 90 days following our reverse merger transaction. If the registration statement is not declared effective within 120 days after the reverse merger, we will be required to pay each such holder an amount equal to one percent per 30-day period of the purchase price paid by the holder for the convertible notes.

            The offer and sale of the bridge warrants was not registered under either federal or state securities laws or the laws of any other country and was made pursuant to claims of exemption therefrom. Consequently, the bridge warrants and the common stock underlying these warrants may not be sold or otherwise transferred absent compliance with the registration or qualification requirements of applicable securities laws or the exemptive provisions thereof.


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

            In connection with the closing of the bridge financing, Bionovo Biopharmaceuticals issued warrants to Duncan Capital, LLC, the placement agent, which warrants are discussed further below under "Other Outstanding Warrants."

April 2005 Private Placement Warrants

            As part of the closing of Bionovo Biopharmaceuticals' April 6, 2005 private placement, Bionovo Biopharmaceuticals issued five-year warrants to purchase a total of 2,023,875 shares of Bionovo Biopharmaceuticals common stock at an exercise price of $0.75 per share and 2,023,875 shares of Bionovo Biopharmaceuticals common stock at an exercise price of $1.00 per share. The warrants were exercisable in whole or in part until April 6, 2010. Upon the closing of our reverse merger transaction, the April 2005 private placement warrants were amended to become warrants to purchase shares of our common stock upon the same terms and conditions as the April 2005 private placement warrants issued by Bionovo Biopharmaceuticals.


            Commencing on the date the SEC declares effective a registration statement covering the resale of the shares of common stock underlying the April 2005 private placement warrants, we have the right to call, on 15 days notice, unexercised warrants for cancellation in whole or in part if the closing bid price of the common stock equals or exceeds $0.9375 (for the warrants with an exercise price of $0.75 per share) and $1.25 (for the warrants with an exercise price of $1.00 per share) for a period of 10 consecutive trading days and during such period the average daily trading volume of the shares of common stock equals or exceed 100,000. On March 17, 2006, the Company issued a call notice to all holders of the common stock purchase warrants ($0.75 exercise price) issued in the April 6, 2005 and May 5, 2005 (discussed below) private placements. As of April 10, 2006, warrant holders exercised warrants to purchase 2,671,062 shares at exercise prices of $0.75 and $1.00, for which the Company received $2,047,281. Pursuant to warrants not being exercised by April 10, 2006, warrants representing 62,500 shares exercisable at $0.75 per share, were cancelled. Of the 2,671,062 exercised, warrants exercisable at $0.75 per share represented 2,495,125 shares, while warrants exercisable at $1.00 per share represented 175,937 shares.


            The April 2005 private placement warrants contain provisions that protect the holders thereof against dilution by adjustment of the purchase price in certain events, such as stock splits or reverse stock splits, stock dividends, recapitalizations or similar events. The holders of these warrants will not possess any rights as stockholders unless and until they exercise their warrants. The April 2005 private placement warrants do not confer upon holders any voting or any other rights as stockholders.


            Under the terms of the April 2005 private placement, we agreed to file a "resale" registration statement with the SEC on or before July 5, 2005 covering the shares of common stock issued, or issuable pursuant to the exercise of the warrants issued, to investors in the private placement. We were required to use our best efforts to have such "resale" registration statement declared effective by the SEC as soon as possible and, in any event, within 180 days (or 210 days if the registration statement is reviewed by the SEC) after April 6, 2005. Such resale registration statement, of which this prospectus forms a part, initially was declared effective by the SEC on November 2, 2005. If the registration statement was not declared effective within the foregoing time periods, we would have been obligated to pay liquidated damages to the investors. We were obligated to maintain the effectiveness of the "resale" registration statement until the date when all securities registered under the registration statement (i) had been sold pursuant to the registration statement or an exemption from the registration requirements of the Securities Act of 1933 or (ii) could have been sold without any volume or other restrictions pursuant to Rule 144(k) under the Securities Act of 1933.

            In March 2006, we amended our obligations to register such shares of common stock, effective as of December 31, 2005. Our registration obligations were amended as follows:

            o to delete our mandatory obligation to register for resale the shares of common stock;

            o to delete the investors' rights to receive liquidated damages upon our failure to timely file a registration statement to register the common stock for resale, to have such registration statement declared effective by the SEC by a specified date and to maintain the effectiveness of such registration statement; and

            o to grant the investors the right to include their shares of common stock on any registration statement we file regarding the sale of our securities to the public for cash.

            In addition, we agreed in the amendments to use our commercially reasonable best efforts to maintain the resale registration statement registering, in part, such shares of common stock and declared effective by the SEC on November 2, 2005, for the period of time originally required.

            The offer and sale of the April 2005 private placement warrants was not registered under either federal or state securities laws or the laws of any other country and was made pursuant to claims of exemption therefrom. Consequently, neither these warrants nor the shares of common stock underlying these warrants may be sold or otherwise transferred absent compliance with the registration or qualification requirements of applicable securities laws or the exemptive provisions thereof.

            In connection with the closing of the April 2005 private placement, Bionovo Biopharmaceuticals issued warrants to Duncan Capital, LLC, the placement agent, which warrants are discussed further below under "Other Outstanding Warrants."

May 2005 Private Placement Warrants

            As part of the closing of our May 5, 2005 private placement, we issued five-year warrants to purchase a total of 533,750 shares of common stock at an exercise price of $0.75 per share and 533,750 shares of common stock at an exercise price of $1.00 per share. The warrants are exercisable in whole or in part until May 5, 2010.


            Commencing on the date the SEC declares effective a registration statement covering the resale of the shares of common stock underlying the May 2005 private placement warrants, we have the right to call, on 15 days notice, unexercised warrants for cancellation in whole or in part if the closing bid price of the common stock equals or exceeds $0.9375 (for the warrants with an exercise price of $0.75 per share) and $1.25 (for the warrants with an exercise price of $1.00 per share) for a period of 10 consecutive trading days and during such period the average daily trading volume of the shares of common stock equals or exceed 100,000. On March 17, 2006, the Company issued a call notice to all holders of the common stock purchase warrants ($0.75 exercise price) issued in the April 6, 2005 and May 5, 2005 private placements. As of April 10, 2006, warrant holders exercised warrants to purchase 2,671,062 shares at exercise prices of $0.75 and $1.00, for which the Company received $2,047,281. Pursuant to warrants not being exercised by April 10, 2006, warrants representing 62,500 shares exercisable at $0.75 per share, were cancelled. Of the 2,671,062 exercised, warrants exercisable at $0.75 per share represented 2,495,125 shares, while warrants exercisable at $1.00 per share represented 175,937 shares.


            The May 2005 private placement warrants contain provisions that protect the holders thereof against dilution by adjustment of the purchase price in certain events, such as stock splits or reverse stock splits, stock dividends, recapitalizations or similar events. The holders of these warrants will not possess any rights as stockholders unless and until they exercise their warrants. The May 2005 private placement warrants do not confer upon holders any voting or any other rights as stockholders.


            Under the terms of the April 2005 private placement, we agreed to file a "resale" registration statement with the SEC on or before July 5, 2005 covering the shares of common stock issued, or issuable pursuant to the exercise of the warrants issued, to investors in the private placement. We were required to use our best efforts to have such "resale" registration statement declared effective by the SEC as soon as possible and, in any event, within 180 days (or 210 days if the registration statement is reviewed by the SEC) after April 6, 2005. Such resale registration statement, of which this prospectus forms a part, initially was declared effective by the SEC on November 2, 2005. If the registration statement was not declared effective within the foregoing time periods, we would have been obligated to pay liquidated damages to the investors. We were obligated to maintain the effectiveness of the "resale" registration statement until the date when all securities registered under the registration statement (i) had been sold pursuant to the registration statement or an exemption from the registration requirements of the Securities Act of 1933 or (ii) could have been sold without any volume or other restrictions pursuant to Rule 144(k) under the Securities Act of 1933.

            In March 2006, we amended our obligations to register such shares of common stock, effective as of December 31, 2005. Our registration obligations were amended as follows:

            o to delete our mandatory obligation to register for resale the shares of common stock;

            o to delete the investors' rights to receive liquidated damages upon our failure to timely file a registration statement to register the common stock for resale, to have such registration statement declared effective by the SEC by a specified date and to maintain the effectiveness of such registration statement; and

            o to grant the investors the right to include their shares of common stock on any registration statement we file regarding the sale of our securities to the public for cash.

            In addition, we agreed in the amendments to use our commercially reasonable best efforts to maintain the resale registration statement registering, in part, such shares of common stock and declared effective by the SEC on November 2, 2005, for the period of time originally required.


            The offer and sale of the May 2005 private placement warrants was not registered under either federal or state securities laws or the laws of any other country and was made pursuant to claims of exemption therefrom. Consequently, neither these warrants nor the shares of common stock underlying these warrants may be sold or otherwise transferred absent compliance with the registration or qualification requirements of applicable securities laws or the exemptive provisions thereof.

            In connection with the closing of the May 2005 private placement, we issued warrants to Duncan Capital, LLC, the placement agent, which warrants are discussed below under "Other Outstanding Warrants."

Other Outstanding Warrants

            Bridge Financing Placement Agent Warrants. In connection with the closing of the bridge financing, Bionovo Biopharmaceuticals issued five-year warrants to Duncan Capital, LLC as partial compensation for acting as placement agent in the transaction. Upon the closing of our reverse merger transaction, these placement agent warrants were amended to become warrants to purchase shares of our common stock upon the same terms and conditions as the placement agent warrants issued in the bridge financing by Bionovo Biopharmaceuticals.

            The bridge placement agent warrants are exercisable in whole or in part, at an exercise price of $0.359583333 per share, before September 30, 2009 for up to 132,421 shares of common stock. These warrants contain provisions that protect the holders thereof against dilution by adjustment of the purchase price in certain events, such as stock splits or reverse stock splits, stock dividends, recapitalizations or similar events. The holders of these warrants will not possess any rights as stockholders unless and until they exercise their warrants. The bridge placement agent warrants do not confer upon holders any voting or any other rights as stockholders.

            April 2005 Placement Agent Warrants. In connection with the closing of the April 2005 private placement, Bionovo Biopharmaceuticals issued five-year warrants to Duncan Capital, LLC as partial compensation for acting as placement agent in the transaction. Upon the closing of our reverse merger transaction, these placement agent warrants were amended to become warrants to purchase shares of our common stock upon the same terms and conditions as the placement agent warrants issued in the April 2005 private placement by Bionovo Biopharmaceuticals.

            The April 2005 placement agent warrants are exercisable in whole or in part, at an exercise price of $0.50 per share, before April 6, 2010 for up to 1,709,100 shares of common stock. These warrants contain provisions that protect the holders thereof against dilution by adjustment of the purchase price in certain events, such as stock splits or reverse stock splits, stock dividends, recapitalizations or similar events. The holders of these warrants will not possess any rights as stockholders unless and until they exercise their warrants. The April 2005 placement agent warrants do not confer upon holders any voting or any other rights as stockholders.

            April 2005 Reverse Merger Warrants. In connection with the closing of our reverse merger transaction on April 6, 2005, we issued five-year warrants to Duncan Capital, LLC as partial compensation for its advisory services relating to the merger. These reverse merger warrants are exercisable in whole or in part, at an exercise price of $0.01 per share, before April 6, 2010 for up to 1,979,630 shares of common stock. These warrants contain provisions that protect the holders thereof against dilution by adjustment of the purchase price in certain events, such as stock splits or reverse stock splits, stock dividends, recapitalizations or similar events. The holders of these warrants will not possess any rights as stockholders unless and until they exercise their warrants. The reverse merger warrants do not confer upon holders any voting or any other rights as stockholders.

            May 2005 Placement Agent Warrants. In connection with the closing of our May 2005 private placement, we issued five-year warrants to Duncan Capital, LLC as partial compensation for acting as placement agent in the transaction. These May 2005 placement agent warrants are exercisable in whole or in part, at an exercise price of $0.50 per share, before May 5, 2010 for up to 427,000 shares of common stock. These warrants contain provisions that protect the holders thereof against dilution by adjustment of the purchase price in certain events, such as stock splits or reverse stock splits, stock dividends, recapitalizations or similar events. The holders of these warrants will not possess any rights as stockholders unless and until they exercise their warrants. The May 2005 placement agent warrants do not confer upon holders any voting or any other rights as stockholders.

            Registration Rights. The holders of the above placement agent and reverse merger warrants also received registration rights with respect to the shares of common stock underlying such warrants. The registration rights permit the holders of the warrants to request that we register the shares of common stock into which the warrants have been or may be exercised, or the registrable securities, for resale on a registration statement filed with the SEC. The holders of the registrable securities may demand up to two demand registrations. The holders of registrable securities also have the right to cause us to add their registrable securities to any registration statement we file regarding the sale of our securities to the public for cash, including a registration statement for selling stockholders. The registration rights for these placement agent warrants terminate on September 30, 2009 or, in the case of a specific holder of registrable securities, if such holder may sell all of its registrable securities within any 90 day period under Rule 144 of the Securities Act of 1933.

Market Information


            Our common stock is quoted on the OTC Bulletin Board under the trading symbol BNVI.OB. The high and low bid prices for our common stock at the close of business on November 24, 2006, as reported by the OTC Bulletin Board, were $1.43 and $1.32 per share, respectively.


Transfer Agent


            The transfer agent and registrar for our common stock is Colonial Stock Transfer, 66 Exchange Place, Salt Lake City, Utah 84111. We serve as warrant agent for our warrants.


Anti-Takeover, Limited Liability and Indemnification Provisions

            Certificate of Incorporation and By-laws. Pursuant to our certificate of incorporation, our board of directors may issue additional shares of common or preferred stock. Any additional issuance of common stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management. Specifically, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, shares could be issued by our board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

            o diluting the voting or other rights of the proposed acquirer or insurgent stockholder group,

            o putting a substantial voting block in institutional or other hands that might undertake to support the incumbent board of directors, or

            o effecting an acquisition that might complicate or preclude the takeover.

            Our certificate of incorporation also allows our board of directors to fix the number of directors in the by-laws. Cumulative voting in the election of directors is specifically denied in our certificate of incorporation. The effect of these provisions may be to delay or prevent a tender offer or takeover attempt that a stockholder may determine to be in his or its best interest, including attempts that might result in a premium over the market price for the shares held by the stockholders.

            Delaware Anti-Takeover Law. We are subject to the provisions of
Section 203 of the Delaware General Corporation Law concerning corporate takeovers. This section prevents many Delaware corporations from engaging in a business combination with any interested stockholder, under specified circumstances. For these purposes, a business combination includes a merger or sale of more than 10% of our assets, and an interested stockholder includes a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of these persons. Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

            o the transaction in which the stockholder became an interested stockholder is approved by the board of directors prior to the date the interested stockholder attained that status,

            o upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers, or

            o on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

            This statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

            Limited Liability and Indemnification. Our certificate of incorporation eliminates the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission. Our certificate of incorporation requires us to indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

            Under Delaware law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

            o     conducted himself or herself in good faith,

            o reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests, and

            o in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

            These persons may be indemnified against expenses, including attorneys fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification shall be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the above provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                         SHARES ELIGIBLE FOR FUTURE SALE


            As of November 24, 2006, we had outstanding an aggregate of 51,293,474 shares of our common stock, assuming no exercises of our outstanding options and warrants. All shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, or Securities Act, unless they are purchased by our "affiliates," as that term is defined in Rule 144 promulgated under the Securities Act.

            The remaining 4,200,000 outstanding shares of our common stock not included in this prospectus and the 46,784,724 outstanding shares included in this prospectus, as of November 24, 2006, will be eligible for sale in the public market as follows:


Public Float


            As of November 24, 2006 we had 4,200,000 shares of common stock outstanding excluding the shares registered by this prospectus. 4,175,000 of these shares are not owned by our executive officers and directors and significant stockholders, and are freely tradeable without restriction or further registration under the Securities Act, unless they are purchased by our "affiliates," as that term is defined in Rule 144 promulgated under the Securities Act.


Sales of Restricted Shares

            In general, under Rule 144 of the Securities Act, as currently in effect, a person who has beneficially owned shares of our common stock for at least one year, including the holding period of prior owners other than affiliates, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:


            o 1% of the number of shares of our common stock then outstanding, which equaled 512,935 shares as of November 24, 2006, or


            o the average weekly trading volume of our common stock on the OTC Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

            Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. In order to effect a Rule 144 sale of our common stock, our transfer agent will require an opinion from legal counsel. We may charge a fee to persons requesting sales under Rule 144 to obtain the necessary legal opinions.


            As of November 24, 2006, 25,000 of our shares of common stock were available for sale under Rule 144.


            Under Rule 144(k) of the Securities Act, a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares for at least two years, including the holding period of certain prior owners other than affiliates, is entitled to sell those shares without complying with the manner-of-sale, public information, volume limitation or notice provisions of Rule 144. Our transfer agent will require an opinion from legal counsel to effect a Rule 144(k) transaction. We may charge a fee to persons requesting transactions under Rule 144(k) to obtain the necessary legal opinions.

Stock Options


            As of November 24, 2006, stock options to purchase 2,952,254shares of our common stock were outstanding under our Stock Incentive Plan, of which 1,568,254 were vested at a weighted average exercise price of $0.54 per share. As of the same date, we had outstanding a stock option to purchase 103,212 shares of our common stock that was not issued under any equity benefit plan. This non-plan option is immediately exercisable at $0.00833 per share.

                                  LEGAL MATTERS


            The validity of the shares of common stock offered in this prospectus will be passed upon for us by our counsel, Greenberg Traurig, LLP, New York, New York. A shareholder of Greenberg Traurig, LLP beneficially owns 225,000 shares of our common stock and warrants to purchase 25,000 shares of our common stock, and is also a selling stockholder in this offering.


                                     EXPERTS


            Our financial statements as of and for the year ended December 31, 2005 included in this prospectus and in the registration statement have been audited by Pohl, McNabola, Berg & Company, LLP, independent registered public accounting firm, as stated in its report appearing in this prospectus and in the registration statement and have been so included in reliance upon the report of such firm given on its authority as experts in accounting and auditing.

            Our financial statements for the year ended December 31, 2004 included in this prospectus and in the registration statement have been so included in reliance on the report of Stonefield Josephson, Inc., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.



                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

            Effective May 25, 2005, Madsen & Associates, CPA's Inc., or Madsen & Associates, was dismissed as our independent auditor. Our board of directors and stockholders approved the dismissal on May 9, 2005.


            Our board of directors and stockholders approved engaging Stonefield Josephson, Inc. as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2004 on April 6, 2005 and May 9, 2005, respectively. Our engagement of Stonefield Josephson, Inc. was effective May 25, 2005. The change in auditors was made in connection with our reverse merger transaction in April 2005.

            On January 4, 2006, we engaged a new auditing firm, Pohl, McNabola, Berg & Company, LLP, as our independent registered public accounting firm to audit our financial statements. Our audit committee and board of directors recommended and approved the change of accountants. Accordingly, Stonefield Josephson, Inc. was dismissed on January 4, 2006. The decision to change accountants was determined by our audit committee and board of directors to be in our best interests at the time.


            The reports of Madsen & Associates on the financial statements of Lighten Up Enterprises International, Inc. for each of the two fiscal years ended December 31, 2004 and 2003 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that the audit report for the fiscal years ended December 31, 2004 and 2003 contained an explanatory paragraph to the effect that Lighten Up's need for additional working capital for its planned activity and to service its debt, raised substantial doubt as to its ability to continue as a going concern.

            During the period from January 1, 2005 to May 25, 2005 and in connection with the audits of Lighten Up's financial statements for each of the two fiscal years ended December 31, 2004 and 2003 there were no disagreements with Madsen & Associates on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Madsen & Associates, would have caused Madsen & Associates to make reference to the matter in its reports.


            Since May 25, 2005 and through the date we dismissed Stonefield Josephson, Inc., there were no disagreements with Stonefield Josephson, Inc. on any matter of accounting principles, financial statement disclosure, or auditing scope or procedure. Stonefield Josephson's report on our financial statements for the years ended December 31, 2004 and 2003 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified as to uncertainty, audit scope or accounting principle.

                                  BIONOVO, INC.


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Report of Independent Registered Public Accounting Firm for year ended
  December 31, 2005......................................................    F-2

Report of Independent Registered Public Accounting Firm for year ended
  December 31, 2004......................................................    F-3

Consolidated Balance Sheets as of December 31, 2004 and 2005.............    F-4

Consolidated Statements of Operations for the years ended
  December 31, 2004 and 2005.............................................    F-5

Statements of Stockholders' Equity (Deficit) from Inception through
  December 31, 2005......................................................    F-6

Consolidated Statements of Cash Flows for the years ended
  December 31, 2004 and 2005.............................................    F-7

Notes to Consolidated Financial Statements...............................    F-8

Consolidated Balance Sheets (Unaudited) as of September 30, 2006.........   F-26

Consolidated Statements of Operations (Unaudited) for the three
  and nine-month periods ended September 30, 2005 and 2006...............   F-27

Statements of Stockholders' Equity (Deficit).............................   F-28

Consolidated Statements of Cash Flows (Unaudited) for the nine-month
  periods ended September 30, 2005 and 2006..............................   F-29

Notes to Condensed Consolidated Financial Statements (Unaudited).........   F-30

             Report of Independent Registered Public Accounting Firm

To the Stockholders'
Bionovo, Inc.
Emeryville, California



We have audited the accompanying consolidated balance sheet of Bionovo, Inc. ("BIONOVO") as of December 31, 2005, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We did not audit the consolidated financial statements of Bionovo (f/k/a Lighten Up Enterprises International, Inc.) from inception on February 1, 2002 through December 31, 2004. The consolidated financial statements as of December 31, 2004 and for the period from inception on February 1, 2002 through December 31, 2004, were audited by other auditors whose reports reflected a net loss of $593,630 of the total net loss from inception. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for such prior periods, is based solely on the report of the other auditors.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bionovo, Inc. as of December 31, 2005 and the consolidated results of their operations and their consolidated cash flows for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the accompanying consolidated financial statements, for the year ended December 31, 2005 the Company experienced a net loss from operations of $3,637,537, and the Company has only generated a nominal amount of revenue. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is also discussed in Note 1. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.




/s/ Pohl, McNabola, Berg & Company, LLP
---------------------------------------
Pohl, McNabola, Berg & Company, LLP
San Francisco, California
March 15, 2006

             Report of Independent Registered Public Accounting Firm

Board of Directors
Bionovo, Inc.
Emeryville, California

We have audited the accompanying balance sheet of Bionovo, Inc. (a Development Stage Company) as of December 31, 2004, and the related statements of operations, stockholder deficit and cash flows for the year then ended and from inception, February 1, 2002 through December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bionovo, Inc. as of December 31, 2004, and from inception, February 1, 2002 through December 31, 2004, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.




/s/ Stonefield Josephson, Inc.
---------------------------------------
STONEFIELD JOSEPHSON, Inc.
Certified Public Accountants


San Francisco, California


April 8, 2005, except for paragraph 5 of note 1 which its date is June 28, 2005

Bionovo, Inc. (formerly Lighten Up Enterprises International, Inc.) (A Development Stage Company)
Consolidated Balance Sheets



                                                                           December 31   December 31
                                                                               2005         2004
                                                                           -----------   -----------
Assets
Current assets:
  Cash and cash equivalents                                                $ 4,588,400    $ 196,013
  Short-term securities                                                      1,859,654           --
  Due from officers                                                              1,796        1,796
  Prepaid expenses and other current assets                                     54,926           --
                                                                           -----------    ---------
    Total current assets                                                     6,504,776      197,809
Property and equipment,
  net of accumulated depreciation                                              561,578        9,859
Other assets:
  Deferred loan costs, net of accumulated amortization                              --       65,551
  Intangible assets - patent pending, net of amortization                       27,675       11,264
                                                                           -----------    ---------
                                                                           $ 7,094,029    $ 284,483
                                                                           ===========    =========
Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable and accrued expenses                                    $   427,004    $ 215,613
  Current portion leases                                                       108,523           --
  Deferred revenue                                                              15,000       15,000
  Convertible notes payable                                                         --      500,000
                                                                           -----------    ---------
    Total current liabilities                                                  550,527      730,613
                                                                           -----------    ---------
Long term portion leases                                                       239,695           --
Deferred revenue                                                               102,500      117,500
                                                                           -----------    ---------
  Total Liabilities                                                            892,722      848,113
Stockholders' Equity:
  Common stock, $0.0001 par value
  Authorized shares - 100,000,000, issued and outstanding 46,112,448 and
    20,400,000 in 2005 and 2004, respectively                                    4,611        2,040
  Additional paid-in capital                                                10,436,099       27,960
  Deferred Compensation                                                         (8,236)          --
  Deficit accumulated during development stage                              (4,231,167)    (593,630)
                                                                           -----------    ---------
    Total stockholders' equity (deficit)                                     6,201,307     (563,630)
                                                                           -----------    ---------
Total Liabilities and Stockholders' Equity                                 $ 7,094,029    $ 284,483
                                                                           ===========    =========



The accompanying notes form an integral part of these consolidated financial statements.

Bionovo, Inc. (formerly Lighten Up Enterprises International, Inc.) (A Development Stage Company)
Consolidated Statements of Operations



                                                                                        Accumulated
                                                                                           from
                                                                                        February 1,
                                                                                           2002
                                    (Date of
                                   Inception)
                                                            Year ended     Year ended        to
                                                           December 31,   December 31,  December 31,
                                                               2005           2004         2005
                                                           ------------   ------------  -----------
Revenue                                                    $    15,000    $    45,240   $    62,740
Cost of sales                                                       --             --            --
                                                           -----------    -----------   -----------
Gross Profit                                                    15,000         45,240        62,740
                                                           -----------    -----------   -----------
Operating expenses:
  Research and development                                   1,535,534        275,600     1,833,313
  General and administrative                                   982,162        277,433     1,294,798
  Merger cost                                                1,964,065             --     1,964,065
  Sales and marketing                                           73,736            500        74,236
                                                           -----------    -----------   -----------
    Total operating expenses                                 4,555,497        553,533     5,166,412
                                                           -----------    -----------   -----------
Loss from operations                                        (4,540,497)      (508,293)   (5,103,672)
                                                           -----------    -----------   -----------
Other income (expense):
Change in fair value of warrant liability                      831,288             --       831,288
Interest expense recorded as amortization on convertible
notes                                                               --             --            --
  Unrealized loss on short term securities                      (2,259)                      (2,259)
  Interest expense                                             (73,731)       (29,350)     (103,081)
  Interest income                                              148,462            495       148,957
                                                           -----------    -----------   -----------
    Total other income (expense)                               903,760        (28,855)      874,905
                                                           -----------    -----------   -----------
Income (loss) before income taxes                           (3,636,737)      (537,148)   (4,228,767)
Provision for income taxes                                         800            800         2,400
                                                           -----------    -----------   -----------
Net loss                                                   $(3,637,537)   $  (537,948)  $(4,231,167)
                                                           ===========    ===========   ===========
Net loss per share basic and diluted                       $     (0.09)   $     (0.03)  $     (0.09)
                                                           ===========    ===========   ===========
Weighted average shares outstanding basic and diluted       40,062,516     20,400,000    40,062,516
                                                           ===========    ===========   ===========



The accompanying notes form an integral part of these consolidated financial statements.

Bionovo, Inc. (formerly Lighten Up Enterprises International, Inc.) (A Development Stage Company)
Statements of Stockholders' Equity (Deficit)
Inception through December 31, 2005



                                                                                     Accumulated
                                      Common Stock                                     Deficit
                                 --------------------    Additional     Deferred        During
                                  Number of               Paid-In        Stock       Development
                                   Shares      Amount     Capital     Compensation      Stage         Total
                                 ----------   -------   -----------   ------------   -----------   -----------
Balance at inception
  (February 1, 2002) - Adjusted
  to reflect effect of stock
  split on June 17,
  2004, and March 4, 2004, and
  reverse merger on April 6,
  2005                           20,400,000    $2,040   $    (2,040)    $    --      $        --   $        --
                                 ----------    ------   -----------     -------      -----------   -----------
Balance, December 31, 2002       20,400,000     2,040        (2,040)         --               --            --
Net loss                                 --        --            --          --          (55,682)      (55,682)
                                 ----------    ------   -----------     -------      -----------   -----------
Balance, December 31, 2003       20,400,000     2,040        (2,040)         --          (55,682)      (55,682)
  Noncash compensation expense
  for options issued                     --        --        30,000          --               --        30,000
Net loss                                 --        --            --          --         (537,948)     (537,948)
                                 ----------    ------   -----------     -------      -----------   -----------
Balance, December 31, 2004       20,400,000     2,040        27,960          --         (593,630)     (563,630)
  Issuance of shares for
  reverse merger                  4,000,000       400          (400)         --               --            --
Issuance of common stock for
  funds received by private
  placement net of financing
  cost                           20,461,000     2,046     9,930,370          --               --     9,932,416
Issuance of common stock for
  conversion on notes payable     1,251,448       125       461,697          --               --       461,822
Amortization of deferred
  stock compensation                     --        --        16,472      (8,236)              --         8,236
Net loss                                 --        --            --          --       (3,637,537)   (3,637,537)
                                 ----------    ------   -----------     -------      -----------   -----------
Balance, December 31, 2005       46,112,448    $4,611   $10,436,099     $(8,236)     $(4,231,167)  $ 6,201,307
                                 ==========    ======   ===========     =======      ===========   ===========



The accompanying notes form an integral part of these consolidated financial statements.

Bionovo, Inc. (formerly Lighten Up Enterprises International, Inc.) (A Development Stage Company)
Consolidated Statements of Cash Flows (Unaudited)



                                                                                      Accumulated
                                                                                          from
                                                                                       February 1,
                                                                                          2002
                                    (Date of
                                   Inception)
                                                            Years ended December 31        to
                                                            -----------------------   December 31,
                                                                2005         2004         2005
                                                            -----------   ---------   ------------
Cash flows provided by (used for) operating activities:
  Net loss                                                  $(3,637,537)  $(537,948)  $(4,231,167)
                                                            -----------   ---------   -----------
Adjustments to reconcile net loss to net cash provided by
  (used for) operating activities:
    Noncash compensation expense for warrants issued          1,964,065          --     1,964,065
    Noncash compensation expense for options issued                  --      30,000        30,000
    Amortization of note discount                               117,235      21,850       139,085
    Amortization of deferred stock compensation                   8,236          --         8,236
    Change in fair value of warrant liability                  (831,288)         --      (831,288)
    Amortization of intangible assets                             1,042          --         1,042
    Depreciation                                                 23,188       1,821        28,099
    Unrealized loss on short term securities                      2,259          --         2,259
    Purchases of trading securities                          (3,389,654)         --    (3,389,654)
    Proceeds from sale of securities                          1,530,000          --     1,530,000
Changes in assets and liabilities:
    (Increase) decrease in assets:
      Prepaid expenses                                          (54,926)     15,156       (54,926)
    Increase (decrease) in liabilities:
      Accounts payable and accrued expenses                     179,389     163,613       325,567
      Deferred revenue                                          (15,000)    (15,000)      117,500
      Accrued pension payable                                    32,000      52,000        84,000
                                                            -----------   ---------   -----------
      Total adjustments                                        (433,454)    269,440       (46,015)
                                                            -----------   ---------   -----------
      Net cash used for operating activities                 (4,070,991)   (268,508)   (4,277,182)
                                                            -----------   ---------   -----------
Cash flows used for investing activities:
  Acquisition of intangible assets                              (17,435)    (11,264)      (11,264)
  Acquisition of fixed assets                                  (218,309)     (8,885)     (233,079)
  Advance to officers                                                --      (1,796)       (1,796)
                                                            -----------   ---------   -----------
      Net cash used for investing activities                   (235,744)    (21,945)     (246,139)
                                                            -----------   ---------   -----------
Cash flows provided by financing activities:
  Proceeds from issuance of common stock and warrants
  net of financing cost                                       8,749,122          --     8,749,122
  Proceeds from issuance of convertible notes payable                --     500,000       500,000
  Payments on convertible notes payable                         (50,000)         --       (50,000)
  Payments for financing costs for convertible notes                 --     (87,401)      (87,401)
                                                            -----------   ---------   -----------
  Net cash provided by financing activities                   8,699,122     412,599     9,111,721
                                                            -----------   ---------   -----------
Net increase (decrease) in cash                               4,392,387     122,146     4,588,400
Cash, beginning of year                                         196,013      73,867            --
                                                            -----------   ---------   -----------
Cash, end of period                                         $ 4,588,400   $ 196,013   $ 4,588,400
                                                            ===========   =========   ===========
Supplemental disclosure of cash flow information:
  Interest paid                                             $        --   $      --   $        --
                                                            ===========   =========   ===========
  Income taxes paid                                         $       800   $     800   $     2,400
                                                            ===========   =========   ===========
Supplemental disclosure of noncash investing and
  financing activities-
Noncash warrant expense for warrants issued                 $ 1,964,065   $      --   $ 1,964,065
                                                            ===========   =========   ===========
Adjustment in warrant liability                             $ 7,030,026   $      --   $ 7,030,026
                                                            ===========   =========   ===========
Conversion of notes payable to common stock                 $   450,000   $      --   $   450,000
                                                            ===========   =========   ===========
Assets acquried under capital lease                         $   356,599   $      --   $   356,599
                                                            ===========   =========   ===========
Noncash compensation expense for options issued             $        --   $  30,000   $    30,000
                                                            ===========   =========   ===========
Conversion of accrued interest payable                      $    11,697   $      --   $    11,697
                                                            ===========   =========   ===========
Issuance of common stock with reverse merger                $     4,000   $      --   $     4,000
                                                            ===========   =========   ===========



The accompanying notes form an integral part of these consolidated financial statements.

Bionovo, Inc. (formerly Lighten Up Enterprises International, Inc.) (A Development Stage Company)


Notes to Consolidated Financial Statements

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


Formation and Business of the Company:


Bionovo, Inc. ("Bionovo") was incorporated in Nevada on January 29, 1998 under the name Lighten Up Enterprises International, Inc. On April 6, 2005, Bionovo, Inc.,(formerly known as "Lighten Up Enterprises International, Inc.) acquired all the outstanding shares of Bionovo Biopharmaceuticals, Inc. ("BIOPHARMA"), in exchange for 42,112,448 restricted shares of its common stock in a reverse triangular merger (the "Merger"). The acquisition has been accounted for as a reverse merger (recapitalization) with BIOPHARMA deemed to be the accounting acquirer. Accordingly, the historical financial statements presented herein are those of BIOPHARMA, as adjusted to give effect to any difference in the par value of the issuer's and the accounting acquirer's stock with an offset to capital in excess of par value, and those of Bionovo, Inc., (the legal acquirer, formerly known as "Lighten Up Enterprises International, Inc.) since the Merger. The retained earnings of the accounting acquirer have been carried forward after the acquisition and BIOPHARMA's basis of its assets and liabilities were carried over in the recapitalization. Operations prior to the business combination are those of the accounting acquirer.

For purposes of these financial statements, references to the "Company" shall mean Bionovo Inc., (formerly Lighten Up Enterprises, Inc.) and its wholly owned legal subsidiary BIOPHARMA.

Bionovo Biopharmaceuticals, Inc., is a drug discovery and development company focusing on cancer and women's health. Currently, the Company is conducting research and development activity which integrates scientific discoveries with natural and tradition substances used in traditional Chinese medicine. The Company is developing drugs to treat breast and ovarian cancers, and for menopause.

History:

Lighten Up Enterprises International, Inc. was formed to engage in the development, publishing, marketing and sale of a cook book of recipes. Lighten Up Enterprises International, Inc., failed to generate adequate revenue from the cook book recipes, and in April 2005, it formally abandoned its efforts related to the development, publishing, marketing and sale of a cook book of recipes. On April 6, 2005, it completed a merger with Bionovo Biopharmaceuticals, Inc., a drug discovery and development company focusing on cancer and women's health, pursuant to which Bionovo Biopharmaceuticals, Inc.'s business became its sole business.

Bionovo Biopharmaceuticals, Inc. was incorporated and began operations in the State of California in February 2002 and subsequently reincorporated into the State of Delaware in March 2004. Until June 28, 2005, the name of Bionovo Biopharmaceuticals, Inc. was Bionovo, Inc. It changed its name to Bionovo Biopharmaceuticals, Inc. in order to facilitate the Company's corporate name change from Lighten Up Enterprises International, Inc. to Bionovo, Inc. The business of Bionovo Biopharmaceuticals, Inc, is now the sole business of the Company.

Merger of Bionovo, Inc. and Bionovo Biopharmaceuticals, Inc.:

BioPharma completed a reverse merger transaction on April 6, 2005 with Lighten Up Enterprises International, Inc., a Nevada corporation formed on January 29, 1998. Until the merger, Lighten Up Enterprises International, Inc., or Lighten Up, had nominal amount of assets and liabilities, Effective with the merger dated, the directors and management of Bionovo Biopharmaceuticals thereupon became the directors and management of Lighten Up. Bionovo Biopharmaceuticals has been considered the acquirer in this transaction, frequently referred to as a "reverse merger" of a shell company, and accounted for as a recapitalization. Accordingly, no goodwill or other adjustment in basis of assets is recorded, the shares of the shell, the legal surviving entity, are treated as issued as of the date of the transaction, and the shares held by the controlling shareholders after the transaction, are treated as outstanding for the entirety of the reporting periods. On June 29, 2005, the Company changed its corporate name from Lighten Up Enterprises International, Inc. to Bionovo, Inc. and changed its state of incorporation from Nevada to Delaware. Bionovo Biopharmaceuticals currently remains a wholly-owned subsidiary of Bionovo, Inc.

Basis of Consolidation:

The consolidated financial statements include the accounts of Bionovo, Inc. and its wholly owned subsidiaries Bionovo Biopharmaceuticals Inc. All significant intercompany balances and transactions have been eliminated.


Development Stage Company:


The Company has not generated any significant revenue since inception. The accompanying financial statement has, therefore, been prepared using the accounting formats prescribed by SFAS No. 7 for a development stage enterprise
(DSE). Although the Company has recognized some nominal amount of revenue, the Company still believes it is devoting substantial efforts on developing the business and, therefore, still qualifies as a DSE.

The Company is a development stage entity and is primarily engaged in the development of pharmaceuticals (integration of scientific discoveries with natural substances used in traditional Chinese medicine) to treat cancer and women's health. The initial focus of the Company's research and development efforts will be the generation of products for the treatment of breast and ovarian cancers and to alleviate the symptoms of menopause. The production and marketing of the Company's products and its ongoing research and development activities will be subject to extensive regulation by numerous governmental authorities in the United States. Prior to marketing in the United States, any drug developed by the Company must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process implemented by the Food and Drug Administration (FDA) under the Food, Drug and Cosmetic Act. The Company has limited experience in conducting and managing the preclinical and clinical testing necessary to obtain regulatory approval. There can be no assurance that the Company will not encounter problems in clinical trials that will cause the Company or the FDA to delay or suspend clinical trials.

The Company's success will depend in part on its ability to obtain patents and product license rights, maintain trade secrets, and operate without infringing on the proprietary rights of others, both in the United States and other countries. There can be no assurance that patents issued to or licensed by the Company will not be challenged, invalidated, or circumvented, or that the rights granted thereunder will provide proprietary protection or competitive advantages to the Company.

For the year ended December 31, 2005 and 2004, revenues of $15,000 and $45,240, respectively, were from a license agreement. The Company has no significant operating history and, from February 1, 2002, (inception) to December 31, 2005, has generated a net loss of $4,231,167. The accompanying financial statements for the year ended December 31, 2005, have been prepared assuming the Company will continue as a going concern. During the year 2007, management intends to raise additional debt and/or equity financing to fund future operations and to provide additional working capital. However, there is no assurance that such financing will be consummated or obtained in sufficient amounts necessary to meet the Company's needs.

The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

Liquidity:

The Company has sustained recurring losses and negative cash flows from operations. Over the past year, the Company's growth has been funded through a combination of private equity, debt, and lease financing. As of December 31, 2005, the Company had $4,588,400 of unrestricted cash and $1,859,654 in short-term securities. During 2005, the Company obtained financing through private placements. The Company believes that, as a result of this, it currently has sufficient cash and financing commitments to meet its funding requirements over the next year. However, the Company has experienced and continues to experience negative operating margins and negative cash flows from operations, as well as an ongoing requirement for substantial additional capital investment. The Company expects that it will need to raise substantial additional capital to accomplish its business plan over the next several years. In future years, the Company expects to seek to obtain additional funding through private equity. There can be no assurance as to the availability or terms upon which such financing and capital might be available. Thus, there is substantial doubt about the Company's ability to continue as a going concern.

Use of Estimates:


The preparation of consolidated financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

Management makes estimates that affect, deferred income tax assets, estimated useful lives of property and equipment, accrued expenses, fair value of equity instruments and reserves for any other commitments or contingencies. Any adjustments applied to estimates are recognized in the year in which such adjustments are determined.

Cash and Cash Equivalents:

The Company considers all highly liquid investments purchased with an original maturity of three months or less at the time of purchase to be cash equivalents. As of December 31, 2005, the Company maintains its cash and cash equivalents with a major investment firm, and a major bank.

Cash Concentration:


The Company maintains its cash in bank accounts, which at times may exceed federally insured limits. The Company has not experienced any losses on such accounts.


Short-Term Investments:

As part of its cash management program, the Company maintains a portfolio of marketable investment securities. The securities are investment grade and a term to earliest maturity generally of less than one year and may include tax exempt securities, certificates of deposit, and common stock. Marketable securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and are reported at fair value, with unrealized gains and losses recognized in earnings. The fair value of substantially all securities is determined by quoted market prices. The estimated fair value of securities for which there are no quoted market prices is based on similar types of securities that are traded in the market.


Property and Equipment:


Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized, and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. The Company uses other depreciation methods (generally accelerated) for tax purposes where appropriate. The estimated useful lives for significant property and equipment categories are as follows:



Office and Laboratory equipment         3 to 5 years
Computer equipment and software           3 years
Lease-hold improvements           term of lease agreement

As of December 31, 2005, net of accumulated depreciation of $28,099, the Company had $489,904 in lab equipment (of which $351,894 is leased), $35,454 of computer equipment, $14,611 in office furniture/equipment, and $21,609 in leasehold improvements. The Company had $23,188 and $4,911 in depreciation and amortization expense in 2005 and 2004, respectively.

Assets Held under Capital Leases:

Assets held under capital leases are recorded at the lower of the net present value of the minimum lease payments or the fair value of the leased asset at the inception of the lease. Amortization expense is computed using the straight-line method over the shorter of the estimated useful lives of the assets or the period of the related lease.


Impairment of Long-Lived Assets:

The Company assesses the impairment of its long-lived assets periodically in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") 144, "Accounting for the Impairment and Disposal of Long-Lived Assets". Whenever events or changes in circumstances indicate that the carrying amounts of long-lived assets may not be recoverable, the Company will compare undiscounted net cash flows estimated to be generated by those assets to the carrying amount of those assets. When these undiscounted cash flows are less than the carrying amounts of the assets, the Company will record impairment losses to write the asset down to fair value, measured by the discounted estimated net future cash flows expected to be generated from the assets. To date there has been no impairment.

Deferred Loan Costs:


Deferred loan costs relate to the direct costs related to obtaining debt financing for the Company and are amortized over the life of the debt using the effective interest method of accounting. Amortization of deferred financing costs charged to operations was $0 for 2005 and $65,551 for 2004.

Intangible assets - Patent Costs:

Intangible assets consist of patent licensing costs incurred to date. The Company is amortizing the patent cost incurred to date, over a 15 year period. If the patents are not awarded, the costs related to those patents will be expensed in the period that determination is made. The Company has capitalized $28,717 in patent licensing costs as of December 31, 2005. Amortization expense charged to operations was $1,042 for 2005 and $0 for 2004.


Income Taxes:


The Company accounts for its income taxes using the Financial Accounting Standards Board Statements of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the establishment of a deferred tax asset or liability for the recognition of future deductible or taxable amounts and operating loss and tax credit carryforwards. Deferred tax expense or benefit is recognized as a result of timing differences between the recognition of assets and liabilities for book and tax purposes during the year.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are recognized for deductible temporary differences and operating loss, and tax credit carryforwards. A valuation allowance is established, when necessary, to reduce that deferred tax asset if it is "more likely than not" that the related tax benefits will not be realized.

Deferred Revenue:

Deferred revenue consists of upfront fees received for technology licensing that have not yet been recognized or earned.

Convertible Notes Payable:


During 2004, the Company had issued convertible debt securities with non-detachable conversion features. The Company accounts for such securities in accordance with Emerging Issues Task Force Issue Nos. 98-5, 00-19 and 00-27. Pursuant to EITF 00-27, the Company used the intrinsic value method for recognition of the detachable and imbedded equity features included with indebtedness and requires amortization of the amount associated with the convertibility feature over the life of the debt instrument rather than the period for which the instrument becomes convertible.


Stock-Based Compensation:

The Company accounts for stock-based compensation in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". Under APB No. 25, compensation cost is recognized over the vesting period based on the excess, if any, on the date of grant of the market value of the Company's shares over the employee's exercise price. When the exercise price of the option is less than the fair value price of the underlying shares on the grant date, deferred stock compensation is recognized and amortized to expense in accordance with Financial Accounting Standards Board ("FASB") Interpretation No. 44 over the vesting period of the individual options.

Accordingly, if the exercise price of the Company's employee options equals or exceeds the market price of the underlying shares on the date of grant, no compensation expense is recognized. Options or shares awards issued to nonemployees are valued using the Black-Scholes pricing model and expensed over the period services are provided.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure", which amends SFAS No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 expands the disclosure requirements of SFAS No. 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition provisions of SFAS No. 148 are effective for fiscal years ended after December 15, 2002. The transition provisions do not currently have an impact on the Company's financial position and results of operations as the Company has not elected to adopt the fair value-based method of accounting for stock-based employee compensation under SFAS NO. 123. The disclosure provisions of SFAS No. 148 are effective for financial statements for interim periods beginning after December 15, 2002. The Company adopted the disclosure requirements in the first quarter of fiscal year 2003.

Stock-Based Compensation (Continued):


The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to Stock-Based Employee Compensation.

                                         Years ended December 31,
                                         ------------------------
                                             2005         2004
                                         -----------   ---------
Net income (loss) as reported            $(3,637,537)  $(537,948)
Compensation recognized under APB 25              --      30,000
Compensation recognized under SFAS 123        (6,472)   (100,000)
                                         -----------   ---------
Pro-forma net loss                       $(3,644,009)  $(607,948)
                                         ===========   =========
Net loss per share:
Basic and diluted -- as reported         $     (0.09)  $   (0.03)
                                         ===========   =========
Basic and diluted -- pro-forma           $     (0.09)  $   (0.03)
                                         ===========   =========



For grants in 2005, the following assumptions were used: (i) no expected dividends; (ii) a risk-free interest rate of 4.0% (iii) expected volatility 90.0%, and (iv) an expected life of the stated life of the option for options granted in 2005. The fair value was determined using the Black-Scholes option-pricing model.


The estimated fair value of grants of stock options and warrants to nonemployees of the Company is charged to expense, if applicable, in the financial statements. These options vest in the same manner as the employee options granted under each of the option plans as described above.


Fair Value of Financial Instruments:

The carrying amount of cash equivalents, short-term investments, accounts payable, accrued expenses, warrant liability, and notes payable approximates their fair value either due to the short duration to maturity or a comparison to market interest rates for similar instruments.


Revenue Recognition:

Revenue is generated from collaborative research and development arrangements, technology licenses, and government grants. To date only revenue from technology licenses has been received.

Revenue is recognized when the four basic criteria of revenue recognition are met: (i) a contractual agreement exists; (ii) transfer of technology has been completed or services have been rendered; (iii) the fee is fixed or determinable, and (iv) collectibility is reasonably assured.


Technology license agreements are for a term of ten years and consist of nonrefundable upfront license fees and royalty payments. In accordance with Staff Accounting Bulletin 104, nonrefundable upfront license fees are recognized over the ten year license term using the straight-line method of accounting when the technology is transferred or accessed, provided that the technology transferred or accessed is not dependent on the outcome of the Company's continuing research and development efforts.


Research and Development:

Research and development expenses include internal and external costs. Internal costs include salaries and employment related expenses and allocated facility costs. External expenses consist of costs associated with outsourced clinical research organization activities, sponsored research studies, product registration, and investigator sponsored trials. In accordance with SFAS No. 2, "Accounting for Research Development Costs", all such costs are charged to expense as incurred.

Comprehensive Loss:

Comprehensive loss consists of net loss and other gains and losses affecting shareholders' equity that, under generally accepted accounting principles, are excluded from net loss in accordance with Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." The Company, however, does not have any components of other comprehensive loss as defined by SFAS No. 130 and therefore, for the years ended December 31, 2005 and 2004, comprehensive loss is equivalent to the Company's reported net loss. Accordingly, a separate statement of comprehensive loss is not presented.

Commitments and Contingencies:

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company's management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company's legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company's financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Basic and Diluted Loss Per Share:

In accordance with SFAS No. 128, "Earnings Per Share," the basic loss per share is computed by dividing the loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. Basic net loss per share excludes the dilutive effect of stock options or warrants and convertible notes Diluted net earnings (loss) per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents, consisting of shares that might be issued upon exercise of common stock options and warrants. In periods where losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.

The following table sets forth the computation of basic and diluted net loss per common share:



                                              Year Ended December 31,
                                             -------------------------
                                                 2005          2004
                                             -----------   -----------
Numerator
Net loss                                     $(3,637,537)  $  (537,948)
Denominator
Weighted average common shares outstanding    40,062,516    20,400,000
                                             -----------   -----------
Total shares, basic                           46,112,448    20,400,000
                                             ===========   ===========
Net loss per common share:
  Basic and diluted                          $     (0.09)  $     (0.03)
                                             ===========   ===========

The potential shares, which are excluded from the determination of basic and diluted net loss per share as their effect is anti-dilutive, are as follows:



                                                  Year Ended December 31,
                                                  -----------------------
                                                     2005         2004
                                                  ----------   ---------
Options to purchase common stock                   2,700,254   1,833,012
Options to purchase common stock - Outside plan      103,212     103,212
Warrants to purchase common stock                  9,919,416     566,123
                                                  ----------   ---------
Potential equivalent shares excluded              12,722,882   2,502,347
                                                  ==========   =========



Business Segment:

The Company operates in a single business segment that includes the research and development of pharmaceutical drugs.

Reclassifications:

Certain amounts in the prior periods presented have been reclassified to conform to the current period financial statement presentation. These reclassifications have no effect on previously reported net loss.

Recent Accounting Pronouncements:

In November 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. SFAS No. 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not believe the adoption of SFAS No. 151 will have any material effect on its consolidated financial position, results of operations or cash flows

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29. SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets and redefines the scope of transactions that should be measured based on the fair value of the assets exchanged. SFAS No. 153 is effective for nonmonetary asset exchanges beginning after June 15, 2005. The Company does not believe the adoption of SFAS No. 153 will have any material effect on its consolidated financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS No.123 (revised 2004), "Share-Based Payment". Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities (other than those filing as small business issuers) will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after December 15, 2005. The Company has evaluated the impact of the adoption of SFAS 123(R), and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In March 2005, the FASB issued Staff Accounting Bulletin No. 107 ("SAB 107") which provides additional guidance to the new stock option expensing provisions under SFAS 123(R). SAB 107 acknowledges that fair value estimates cannot predict actual future events and as long as the estimates are made in good faith, they will not be subsequently questioned no matter what the actual outcome. Historical volatility should be measured on an unweighted basis over a period equal to or longer than the expected option term or contractual term, depending on the option-pricing model that is used. Implied volatility is based on the market prices of a company's traded options or other financial instruments with option-like features, and is derived by entering the market price of the traded option into a closed-form model and solving for the volatility input. SAB 107 provides additional guidance for companies when estimating an option's expected term. In general, companies are not allowed to consider additional term reduction and the option term cannot be shorter than the vesting period. Companies are permitted to use historical stock option exercise experience to estimate expected term if it represents the best estimate for future exercise patterns. SAB 107 provides that companies should enhance MD&A disclosures related to equity compensation subsequent to adoption of Statement 123(R). SAB 107 provided that companies should provide all disclosures required by Statement 123 (R) in the first 10-Q filed after adoption of the new rules.


In December 2004 the Financial Accounting Standards Board issued two FASB Staff Positions--FSP FAS 109-1, Application of SFAS Statement 109 "Accounting for Income Taxes" to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, and FSP FAS 109-2 Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004. Neither of these affected the Company as it does not participate in the related activities.

In March 2005, the FASB issued FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations" ("FIN 47"). FIN 47 clarifies that an entity must record a liability for a conditional asset retirement obligation if the fair value of the obligation can be reasonably estimated. Asset retirement obligations covered by FIN 47 are those for which an entity has a legal obligation to perform an asset retirement activity, even if the timing and method of settling the obligation are conditional on a future event that may or may not be within the control of the entity. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. We do not expect there to be a material impact from the adoption of FIN 47 on our consolidated financial position, results of operations, or cash flows.

In June 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle. Previously, most voluntary changes in accounting principles required recognition via a cumulative effect adjustment within net income of the period of the change. SFAS No. 154 requires retrospective application to prior periods' financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, this statement does not change the transition provisions of any existing accounting pronouncements. The Company does not believe adoption of SFAS No. 154 will have a material effect on its consolidated financial position, results of operations or cash flows.

In September 2005, the Financial Accounting Standards Board Emerging Issues Task Force issued EITF 05-08, "Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature." EITF 05-08 is effective for financial statements beginning in the first interim or annual reporting period beginning after December 15, 2005. We do not expect there to be a material impact from the adoption of EITF 05-08 on our consolidated financial position, results of operations, or cash flows.

In September 2005, the Financial Accounting Standards Board Emerging Issues Task Force issued EITF 05-02, "The Meaning of 'Conventional Convertible Debt Instrument' in EITF Issue No. 00-19, 'Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock.'" EITF 05-02 is effective for new instruments entered into and instruments modified in reporting periods beginning after June 29, 2005. We do not expect there to be a material impact from the adoption of EITF 05-02 on our consolidated financial position, results of operations, or cash flows.

In September 2005, the Financial Accounting Standards Board Emerging Issues Task Force issued EITF 05-07, "Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues." EITF 05-7 is effective for future modifications of debt instruments beginning in the first interim or annual reporting period beginning after December 15, 2005. We do not expect there to be a material impact from the adoption of EITF 05-07 on our consolidated financial position, results of operations, or cash flows.

NOTE 2 TRADING SECURITIES:

The Company's short-term investments comprise equity and debt securities, all of which are classified as trading securities and are carried at their fair value based on the quoted market prices of the securities at December 31, 2005. Net realized and unrealized gains and losses on trading securities are included in net earnings. For purpose of determining realized gains and losses, the cost of securities sold is based on specific identification.

The composition of trading securities, classified as current assets, were all corporate bonds at December 31, 2005. The Company did not have any trading securities at December 31, 2004.



                                December 31, 2005
                           ----------------------
                                 Cost Fair Value
                           ---------   ----------
Bonds                      1,861,925    1,859,654
                           ---------    ---------
Total trading securities   1,861,925    1,859,654
                           =========    =========



            Investment income for the years ended December 31, 2005 consists of the following:



                                  2005
                                -------
Dividend and interest income    148,462
Net unrealized holding losses    (2,259)
                                -------
Net investment income           146,203
                                =======



NOTE 3 LICENSE AGREEMENT:

In 2003, the Company entered into a licensing and technology transfer agreement with a Taiwan biotech corporation wherein the rights to certain technology restricted to a certain geographic region were transferred to the Taiwan corporation for a period of 10 years, which will automatically renew for periods of 3 years, unless a 12-month written notice is given by either party to the agreement. The license agreement was for a one-time fee of $150,000 and future royalties based on a percentage of future sales. Additional fees may be earned by the Company in the future for additional clinical work.

NOTE 4 BALANCE SHEET COMPONENT:

Accounts Payable and Accrued Liabilities:

A summary is as follows:



                                            December 31,   December 31,
                                                2005           2004
                                            ------------   ------------
Accounts Payable and Accrued liabilities:
Accounts payable                              $223,880       $ 55,184
Accrued salaries and wages                      48,913             --
Accrued pension payable                         84,000         52,000
Other accrued liabilities                       70,211          7,929
Accrued professional fees                           --        100,500
                                              --------       --------
                                              $427,004       $215,613
                                              ========       ========



NOTE 5 SIMPLIFIED EMPLOYEE PENSION PLAN:

The Company has a Simplified Employee Pension Plan (the "Plan"), which covers two officers of the Company. The Plan was established in 2004 and is administered by an outside administrator. Defined contribution pension expense for the Company was $84,000 for 2005 and $52,000 for 2004.

NOTE 6 CONVERTIBLE NOTES PAYABLE:


The Company issued $500,000 of convertible notes payable on September 30, 2004. The notes are secured and bear interest at 6% per annum. Principal and interest are due on September 30, 2005. The notes are convertible into common stock at a conversion price equal to $0.3596 per share of stock at the option of the holder prior to the due date. There are registration rights attached to the underlying shares of the convertible feature. It has been determined that there is no beneficial element of the conversion feature after the allocation of the warrants, discussed below, as set forth in EITF 00-27, as the conversion feature approximates the fair value of the shares on the date they were issued.

Additionally, the note holders received 556,123 warrants to purchase common stock in connection with the issuance of convertible notes. The warrants are exercisable at $0.5394 per share of stock and are for a term of five years. The fair value attributable to these warrants was $0 as of September 30, 2004. The fair value was determined using Black-Scholes option-pricing method, a 3.50% risk-free interest rate, and .0% expected volatility for a nonpublic company.

On April 6, 2005, the holders of convertible promissory notes elected to convert $450,000 of the then outstanding $500,000 convertible promissory notes to common stock pursuant to the terms of the notes. The remaining $50,000 and applicable interest was repaid.


NOTE 7 RECLASSIFICATION OF WARRANT LIABILITY:

Pursuant to registration rights granted to the investors in the Company's April 6, 2005 and May 5, 2005 private placements, the Company was obligated to file a registration statement with the Securities and Exchange Commission to register the resale of the shares of common stock (including shares of common stock that may be acquired upon exercise of warrants) issued in the private placements within 90 days of April 6, 2005. In addition, the Company was obligated to have such "resale" registration rights agreement declared effective by the SEC as soon as possible and, in any event, within 180 days (or 210 days if the registration statement is reviewed by the SEC) after April 6, 2005. If the registration statement was not filed or is, for any reason, not declared effective within the foregoing time periods, the Company was required to pay liquidated damages to such investors. Liquidated damages, if any, were to be paid in cash in an amount equal to 1% of the investor's paid investment for the first 30 days (or part thereof) after the relevant date (i.e., filing date or effective date), and for any subsequent 30-day period (or part thereof) thereafter. On November 2, 2005, the registration statement was declared effective.

Effective December 31, 2005, the Company and all of the shareholders whom received warrants pursuant to the April and May 2005 private placements, agreed to an amendment of registration rights related to warrants they received. The amended registration rights changed the registration rights from demand with liquidated damages, to piggy-back registration rights, and no liquidated damages. The result of the change is that the Company is no longer required to record and measure the fair value of the warrants as a derivative liability. The change in fair value of warrant liability of $831,288 for the December 31, 2005 period, is the change aggregate change in fair value from the date of issuance till the effective date of the amendment to the registration rights agreement.

Accounting guidance requires that warrants with certain types of registration rights must be classified as liabilities. In accordance with Emerging Issues Task Force (EITF) Issue No. 00-19, "Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled In a Company's Own Stock," the Company previously reported the fair value of its common stock warrants as a Liability. When the warrant holders approved the amendment to the registration rights agreement and waived the liquidated damage provision, the warrant liability of $7,030,026 was reclassified to equity as additional paid-in capital also pursuant to EITF 00-19.

NOTE 8 EQUITY - COMMON STOCK:

In April and May 2005 the Company completed private placements selling 20,461,000 shares of common stock to accredited investors at a price of $0.50 per share. The Company received gross proceeds of $10,230,500. As part of the closing of the private placements we issued five-year warrants to purchase a total of 2,557,625 shares of common stock at an exercise price of $0.75 per share and 2,557,625 shares of common stock at an exercise price of $1.00 per share. The warrants are exercisable in whole or part until May 5, 2010.

Conversion of convertible notes into Common Stock:

In connection with the closing of the private placements, on April 6, 2005, the convertible notes resulting from the September 30, 2004 bridge financing of $500,000 were converted into common stock at $0.36 per share or paid. The aggregate principal amount of the convertible secured notes of $450,000 was converted into a total of 1,251,448 shares of common stock. The remaining $50,000 principal was repaid from the proceeds of the private placements.

Shares Reserved for Future Issuance:

The Company has reserved shares of common stock for future issuance as follows:



                                  December 31,
                                      2005
                                 ------------
Stock Option Plan                  3,496,788
Stock Option - outside of Plan       103,212
Common stock warrants              9,919,524
                                  ----------
Total                             13,519,524
                                  ==========

NOTE 9 COMMITMENTS:

Letter of Credit

Merrill Lynch Bank USA has issued a Letter of Credit to the Company, in the approximate aggregate amount of $381,000, to secure our lease of laboratory equipment. We have collateralized the Letter of Credit with a cash deposit in the approximate amount of $381,000.

Leases

The Company leases certain office and laboratory equipment under agreements that are classified as capital leases. The cost of equipment under capital leases is included in the Balance Sheets as property and equipment and was $356,000 and $0 at December 31, 2005 and December 31, 2004, respectively. Accumulated amortization of leased equipment at December 31, 2005 and December 31, 2004, was approximately $4,106 and $0, respectively. Amortization of assets under capital leases is included in depreciation expense.

The Company leases its laboratory and office facilities for various terms under long-term, non-cancelable operating lease agreements. The leases expire at various dates through 2009. In the normal course of business, it is expected that these leases will be renewed or replaced by leases on other properties. The leases provide for increases in future minimum annual rental payments. Also, the agreements generally require the Company to pay executory costs (real estate taxes, insurance, and repairs), which are approximately $3,000 per month. Lease expense totaled $51,745 and $23,274 during 2005 and 2004, respectively.

The Company has signed a new premise lease effective September 24, 2005 for 4 years for office and lab space in Emeryville, California. Monthly rents start at $ 8,572 per month and increase to $ 9,359 per month in the final year. The Company has signed a new premise lease effective October 1, 2005 for 1 year for lab space in Aurora, Colorado. Monthly rent is $2,700.

Future minimum lease payments under non-cancelable capital and operating leases are as follows:



                                                           Capital    Operating
Year Ended December 31,                                    Leases       Leases
-------------------------------------------------------   ---------   ----------
2006                                                      $ 138,000    $171,099
2007                                                        135,789     152,653
2008                                                        125,426     150,264
2009                                                              0     114,334
2010 and thereafter                                               0           0
                                                          ---------    --------
Total minimum lease payments                                399,215    $588,350
                                                                       ========
Less: amount representing interest                          (50,997)
                                                          ---------
Present value of minimum lease payments                     348,218
Less: current portion                                      (108,523)
                                                          ---------
Obligations under capital lease, net of current portion   $ 239,695
                                                          =========

NOTE 10 STOCK OPTIONS:

On April 6, 2005, in connection with the completion of the reverse merger, the board of directors of our company assumed and adopted the Stock Incentive Plan, as amended, of Bionovo Biopharmaceuticals which we refer to as the Plan, and 3,496,788 shares of common stock for issuance under the Plan.

Under the Plan, incentive options to purchase the Company's common stock may be granted to employees at prices not lower than fair market value at the date of grant as determined by the Board of Directors. Non-statutory options (options that do not qualify as incentive options) may be granted to employees and consultants at prices no lower than 85% of fair market value at the date of grant as determined by the Board of Directors. In addition, incentive or non-statutory options may be granted to persons owning more than 10% of the voting power of all classes of stock at prices no lower than 110% of the fair market value at the date of grant as determined by options (no longer than ten years from the date of grant, five years in certain instances). Options granted generally vest at a rate of 50% per year.

Activity under the Plan is as follows:



                                                        Weighted
                                  Shares                 Average
                                Available   Number of   Exercise    Aggregate
                                For Grant     Shares      Price       Price
                               ----------   ---------   --------   ----------
Balance at December 31, 2003    3,000,000
Options granted                (1,729,800)  1,729,800    $0.5388   $  932,016
Options exercised                      --          --         --           --
Options cancelled                 164,546    (164,546)   $0.5388   $  (88,658)
Options expired                        --          --         --           --
                               ----------   ---------    -------   ----------
Balance at December 31, 2004    1,434,746   1,565,254    $0.5388   $  843,358
Increase in plan                  496,788          --         --           --
Options granted                (1,135,000)  1,135,000    $0.9000   $1,021,500
Options exercised                      --          --         --           --
Options cancelled                      --          --         --           --
Options expired                        --          --         --           --
                               ----------   ---------    -------   ----------
Balance at December 31, 2005      796,534   2,700,254    $0.6906   $1,864,858
                               ==========   =========    =======   ==========



At December 31, 2005 and 2004, options to purchase 2,700,254 and 1,565,254 shares of common stock were outstanding and exercisable respectively.

During the year ended December 31, 2005 and 2004, the Company issued options to purchase 1,135,000 and 1,729,800 shares of common stock respectively, to its employees and directors. The fair value of each option grant is computed on the date of grant using intrinsic value method in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees".

In addition, the Company issued 103,212 options during the year ended December 31, 2004, to a former employee in a nonplan option grant. The fair value is computed on the date of the grant using the intrinsic value method in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees"; $30,000 was recorded as a result of this computation.

Total options under the Plan at December 31, 2004, comprised the following:



                      Number       Weighted Average        Number
                  Outstanding as       Remaining      Exercisable as of
Option Exercise   of December 31   Contractual life      December 31
     Price            2004             (Years)              2004
---------------   --------------   ----------------   -----------------
     $0.292           905,254            9.50              599,254
     $0.833           660,000            9.33              165,000
                    ---------                              -------
Total               1,565,254                              764,254
                    =========                              =======



Total options under the Plan at December 31, 2005, comprised the following:



                       Number      Weighted Average        Number
                  Outstanding as       Remaining      Exercisable as of
Option Exercise   of December 31   Contractual life      December 31
     Price             2005            (Years)              2005
---------------   --------------   ----------------   -----------------
     $0.292           905,254             8.50               599,254
     $0.833           660,000             8.33               531,000
     $0.900         1,135,000            10.00                    --
                    ---------            -----             ---------
Total               2,700,254             8.94             1,130,254
                    =========            =====             =========



NOTE 11 WARRANTS:

The following warrants are each exercisable into one share of common stock:



                                           Weighted
                                            Average
                               Number of   Exercise    Aggregate
                                 Shares      Price       Price
                               ---------   --------   ----------
Balance at December 31, 2003
Warrants granted                 556,123    $0.5394   $  299,982
Warrants exercised                    --         --           --
Warrants cancelled                    --         --           --
Warrants expired                      --         --           --
                               ---------    -------   ----------
Balance at December 31, 2004     556,123    $0.5394   $  299,982
                                      --         --           --
Warrants granted               9,363,401    $0.5993   $5,611,306
Warrants exercised                    --         --           --
Warrants cancelled                    --         --           --
Warrants expired                      --         --           --
                               ---------    -------   ----------
Balance at December 31, 2005   9,919,524    $0.5959   $5,911,288
                               =========    =======   ==========

The common stock warrants are comprised of the following:



                           Weighted
              Number        Average
           Outstanding    Remaining
              as of      Contractual
Exercise   December 31       life
 Price         2004        (Years)
--------   -----------   -----------
 $0.540      556,123        4.75
             -------
Total        556,123
             =======



                           Weighted
              Number       Average
           Outstanding    Remaining
              as of      Contractual
Exercise   December 31       life
 Price         2005        (Years)
--------   -----------   -----------
 $0.010     1,979,630       3.75
 $0.360       132,421       4.25
 $0.500     2,136,100       4.25
 $0.539       556,123       4.25
 $0.750     2,557,625       4.25
 $1.000     2,557,625       4.25
            ---------
Total       9,919,524
            =========



During the following fiscal years, the numbers of warrants to purchase common stock which will expire in the next five years if unexercised are:



Fiscal Year
Ending December 31,     Number
-------------------   ---------
2006                         --
2007                         --
2008                         --
2009                    556,123
2010                  9,363,401
                      ---------
                      9,919,524
                      =========



The estimated fair value of the warrants was calculated using the Black-Scholes valuation model. For grants in 2005 the following assumptions were used: (i) no expected dividends, (ii) risk free interest rate of 4.0%, (iii) expected volatility of 90%, and (iv) expected life in the stated life of the warrant. The fair value of the warrants ranged from $0.62 to $0.89.

In connection with Bionovo Biopharmaceuticals' $500,000 principal amount of 6% convertible secured notes bridge financing completed on September 30, 2004, Bionovo Biopharmaceuticals issued to investors in the bridge financing warrants, or bridge warrants, exercisable for 556,123 shares of Bionovo Biopharmaceuticals common stock at an exercise price of $0.53 per share. The bridge warrants were exercisable until the earlier of September 30, 2011 and the fifth anniversary of Bionovo Biopharmaceuticals' merger with a company required to file reports pursuant to Section 13(a) or 15(d) of the Exchange Act. Upon the closing of our reverse merger transaction, the bridge warrants were amended to become bridge warrants to purchase shares of our common stock upon the same terms and conditions as the bridge warrants issued by Bionovo Biopharmaceuticals. The bridge warrants expire on April 6, 2010.

In connection with the closing of the bridge financing, Bionovo Biopharmaceuticals issued five-year warrants to Duncan Capital, LLC as partial compensation for acting as placement agent in the transaction. Upon the closing of our reverse merger transaction, these placement agent warrants were amended to become warrants to purchase shares of our common stock upon the same terms and conditions as the placement agent warrants issued in the bridge financing by Bionovo Biopharmaceuticals. The bridge placement agent warrants are exercisable in whole or in part, at an exercise price of $0.35 per share, before September 30, 2009 for up to 132,421 shares of common stock. These warrants contain provisions that protect the holders thereof against dilution by adjustment of the purchase price in certain events, such as stock splits or reverse stock splits, stock dividends, recapitalizations or similar events. The holders of these warrants will not possess any rights as stockholders unless and until they exercise their warrants. The bridge placement agent warrants do not confer upon holders any voting or any other rights as stockholders.

In April 2005, as part of the closing of Bionovo Biopharmaceuticals' April 6, 2005 private placement, Bionovo Biopharmaceuticals issued five-year warrants to purchase a total of 2,023,875 shares of Bionovo Biopharmaceuticals common stock at an exercise price of $0.75 per share and 2,023,875 shares of Bionovo Biopharmaceuticals common stock at an exercise price of $1.00 per share. The warrants were exercisable in whole or in part until April 6, 2010. Upon the closing of our reverse merger transaction, the April 2005 private placement warrants were amended to become warrants to purchase shares of our common stock upon the same terms and conditions as the April 2005 private placement warrants issued by Bionovo Biopharmaceuticals.

In connection with the closing of the April 2005 private placement, Bionovo Biopharmaceuticals issued five-year warrants to Duncan Capital, LLC as partial compensation for acting as placement agent in the transaction. Upon the closing of our reverse merger transaction, these placement agent warrants were amended to become warrants to purchase shares of our common stock upon the same terms and conditions as the placement agent warrants issued in the April 2005 private placement by Bionovo Biopharmaceuticals. The April 2005 placement agent warrants are exercisable in whole or in part, at an exercise price of $0.50 per share, before April 6, 2010 for up to 1,709,100 shares of common stock. These warrants contain provisions that protect the holders thereof against dilution by adjustment of the purchase price in certain events, such as stock splits or reverse stock splits, stock dividends, recapitalizations or similar events. The holders of these warrants will not possess any rights as stockholders unless and until they exercise their warrants. The April 2005 placement agent warrants do not confer upon holders any voting or any other rights as stockholders.

In connection with the closing of our reverse merger transaction on April 6, 2005, we issued five-year warrants to Duncan Capital, LLC as partial compensation for its advisory services relating to the merger. These reverse merger warrants are exercisable in whole or in part, at an exercise price of $0.01 per share, before April 6, 2010 for up to 1,979,630 shares of common stock. These warrants contain provisions that protect the holders thereof against dilution by adjustment of the purchase price in certain events, such as stock splits or reverse stock splits, stock dividends, recapitalizations or similar events. The holders of these warrants will not possess any rights as stockholders unless and until they exercise their warrants. The reverse merger warrants do not confer upon holders any voting or any other rights as stockholders.

In May 2005, as part of the closing of our May 5, 2005 private placement, we issued five-year warrants to purchase a total of 533,750 shares of common stock at an exercise price of $0.75 per share and 533,750 shares of common stock at an exercise price of $1.00 per share. The warrants are exercisable in whole or in part until May 5, 2010.

In connection with the closing of our May 2005 private placement, we issued five-year warrants to Duncan Capital, LLC as partial compensation for acting as placement agent in the transaction. These May 2005 placement agent warrants are exercisable in whole or in part, at an exercise price of $0.50 per share, before May 5, 2010 for up to 427,000 shares of common stock. These warrants contain provisions that protect the holders thereof against dilution by adjustment of the purchase price in certain events, such as stock splits or reverse stock splits, stock dividends, recapitalizations or similar events. The holders of these warrants will not possess any rights as stockholders unless and until they exercise their warrants. The May 2005 placement agent warrants do not confer upon holders any voting or any other rights as stockholders.

NOTE 12 INCOME TAX:

The provision for income taxes on the statements of operations consists of $800 for the years ended December 31, 2005 and 2004, respectively.

Deferred tax assets (liabilities) are comprised of the following at December 31:



                                    2005         2004
                                  ---------   ---------
Net operating loss carryforward   $ 747,000   $ 193,400
Deferred revenue                     40,000          --
                                    787,000     193,400
Less valuation allowance           (787,000)   (193,400)
                                  ---------   ---------
                                  $      --   $      --
                                  =========   =========



Deferred taxes arise from temporary differences in the recognition of certain expenses for tax and financial reporting purposes. At December 31, 2005 and 2004, management determined that realization of these benefits is not assured and has provided a valuation allowance for the entire amount of such benefits. At December 31, 2005, net operating loss carryforwards were approximately $1,151,000 for federal tax purposes that expire at various dates from 2023 through 2025 and $1,147,000 for state tax purposes that expire in 2014 through 2015.

Utilization of net operating loss carryforwards may be subject to substantial annual limitations due to the "change in ownership" provisions of the Internal Revenue Code of 1986, as amended, and similar state regulations. The annual limitation may result in the expiration of substantial net operating loss carryforwards before utilization.

The provision for income taxes differs from the amount computed by applying the U.S. federal statutory tax rate (34% in 2005 and 2004) to income taxes as follows:



                                          December 31,   December 31,
                                              2005           2004
                                          ------------   ------------
                                                 (Unaudited)
Tax benefit computed at 34%               $(1,236,000)    $(182,900)
Change in valuation allowance                 593,200       173,700
Change in carryovers and tax attributes       643,600        10,000
                                          -----------     ---------
                                          $       800     $     800
                                          ===========     =========



NOTE 13 SUBSEQUENT EVENTS:

Call Notice on Common Stock Warrants

On March 17, 2006, the Company issued a call notice to all holders of the common stock purchase warrants ($0.75 exercise price) issued in the April 6, 2005 and May 5, 2005 private placements of the Company or its operating subsidiary, Bionovo Biopharmaceuticals, Inc., as applicable. Section 3(c) of the warrants permit the Company to call for cancellation all or a part of the unexercised portion of the warrants upon the occurrence of certain events. The events required are (i) an effective registration statement registering the resale of the shares of common stock underlying the warrants, (ii) the closing bid price of the common stock for each of the ten (10) consecutive trading days equals or exceeds $0.9375 and (iii) the average daily trading volume of the common stock for such ten (10) days period equals or exceeds 100,000 shares. As of March 16, 2006, each of the foregoing events had occurred. The holders of these warrants have until April 10, 2006 to exercise all or a portion of the unexercised portion of such warrants, and any such warrants not so exercised will automatically be canceled on that date.

       Bionovo, Inc. (formerly Lighten Up Enterprises International, Inc.)
                          (A Development Stage Company)
                     Consolidated Balance Sheets (Unaudited)



                                                                       September 30   December 31
                                                                           2006           2005
                                                                       ------------   -----------
Assets
Current assets:
  Cash and cash equivalents                                            $ 4,197,710    $ 4,588,400
  Short-term securities                                                    483,499      1,859,654
  Due from officers                                                          1,796          1,796
  Prepaid expenses and other current assets                                305,754         54,926
                                                                       -----------    -----------
    Total current assets                                                 4,988,759      6,504,776
Property and equipment,
  net of accumulated depreciation                                        1,466,541        561,578
Other assets:
  Intangible assets - patent pending, net of amortization                   55,011         27,675
                                                                       -----------    -----------
                                                                       $ 6,510,311    $ 7,094,029
                                                                       ===========    ===========
Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
  Accounts payable and accrued expenses                                $   487,640    $   427,004
  Current portion leases                                                   303,161        108,523
  Deferred revenue                                                          15,000         15,000
                                                                       -----------    -----------
    Total current liabilities                                              805,801        550,527
                                                                       -----------    -----------
Long term portion leases                                                   377,462        239,695
Deferred revenue                                                            91,250        102,500
                                                                       -----------    -----------
  Total Liabilities                                                      1,274,513        892,722
Stockholders' Equity (Deficit):
  Common stock, $0.0001 par value
  Authorized shares - 100,000,000, issued and outstanding 51,190,874         5,119          4,611
  Additional paid-in capital                                            13,182,541     10,436,099
  Deferred Compensation                                                    (42,059)        (8,236)
  Deficit accumulated during development stage                          (7,909,803)    (4,231,167)
                                                                       -----------    -----------
    Total stockholders' equity (deficit)                                 5,235,798      6,201,307
                                                                       -----------    -----------
                                                                       $ 6,510,311    $ 7,094,029
                                                                       ===========    ===========



See the accompanying notes to these condensed consolidated financial statements.

       Bionovo, Inc. (formerly Lighten Up Enterprises International, Inc.)
                          (A Development Stage Company)
                Consolidated Statements of Operations (Unaudited)



                                                                                                Accumulated
                                                                                                   from
                                                                                                  February
                                           Three         Three          Nine          Nine        1, 2002
                                           months        months        months        months       (Date of
                                           ended         ended         ended         ended      Inception)
                                         September     September     September     September         to
                                            30,           30,           30,           30,        September
                                            2006          2005          2006          2005        30, 2006
                                        -----------   -----------   -----------   -----------   -----------
Revenue                                 $     3,750   $     3,750   $    11,250   $    11,250   $    73,990
Cost of sales                                    --            --            --            --            --
                                        -----------   -----------   -----------   -----------   -----------
Gross Profit                                  3,750         3,750        11,250        11,250        73,990
                                        -----------   -----------   -----------   -----------   -----------
Operating expenses:
  Research and development                  970,791       510,364     2,617,599       867,018     4,450,911
  General and administrative                336,894       222,042       995,101       770,242     2,289,896
  Merger cost                                    --            --            --     1,964,065     1,964,065
  Sales and marketing                        66,550         9,567       233,017        13,607       307,254
                                        -----------   -----------   -----------   -----------   -----------
    Total operating expenses              1,374,235       741,973     3,845,717     3,614,932     9,012,126
                                        -----------   -----------   -----------   -----------   -----------
Loss from operations                     (1,370,485)     (738,223)   (3,834,467)   (3,603,682)   (8,938,136)
                                        -----------   -----------   -----------   -----------   -----------
Other income (expense):
Change in fair value of warrant
  liability                                      --     8,267,293            --    (2,172,087)      831,288
Interest expense recorded as
  amortization on convertible notes              --            --            --      (108,693)           --
  Unrealized loss on short term
    securities                                   --            --            --            --        (2,260)
  Interest expense                          (17,843)      (13,500)      (31,426)      (28,007)     (134,507)
  Interest income                            58,566        44,660       189,655        82,451       338,612
                                        -----------   -----------   -----------   -----------   -----------
    Total other income (expense)             40,723     8,298,453       158,229    (2,226,336)    1,033,133
                                        -----------   -----------   -----------   -----------   -----------
Income income (loss) before income
  taxes                                  (1,329,762)    7,560,230    (3,676,238)   (5,830,018)   (7,905,003)
Provision for income taxes                     (800)           --        (2,400)           --        (4,800)
                                        -----------   -----------   -----------   -----------   -----------
Net income (loss)                       $(1,330,562)  $ 7,560,230   $(3,678,638)  $(5,830,018)  $(7,909,803)
                                        ===========   ===========   ===========   ===========   ===========
Net income (loss) per share basic and
  diluted                               $     (0.03)  $      0.16   $     (0.07)  $     (0.15)  $     (0.15)
                                        ===========   ===========   ===========   ===========   ===========
Weighted average shares outstanding
  basic and diluted                      51,182,450    46,112,448    49,467,016    38,023,712    51,182,450
                                        ===========   ===========   ===========   ===========   ===========



See the accompanying notes to these condensed consolidated financial statements.

      Bionovo, Inc. (formerly Lighten Up Enterprises International, Inc.)
                         (A Development Stage Company)
            Statements of Stockholders' Equity (Deficit) (Unaudited)
                      Inception through September 30, 2006



                                                    Common Stock                                      Accumulated
                                               ---------------------    Additional     Deferred     Deficit During
                                                Number of                Paid-In         Stock        Development
                                                 Shares      Amount      Capital     Compensation
Stage          Total
                                               ----------   --------   -----------   ------------
--------------   -----------
Balance at inception (February 1, 2002) -
  Adjusted to reflect effect of stock
  split on June 17, 2004, and
  March 4, 2004, and reverse merger
  on April 6, 2005                             20,400,000    $2,040    $    (2,040)   $       --    $        --     $        --
                                               ----------    ------    -----------    ----------    -----------     -----------
Balance, December 31, 2002                     20,400,000     2,040         (2,040)           --             --              --
Net loss                                               --        --             --            --        (55,682)        (55,682)
                                               ----------    ------    -----------    ----------    -----------     -----------
Balance, December 31, 2003                     20,400,000     2,040         (2,040)           --        (55,682)        (55,682)
Noncash compensation
  expense for options issued                           --        --         30,000            --             --          30,000
Net loss                                               --        --             --            --       (537,948)       (537,948)
                                               ----------    ------    -----------    ----------    -----------     -----------
Balance, December 31, 2004                     20,400,000     2,040         27,960            --       (593,630)       (563,630)
Issuance of shares for reverse merger           4,000,000       400           (400)           --             --              --
Issuance of common stock for funds
  received by private placement
  net of financing cost                        20,461,000     2,046      9,930,370            --             --       9,932,416
Issuance of common stock for conversion on
  notes payable                                 1,251,448       125        461,697            --             --         461,822
Amortization of deferred stock
  compensation (unaudited)                             --        --         16,472        (8,236)            --           8,236
Net loss                                               --        --             --            --     (3,637,537)     (3,637,537)
                                               ----------    ------    -----------    ----------    -----------     -----------
Balance, December 31, 2005                     46,112,448    $4,611    $10,436,099    $   (8,236)   $(4,231,167)    $ 6,201,307
                                               ----------    ------    -----------    ----------    -----------     -----------
Issuance of common stock for exercise of
  warrants (unaudited)                          3,065,255       307        864,177            --             --         864,484
Issuance of common stock for services
  (unaudited)                                    200,000        20        164,980             --             --         165,000
Amortization of deferred stock
  compensation (unaudited)                             --        --             --       (77,941)            --         (77,941)
Stock option expense                                   --        --        148,019            --             --         148,019
Net loss (unaudited)                                   --        --             --            --     (1,121,073)     (1,121,073)
                                               ----------    ------    -----------    ----------    -----------     -----------
Balance, March 31, 2006 (unaudited)            49,377,703    $4,938    $11,613,275    $  (86,177)   $(5,352,240)    $ 6,179,796
                                               ----------    ------    -----------    ----------    -----------     -----------
Issuance of common stock for exercise of
  warrants (unaudited)                          1,725,671       173      1,257,851            --             --       1,258,024
Amortization of deferred stock
  compensation (unaudited)                             --        --             --        22,059             --          22,059
Stock option expense                                   --        --        137,507            --             --         137,507
Net loss (unaudited)                                   --        --             --            --     (1,227,001)     (1,227,001)
                                               ----------    ------    -----------    ----------    -----------     -----------
Balance, June 30, 2006 (unaudited)             51,103,374    $5,111    $13,008,633    $  (64,118)   $(6,579,241)    $ 6,370,385
                                               ==========    ======    ===========    ==========    ===========     ===========
Issuance of common stock for exercise of
  warrants (unaudited)                             87,500         8         87,492            --             --          87,500
Amortization of deferred stock
  compensation (unaudited)                             --        --             --        22,059             --          22,059
Stock option expense                                   --        --         86,416            --             --          86,416
Net loss (unaudited)                                   --        --             --            --     (1,330,562)     (1,330,562)
                                               ----------    ------    -----------    ----------    -----------     -----------
Balance, September 30, 2006 (unaudited)        51,190,874    $5,119    $13,182,541    $  (42,059)   $(7,909,803)    $ 5,235,798
                                               ==========    ======    ===========    ==========    ===========     ===========



See the accompanying notes to these condensed consolidated financial statements.

      Bionovo, Inc. (formerly Lighten Up Enterprises International, Inc.)
                         (A Development Stage Company)
               Consolidated Statements of Cash Flows (Unaudited)



                                                                                      Accumulated
                                                                                          from
                                                                                       February
                                                                                        1, 2002
                                                             Nine months ended         (Date of
                                                                September 30          Inception)
                                                         -------------------------   to September
                                                             2006          2005        30, 2006
                                                         -----------   -----------   ------------
Cash flows provided by (used in) operating activities:
Net loss                                                 $(3,678,638)  $(5,830,018)  $(7,909,803)
                                                         -----------   -----------   -----------
Adjustments to reconcile net loss to net cash provided
  by (used in) operating activities:
    Noncash compensation expense for warrants issued              --     1,964,065     1,964,065
    Noncash compensation expense for options issued          371,941            --       401,941
    Amortization of note discount                                 --       116,193       139,084
    Amortization of deferred stock compensation              (33,823)        6,177       (25,587)
    Issuance of common stock for services                    165,000            --       165,000
    Change in fair value of warrant liability                     --     2,172,087      (831,288)
    Amortization of intangible assets                          2,970           563         4,012
    Depreciation                                             165,797         7,768       193,896
    Unrealized loss on short term securities                  19,111            --        21,370
Changes in assets and liabilities:
  (Increase) decrease in assets:
    Prepaid expenses                                        (250,828)      (69,496)     (305,754)
  Increase (decrease) in liabilities:
    Accounts payable and accrued expenses                    144,640       119,204       470,476
    Deferred revenue                                         (11,250)      (11,250)      106,250
    Accrued pension payable                                  (84,000)           --            --
                                                         -----------   -----------   -----------
    Total adjustments                                        489,558     4,305,311     2,303,465
                                                         -----------   -----------   -----------
    Net cash used in operating activities                 (3,189,080)   (1,524,707)   (5,606,608)
                                                         -----------   -----------   -----------
Cash flows used in investing activities:
  Acquisition of intangible assets                           (30,306)           --       (41,570)
  Acquisition of fixed assets                               (473,283)     (100,819)     (706,362)
  Advance to officers                                             --            --        (1,796)
                                                         -----------   -----------   -----------
    Net cash used in investing activities                   (503,589)     (100,819)     (749,728)
                                                         -----------   -----------   -----------
Cash flows provided by financing activities:
  Payments under capital lease obligations                  (265,073)           --      (265,073)
  Proceeds from issuance of common stock and warrants
    net of financing cost                                  2,210,007     8,749,122    10,959,129
  Proceeds from issuance of common stock                          --            --       500,000
  Payments on convertible notes payable                           --       (50,000)      (50,000)
  Purchases of trading securities - inflows               (3,358,955)           --    (6,748,609)
  Proceeds of securities of - outflows                     4,716,000            --     6,246,000
  Payments for financing costs for convertible notes              --            --       (87,401)
                                                         -----------   -----------   -----------
    Net cash provided by financing activities              3,301,979     8,699,122    10,554,046
                                                         -----------   -----------   -----------
Net increase (decrease) in cash                             (390,690)    7,073,596     4,197,710
Cash and cash equivalents, beginning of year               4,588,400       196,013            --
                                                         -----------   -----------   -----------
Cash and cash equivalents, end of period                 $ 4,197,710   $ 7,269,609   $ 4,197,710
                                                         ===========   ===========   ===========
Supplemental disclosure of cash flow information:
    Interest paid                                        $    31,420   $    28,007   $   134,507
                                                         ===========   ===========   ===========
    Income taxes paid                                    $       800   $       800   $     4,800
                                                         ===========   ===========   ===========
Supplemental disclosure of noncash investing
  and financing activities-
    Noncash warrant expense for warrants issued          $        --   $ 1,964,065   $ 1,964,065
                                                         ===========   ===========   ===========
    Adjustment in warrant liability                      $        --   $ 2,172,087   $  (831,288)
                                                         ===========   ===========   ===========
    Converstion of notes payable to common stock         $        --   $   450,000   $   450,000
                                                         ===========   ===========   ===========
    Assets acquried under capital lease                  $   593,015   $        --   $   949,614
                                                         ===========   ===========   ===========
    Stock based compensation                             $   371,941   $        --   $   401,941
                                                         ===========   ===========   ===========
    Conversion of accrued interest payable               $        --   $    11,822   $    11,822
                                                         ===========   ===========   ===========
    Issuance of common stock with reverse merger         $        --   $       400   $       400
                                                         ===========   ===========   ===========
    Issuance of common stock for services                $   165,000   $        --   $   165,000
                                                         ===========   ===========   ===========



See the accompanying notes to these condensed consolidated financial statements.

Bionovo, Inc. (formerly Lighten Up Enterprises International, Inc.) (A Development Stage Company)

Notes to Condensed Consolidated Financial Statements (Unaudited)

NOTE 1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BUSINESS AND BASIS OF PRESENTATION

Bionovo, Inc. ("Bionovo" or the "Company") is a drug discovery and development company focusing on cancer and women's health. Currently, the Company is conducting research and development activity which integrates scientific discoveries with natural substances used in traditional East Asian medicine. The Company is developing drugs to treat breast, ovarian and pancreatic cancers, and for menopause.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-QSB and do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete consolidated financial statements. These condensed consolidated financial statements and related notes should be read in conjunction with the audited consolidated financial statements of Bionovo, Inc. (unless the context indicates otherwise, together with its wholly-owned subsidiary Bionovo Biopharmaceuticals, Inc., the "Company" or "Bionovo") for the fiscal years ended December 31, 2005 and 2004 included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2005. In the opinion of management, these unaudited condensed consolidated financial statements reflect all adjustments which are of a normal recurring nature and which are necessary to present fairly the consolidated financial position of the Company as of September 30, 2006, and the results of operations for the three and nine months ended September 30, 2006 and 2005 and cash flows for the nine months ended September 30, 2006 and 2005. The results for the three and nine months ended September 30, 2006 are not necessarily indicative of the results that may be expected for the entire fiscal year.

Basis of Consolidation:

The consolidated financial statements include the accounts of Bionovo, Inc. and its wholly owned subsidiary Bionovo Biopharmaceuticals Inc. All significant intercompany balances and transactions have been eliminated.

Formation of the Company:

Bionovo, Inc. (formerly Lighten Up Enterprises International, Inc.) was incorporated in Nevada on January 29, 1998, and subsequently reincorporated in the State of Delaware on June 29, 2005. On April 6, 2005, Bionovo, Inc. (then known as Lighten Up Enterprises International, Inc.) acquired all the outstanding shares of Bionovo Biopharmaceuticals, Inc. (then known as Bionovo, Inc.) ("BIOPHARMA"), in exchange for 37,842,448 restricted shares of its common stock in a reverse triangular merger (the "Merger"). The acquisition has been accounted for as a reverse merger (recapitalization) with BIOPHARMA deemed to be the accounting acquirer. Accordingly, the historical financial information presented herein are those of BIOPHARMA, as adjusted to give effect to any difference in the par value of the issuer's and the accounting acquirer's stock with an offset to capital in excess of par value, and those of BIOPHARMA (the legal acquirer) since the Merger. The retained earnings of the accounting acquirer have been carried forward after the acquisition and BIOPHARMA's basis of its assets and liabilities were carried over in the recapitalization. Operations prior to the Merger are those of the accounting acquirer.

Development Stage Company:

The Company has not generated any significant revenue since inception. The accompanying financial statements have, therefore, been prepared using the accounting formats prescribed by SFAS No. 7 for a development stage enterprise
(DSE). Although the Company has recognized some nominal amount of revenue, the Company still believes it is devoting substantial efforts on developing the business and, therefore, still qualifies as a DSE.

The Company is a development stage entity and is primarily engaged in the development of pharmaceuticals (integration of scientific discoveries with natural substances used in traditional East Asian medicine) to treat cancer and women's health. The initial focus of the Company's research and development efforts will be the generation of products for the treatment of breast, ovarian and pancreatic cancers and to alleviate the symptoms of menopause. The production and marketing of the Company's products and its ongoing research and development activities are and will continue to be subject to extensive regulation by numerous governmental authorities in the United States. Prior to marketing in the United States, any drug developed by the Company must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process implemented by the Food and Drug Administration (FDA) under the Food, Drug and Cosmetic Act. The Company has limited experience in conducting and managing the preclinical and clinical testing necessary to obtain regulatory approval. There can be no assurance that the Company will not encounter problems in clinical trials that will cause the Company or the FDA to delay or suspend clinical trials.

The Company's success will depend in part on its ability to obtain patents and product license rights, maintain trade secrets, and operate without infringing on the proprietary rights of others, both in the United States and other countries. There can be no assurance that patents issued to or licensed by the Company will not be challenged, invalidated, or circumvented, or that the rights granted thereunder will provide proprietary protection or competitive advantages to the Company.

SIGNIFICANT ACCOUNTING POLICIES

There have been no significant changes in Bionovo's significant accounting policies during the three and nine months ended September 30, 2006 as compared to what was previously disclosed in Bionovo's Annual Report on 10-KSB for the year ended December 31, 2005, except for the adoption of SFAS No. 123 (revised
2004) as discussed in this quarterly report.

Use of Estimates:

The preparation of consolidated financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

Management makes estimates that affect, deferred income tax assets, estimated useful lives of property and equipment, accrued expenses, fair value of equity instruments and reserves for any other commitments or contingencies. Any adjustments applied to estimates are recognized in the year in which such adjustments are determined.

CONCENTRATION OF CREDIT RISK

Financial instruments potentially subjecting Bionovo to concentrations of credit risk consist primarily of cash, cash equivalents and marketable debt securities. Bionovo generally invests excess cash in low risk, liquid instruments.

Cash Equivalents:

The Company considers all highly liquid investments purchased with an original maturity of three months or less at the time of purchase to be cash equivalents. As of September 30, 2006, the Company maintains its cash and cash equivalents with a major investment firm and a major bank.

Cash Concentration:

The Company maintains its cash in bank accounts, which at times may exceed federally insured limits. The Company has not experienced any losses on such accounts.

INCOME TAXES

Bionovo records a tax provision for the anticipated tax consequences of the reported results of operations. In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", the provision for income taxes is computed using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for the operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax assets are expected to be realized or settled. Bionovo records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized. Management believes that sufficient uncertainty exists regarding the future realization of deferred tax assets and, accordingly, a full valuation allowance has been provided against net deferred tax assets. Tax expense has taken into account any change in the valuation allowance for deferred tax assets where the realization of various deferred tax assets is subject to uncertainty.

STOCK-BASED COMPENSATION

Prior to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment," ("SFAS 123(R)"), Bionovo accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under the intrinsic value method that was used to account for stock-based awards prior to January 1, 2006, which had been allowed under the original provisions of Statement 123, no stock compensation expense had been recognized in Bionovo statement of operations as the exercise price of Bionovo stock options granted to employees and directors equaled the fair market value of the underlying stock at the date of grant. On January 1, 2006, Bionovo adopted SFAS 123(R) which requires the measurement and recognition of compensation expense for all share-based awards made to employees and directors, including employee stock options and employee stock purchases, based on estimated fair values. SFAS 123(R) supersedes Bionovo's previous accounting for share-based awards under APB 25 for periods beginning in 2006. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 ("SAB 107") relating to SFAS 123(R). Bionovo has applied the provisions of SAB 107 in its adoption of SFAS 123(R). Bionovo adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of the beginning of Bionovo's current year. Bionovo's financial statements as of and for the three and nine months ended September 30, 2006 reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, Bionovo's financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R).

Stock compensation expense recognized during the periods are based on the value of share-based awards that are expected to vest during the period. Stock compensation expense recognized in Bionovo's statement of operations for 2006 includes compensation expense related to share-based awards granted prior to January 1, 2006 that vested during the current period based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123. Stock compensation expense during the current period also includes compensation expense for the share-based awards granted subsequent to January 1, 2006 based on the grant date fair value estimated in accordance with the provisions of SFAS123(R). As stock compensation expense recognized in the statement of operations is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In the Bionovo's pro forma information required under SFAS 123 for the periods prior to 2006, forfeitures were estimated and factored into the expected term of the options.

Bionovo's determination of estimated fair value of share-based awards utilizes the Black-Scholes option-pricing model. The Black-Scholes model is affected by Bionovo's stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, Bionovo's expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors.

SFAS 123(R) requires the calculation of the beginning balance of the pool of excess tax benefits (additional paid in capital pool or "APIC pool") available to absorb tax deficiencies recognized subsequent to its adoption. SFAS 123(R) states that this beginning APIC pool shall include the net excess tax benefits that would have arisen had the company adopted the original Statement 123. FASB Staff Position ("FSP") 123(R)-3 provides a simplified method for determining this APIC pool, which Bionovo may elect to adopt up to one year from its initial adoption of SFAS 123(R). Bionovo has not yet determined whether to elect the simplified method for determining its APIC pool as provided in FSP No. 123(R)-3.

NET LOSS PER SHARE

Basic net income (loss) per share is computed using the weighted average number of outstanding shares of common stock and diluted net income (loss) per share is computed using the weighted average number of outstanding shares of common stock and dilutive potential common shares during the period. Potential common shares that are anti-dilutive are excluded from the computation of diluted net income
(loss) per share.

Statement of Financial Accounting Standards No. 128, "Earnings per Share," requires that employee equity share options, nonvested shares and similar equity instruments granted by Bionovo be treated as potential common shares outstanding in computing diluted earnings per share. Diluted shares outstanding include the dilutive effect of in-the-money options which is calculated based on the average share price for each fiscal period using the treasury stock method. Under the treasury stock method, the amount the employee must pay for exercising stock options, the amount of compensation cost for future service that Bionovo has not yet recognized, and the amount of benefits that would be recorded in additional paid-in capital when the award becomes deductible are assumed to be used to repurchase shares.

The potential shares, which are excluded from the determination of basic and diluted net loss per share as their effect is anti-dilutive, are as follows:



                                                  Period ended September 30
                                                  -------------------------
                                                       2006        2005
                                                    ---------   ----------
Options to purchase common stock                    2,952,254    1,637,254
Options to purchase common stock - Outside plan       103,212      103,212
Warrants to purchase common stock                   4,978,598    9,919,416
                                                    ---------   ----------
Potential equivalent shares excluded                8,034,064   11,659,882



Intangible assets - Patent Costs:

Intangible assets consist of patent licensing costs incurred to date. The Company is amortizing the patent cost incurred to date, over a 15 year period. If the patents are not awarded, the costs related to those patents will be expensed in the period that determination is made. The Company has capitalized $59,024 in patent licensing costs as of September 30, 2006. Amortization expense charged to operations for the three months ended September 30, 2006 and 2005 was $1,137 and $0, respectively. Amortization expense charged to operations for the nine months ended September 30, 2006 and 2005 was $2,970 and $0, respectively.

Comprehensive Loss:

Comprehensive loss consists of net loss and other gains and losses affecting shareholders' equity that, under generally accepted accounting principles, are excluded from net loss in accordance with Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." The Company, however, does not have any components of other comprehensive loss as defined by SFAS No. 130 and therefore, for the three and nine months ended September 30, 2006 and 2005, comprehensive loss is equivalent to the Company's reported net loss. Accordingly, a separate statement of comprehensive loss is not presented.

RECENT ACCOUNTING PRONOUNCEMENTS:

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments--an amendment of FASB Statements No. 133 and 140. Companies are required to apply Statement 155 as of the first annual reporting period that begins after September 15, 2006. The Company does not believe adoption of SFAS No. 155 will have a material effect on its unaudited condensed consolidated financial position, results of operations or cash flows.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets--an amendment of FASB Statement No. 140. Companies are required to apply Statement 156 as of the first annual reporting period that begins after September 15, 2006. The Company does not believe adoption of SFAS No. 156 will have a material effect on its unaudited condensed consolidated financial position, results of operations or cash flows.

In June 2006, the FASB issued Interpretation No.48, "Accounting for Uncertainty in Income Taxes -- An Interpretation of FASB Statement No. 109", (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, "Accounting for Income Taxes". FIN 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return that results in a tax benefit. Additionally, FIN 48 provides guidance on de-recognition, statement of operations classification of interest and penalties, accounting in interim periods, disclosure, and transition. This interpretation is effective for fiscal years beginning after December 15, 2006. We are currently evaluating the effect that the application of FIN 48 will have on our consolidated results of operations and financial condition.

In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108 (SAB
108), "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements," which addresses how uncorrected errors in previous years should be considered when quantifying errors in current-year financial statements. SAB 108 requires companies to consider the effect of all carry over and reversing effects of prior-year misstatements when quantifying errors in current-year financial statements and the related financial statement disclosures. SAB 108 must be applied to annual financial statements for the first fiscal year ending after November 15, 2006. We are currently assessing the impact of adopting SAB 108 but do not expect that it will have a material impact on our financial condition or results of operations.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, "Fair Value Measurement", (FAS 157). This Standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. We have not determined the effect that the adoption of FAS 157 will have on our consolidated results of operations, financial condition or cash flows.

On September 29, 2006, the FASB issued SFAS No.158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans--an amendment of FASB Statements No. 87, 88, 106, and 132(R)." SFAS No. 158 requires an entity to recognize in its statement of financial position the overfunded or underfunded status of a defined benefit postretirement plan measured as the difference between the fair value of plan assets and the benefit obligation. An entity will be required to recognize as a component of other comprehensive income, net of tax, the actuarial gains and losses and the prior service costs and credits that arise pursuant to FASB Statements No. 87, "Employers' Accounting for Pensions" and No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Furthermore, SFAS No. 158 requires that an entity use a plan measurement date that is the same as its fiscal year-end. An entity will be required to disclose additional information in the notes to financial statements about certain effects on net periodic benefit cost in the upcoming fiscal year that arise from delayed recognition of the actuarial gains and losses and the prior service costs and credits. The requirement to recognize the funded status of a defined benefit postretirement plan and the related disclosure requirements is effective for fiscal years ending after December 15, 2006. The requirement to change the measurement date to the year-end reporting date is for fiscal years ending after December 15, 2008. We do not anticipate this statement will have any impact on our results of operations or financial condition.

NOTE 2. LIQUIDITY:

The Company has sustained recurring losses and negative cash flows from operations. Historically, the Company's growth has been funded through a combination of private equity, debt, and lease financing. As of September 30, 2006, the Company had approximately $4,197,710 of unrestricted cash and $483,499 in short-term securities. During the three and nine months ended September 30, 2006, the Company obtained additional financing through the exercise of warrants. The Company believes that, as a result of this, it currently has sufficient cash and financing commitments to meet its funding requirements over the next year. However, the Company has experienced and continues to experience negative operating margins and negative cash flows from operations, as well as an ongoing requirement for substantial additional capital investment.

For the three and nine month periods ended September 30, 2006, revenues of $3,750 and $11,250 respectively, were from a license agreement. The Company has no significant operating history and, from February 1, 2002, (inception) to September 30, 2006, has generated a net loss of $7,909,803. The accompanying financial statements for the three and nine month periods ended September 30, 2006, have been prepared assuming the Company will continue as a going concern. During 2006, management intends to seek additional debt and/or equity financing to fund future operations and to provide additional working capital. However, there is no assurance that such financing will be consummated or obtained in sufficient amounts necessary to meet the Company's needs.

The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

NOTE 3. SHARE-BASED COMPENSATION

The Company adopted SFAS 123R on January 1, 2006 under the modified prospective method; as such, prior periods do not include share-based compensation expense related to SFAS 123R. The modified prospective method requires the application of SFAS 123R to new awards and to awards modified, repurchased, or cancelled after the effective date. Additionally, compensation cost for the portion of outstanding awards for which service has not been rendered (such as unvested options) that are outstanding as of the date of adoption are recognized as the remaining services are rendered. The Company recognizes the fair value of stock-based compensation awards in cost of processing and services expense and selling, general and administrative expense in the condensed consolidated statement of income on a straight line basis over the vesting period.

The Company's stock-based compensation primarily consists of the following:

Stock Options: The Company generally grants stock options to employees and directors at exercise prices equal to the fair market value of the Company's stock at the dates of grant. Stock options are typically granted throughout the year, generally vest two years thereafter and expire 10 years from the date of the award. The Company recognizes compensation expense for the fair value of the stock options over the requisite service period for each separate vesting portion of the stock option award.

Restricted Stock: The Company awards shares of stock to employees and directors and consultants that are restricted. During the period of restriction, the holder of restricted stock has voting rights and is entitled to receive all distributions including dividends paid with respect to the stock. The Company recognizes stock compensation expense relating to the issuance of restricted stock based on the market price on the date of award over the period during which the restrictions expire, which is generally one year from the date of grant, on a straight-line basis. All restricted stock are approved by the Company's Board of Directors.

General Option Information

The following is a summary of changes to outstanding stock options during the three and nine months ended September 30, 2006:



                                                                        Weighted
                                                        Weighted     Average
                                            Number of    Average    Remaining     Aggregate
                                              Share     Exercise   Contractual    Intrinsic
                                             Options      Price        Term         Value
                                            ---------   --------   -----------   ----------
Outstanding at December 31, 2005            2,772,254     $0.69        8.94      $1,836,474
  Granted                                     200,000      1.60        9.75         260,000
  Exercised                                        --        --          --              --
  Forfeited or expired                         20,000     $0.90        9.50          26,000
                                            ---------     -----        ----      ----------
Outstanding at September 30, 2006           2,952,254     $0.74        8.43      $3,972,106
                                            ---------     -----        ----      ----------
Vested and expected to vest
  at September 30, 2006                     2,952,254     $0.74        8.43      $3,972,106
                                            ---------     -----        ----      ----------
Options exercisable at September 30, 2006   1,671,466     $0.50        7.60      $2,038,730
                                            ---------     -----        ----      ----------



At September 30, 2006, there were 3,609,334 shares available for grant under the employee stock option plan.

The table below presents information related to stock option activity for the three and nine month period ended September 30, 2006 and 2005 (in thousands):



                                         Three months ended   Nine months ended
                                            September 30         September 30
                                         ------------------   -----------------
                                            2006   2005          2006   2005
                                            ----   ----          ----   ----
Total intrinsic value of stock options
  exercised                                  $--    $--           $--    $--
Cash received from stock option
  exercises                                  $--    $--           $--    $--
Gross income tax benefit from the
  exercise of stock options                  $--    $--           $--    $--



The aggregate intrinsic value of $3,972,106 as of September 30, 2006 is based on Bionovo's closing stock price of $1.30 on that date and represents the total pretax intrinsic value, which would have been received by the option holders had all option holders exercised their options as of that date. The total intrinsic value of options exercised during the three months ended September 30, 2006 was nil as no options were exercised. The total number of in-the-money options exercisable as of September 30, 2006 was $2,038,730.

As of September 30, 2006, the total remaining unrecognized compensation cost related to non-vested stock options and restricted stock awards, net of forfeitures, was approximately $578,915. That cost is expected to be recognized over a weighted-average period of 1.25 years.

Valuation and Expense Information under SFAS 123(R)

The following table summarizes stock compensation expense related to employee stock options and employee stock based compensation under SFAS 123(R) for the three and nine months ended September 30, 2006 which was incurred as follows:



                                                     Three months    Nine months
                                                         ended         ended
                                                     September 30   September 30
                                                         2006           2006
                                                     ------------   ------------
Research and development                                $42,732       $185,807
General and administrative                               43,684        186,135
                                                     ------------   ------------
Stock compensation expense                               86,416        371,942
                                                     ============   ============

The weighted-average estimated fair value of employee stock options granted during the nine months ended September 30, 2006 and 2005 was $0 and $0.83 per share, respectively, using the Black-Scholes option pricing model, with the following weighted-average assumptions for grants:

The fair values of all stock options granted during the nine months ended September 30, 2006 and 2005 were estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:



                                                                    2006    2005
                                                                    ----   -----
Expected life (in years)                                              5       5
Average risk-free interest rate                                     6.0%    4.0%
Expected volatility                                                  56%     90%
Expected dividend yield                                               0%      0%
Expected forfeitures                                                  0%      0%



The expected term of employee stock options represents the period the stock options are expected to remain outstanding from date of grant and is based on the guidance of SAB No. 107, accordingly the period is the average of the vesting period and the term of the option. The risk-free interest rate is based on the U.S. treasury yield curve in effect as of the grant date. Expected volatility was determined using an average volatility of a peer group and the volatility of the Company's own stock. Management determined that utilizing only the volatility measured by the Company was not meaningful pursuant to limited stock trading activity and history.

The weighted-average estimated fair value of stock options granted (based on grant date) during the nine months ended September 30, 2006 and 2005 was $0 and $0.83 per share, respectively. For the nine months ended September 30, 2006 the Company granted stock options to employees and directors totaling 200,000 shares.

Prior to January 1, 2006, the Company accounted for its stock options, restricted stock and employee stock purchase plan in accordance with the intrinsic value provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under APB 25, the difference between the quoted market price as of the date of grant and the contractual purchase price of shares was recognized as compensation expense over the vesting period on a straight-line basis. The Company did not recognize compensation expense in its consolidated financial statements for stock options as the exercise price was not less than 100% of the fair value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and net income per share had the Company recognized compensation expense consistent with the fair value provisions of SFAS No. 123 "Accounting for Stock-Based Compensation" prior to the adoption of SFAS 123R:



                                                             Three months   Nine months
                                                                ended          ended
                                                             September 30   September 30
                                                                 2005           2005
                                                             ------------   ------------
(In thousands, except per share data) Net income (loss):
  As reported                                                 $7,560,230    $(5,830,018)
  Add: reported stock compensation expense - net of tax
  Less: fair value stock compensation expense - net of tax        (1,112)        (4,854)
                                                              ----------    -----------
  Pro forma                                                   $7,559,118    $(5,834,872)
                                                              ==========    ===========
Reported net income (loss) per share:
  Basic                                                       $     0.16    $     (0.15)
  Diluted
Pro forma net income (loss) per share:
  Basic                                                       $     0.16    $     (0.15)
  Diluted



For grants in 2005, the following assumptions were used: (i) no expected dividends; (ii) a risk-free interest rate of 4.0%; (iii) expected volatility 90.0%; and (iv) an expected life of the stated life of the option for options granted in 2005. The fair value was determined using the Black-Scholes option-pricing model.

The estimated fair value of grants of stock options and warrants to nonemployees of the Company is charged to expense, if applicable, in the financial statements. These options vest in the same manner as the employee options granted under each of the option plans as described above.

A summary of warrants for the three and nine months ended September 30, 2006 is as follows:



                                            Weighted
                                            Average
                                Number of   Exercise   Aggregate
                                 Shares       Price      Price
                                ---------   --------   ----------
Balance at December 31, 2003
Warrants granted                  556,123   $0.53952   $  300,039
Warrants exercised                     --         --           --
Warrants cancelled                     --         --           --
Warrants expired                       --         --           --
                                ---------   --------   ----------
Balance at December 31, 2004      556,123   $0.53952   $  300,039
                                =========   ========   ==========
                                       --         --           --
Warrants granted                9,363,401   $ 0.5959   $5,611,306
Warrants exercised                     --         --           --
Warrants cancelled                     --         --           --
Warrants expired                       --         --           --
                                ---------   --------   ----------
Balance at December 31, 2005    9,919,524   $ 0.5959   $5,911,288
                                =========   ========   ==========
Warrants granted                       --   $     --   $       --
Warrants exercised              3,065,255       0.28      864,671
Warrants cancelled                     --         --           --
Warrants expired                       --         --           --
                                ---------   --------   ----------
Balance at March 31, 2006       6,854,269   $   0.59   $4,044,019
                                =========   ========   ==========
Warrants granted                       --   $     --   $       --
Warrants exercised              1,725,671       0.73    1,258,023
Warrants cancelled                 62,500       0.75           --
Warrants expired                       --         --           --
                                ---------   --------   ----------
Balance at June 30, 2006        5,066,098   $   0.73   $3,718,634
                                =========   ========   ==========
Warrants granted                       --   $     --   $       --
Warrants exercised                 87,500       1.00   $   87,500
Warrants cancelled                     --         --           --
Warrants expired                       --         --           --
                                ---------   --------   ----------
Balance at September 30, 2006   4,978,598   $   1.00   $4,978,598
                                =========   ========   ==========



A summary of restricted stock awards for the three and nine months ended September 30, 2006 is as follows:



                                     Number of       Weighted
                                       Shares         Average
                                  (in thousands)   Exercise Price
                                  --------------   --------------
Outstanding, December 31, 2005
Granted                              100,000           $0.80
Forfeited                                 --              --
Exercised                                 --              --
                                     -------           -----
Outstanding, March 31, 2006          100,000           $0.80
                                     =======           =====
Vested at March 31, 2006              25,000           $0.80
                                     =======           =====
Granted                                   --              --
Forfeited                                 --              --
Exercised                                 --              --
                                     -------           -----
Outstanding, June 30, 2006           100,000           $0.80
                                     =======           =====
Vested at June 30, 2006               50,000           $0.80
                                     =======           =====
Granted                                   --              --
Forfeited                                 --              --
Exercised                                 --              --
                                     -------           -----
Outstanding, September 30, 2006      100,000           $0.80
                                     =======           =====
Vested at September 30, 2006          75,000           $0.80
                                     =======           =====

During the three and nine months ended September 30, 2006, all restricted stock awards were granted to non-employees.

NOTE 4. LICENSE AGREEMENT:

In 2003, the Company entered into a licensing and technology transfer agreement with a Taiwanese biotech corporation wherein the rights to certain technology restricted to a certain geographic region were transferred to the Taiwanese corporation for a period of 10 years, which will automatically renew for periods of 3 years, unless a 12-month written notice is given by either party to the agreement. The license agreement was for a one-time fee of $150,000 and future royalties based on a percentage of future sales. Additional fees may be earned by the Company in the future for additional clinical work.

NOTE 5. SIMPLIFIED EMPLOYEE PENSION PLAN:

The Company has a Simplified Employee Pension Plan (the "Plan"), which covers two officers of the Company. The Plan was established in 2004 and is administered by an outside administrator. In 2006, the Company created a 401(k) Plan ("Plan") to provide retirement and incidental benefits for its employees. Employees may contribute from 1% to 15% of their annual compensation to the Plan, limited to a maximum annual amount as set periodically by the Internal Revenue Service. Effective January 1, 2006, the Company will no longer contribute to the Simplified Employee Pension Plan.

NOTE 6. EQUITY:

In April and May 2005 the Company completed private placements selling 20,461,000 shares of common stock to accredited investors at a price of $0.50 per share. The Company received gross proceeds of $10,230,500. As part of the closing of the private placements the Company issued five-year warrants to purchase a total of 2,557,625 shares of common stock at an exercise price of $0.75 per share and 2,557,625 shares of common stock at an exercise price of $1.00 per share. The warrants are exercisable in whole or part until May 5, 2010.


In connection with the closing of the private placements, the Company issued five-year warrants placement agent warrants to Duncan Capital, LLC as partial compensation for acting as placement agent in the transaction. These placement agent warrants are exercisable in whole or in part, at an exercise price of $0.50 per share, before May 5, 2010 for up to 2,136,100 shares of common stock.


In connection with the closing of the private placements, on April 6, 2005, the convertible notes resulting from the September 30, 2004 bridge financing of $500,000 were converted into common stock at $0.36 per share or repaid. The aggregate principal amount of the convertible secured notes of $450,000 was converted into a total of 1,251,448 shares of common stock. The remaining $50,000 principal and applicable interest was repaid from the proceeds of the private placements described above.

In connection with the closing of the Merger on April 6, 2005, the Company issued five-year warrants to Duncan Capital, LLC as partial compensation for its advisory services relating to the merger. These reverse merger warrants are exercisable in whole or in part, at an exercise price of $0.01 per share, before April 6, 2010 for up to 1,979,630 shares of common stock. On March 15, 2006, Duncan Capital, LLC exercised the warrant for an aggregate amount of $19,796.30.

On March 17, 2006, the Company issued a call notice to all holders of the common stock purchase warrants ($0.75 exercise price) issued in the April 6, 2005 and May 5, 2005 private placements. Section 3(c) of the warrants permit the Company to call for cancellation all or a part of the unexercised portion of the warrants upon the occurrence of certain events. The events required are (i) an effective registration statement registering the resale of the shares of common stock underlying the warrants, (ii) the closing bid price of the common stock for each of the ten (10) consecutive trading days equals or exceeds $0.9375 and
(iii) the average daily trading volume of the common stock for such ten (10) days period equals or exceeds 100,000 shares. As of March 16, 2006, each of the foregoing events had occurred. The holders of these warrants had until April 10, 2006 to exercise all or a portion of the unexercised portion of such warrants, and any such warrants not so exercised will automatically be canceled on that date. As of March 31, 2006, warrant holders exercised warrants representing 1,085,625 shares, for which the Company received $844,687.50. As of April 10, 2006, warrant holders exercised warrants to purchase an additional 1,585,437 shares at exercise prices of $0.75 and $1.00, for which the Company received $1,202,594. Pursuant to warrants not being exercised by April 10, 2006, warrants representing 62,500 shares exercisable at $0.75 per share, were cancelled. Of the 2,671,062 exercised, warrants exercisable at $0.75 per share represented 2,495,125 shares, while warrants exercisable at $1.00 per share represented 175,937 shares. In June 2006, certain warrant holder's exercised common stock purchase warrants representing 140,234 shares, for which the Company received $55,429. In July 2006, certain warrant holder's exercised common stock purchase warrants representing 87,500 shares, for which the Company received $87,500.

Option Grants:

On July 3, 2006, the Board of Directors issued options for 200,000 shares of common stock to employees and directors with an exercise price of $1.60 (fair market value on July 3, 2006) of which two directors received option grants for 25,000 shares of common stock each.

NOTE 7. COMMITMENTS AND CONTINGENCIES:

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company's management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company's legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company's financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Merrill Lynch Bank USA has issued a Letter of Credit to the Company, in the approximate aggregate amount of $381,000, to secure the Company's lease of laboratory equipment. The Company collateralized the Letter of Credit with a cash deposit in the approximate amount of $381,000.

On May 5, 2006, the Company executed an amendment to the lease agreement for the office and lab occupied in Emeryville California. The lease agreement amendment adds an additional 6,135 square feet to the existing lab and office space. In addition, the amendment extends the original lease for an additional four years from the Completion Date, which was determined to be October 20, 2006. The Company is projected to pay an additional $18,600 per month for the additional lab and office space.

NOTE 8. SUBSEQUENT EVENTS:

None



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